Exhibit 10.3

CONFIDENTIAL TREATMENT REQUESTED

INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS

BEEN REQUESTED IS OMITTED AND NOTED WITH

“****”.

AN UNREDACTED VERSION OF THIS DOCUMENT

HAS ALSO BEEN PROVIDED TO THE

SECURITIES AND EXCHANGE COMMISSION.

CREDIT AGREEMENT

by and among

SIRVA, INC.

as Parent,

SIRVA WORLDWIDE, INC.,

NORTH AMERICAN VAN LINES, INC.,

ALLIED VAN LINES, INC.

and

SIRVA RELOCATION LLC

as Borrowers,

THE LENDERS THAT ARE SIGNATORIES HERETO

as the Lenders,

and

GOLDMAN SACHS BANK USA

as Agent

GOLDMAN SACHS BANK USA

WELLS FARGO BANK, NATIONAL ASSOCIATION

as

Joint Lead Arrangers and Joint Bookrunners

GOLDMAN SACHS BANK USA

as Syndication Agent

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Documentation Agent

Dated as of March 27, 2013

-ii-

4.14 Investment Company Act; Other Regulations	32
4.15 Subsidiaries	32
4.16 Environmental Matters	32
4.17 No Material Misstatements	33
4.18 Labor Matters	34
4.19 Insurance	34
4.20 Anti-Corruption Laws and PATRIOT Act	34
4.21 [Reserved]	34
4.22 OFAC Rule and Regulations	34
4.23 Eligible Accounts	34

5. AFFIRMATIVE COVENANTS	35

5.1 Financial Statements	35
5.2 Certificates; Other Information	36
5.3 Payment of Obligations	37
5.4 Conduct of Business and Maintenance of Existence	37
5.5 Maintenance of Property; Insurance	38
5.6 Inspection of Property; Books and Records; Discussions	39
5.7 Notices	39
5.8 Environmental Laws	40
5.9 After Acquired Real Property and Fixtures	41
5.10 New Subsidiaries; Further Security and Guarantees	42
5.11 Employee Relocation Business Entity	43
5.12 Disclosure Updates	43
5.13 Lender Meetings	43
5.14 Locations	44
5.15 Deposit Accounts; Hedging Obligations	44
5.16 Compliance with Assignment of Claims Act	44
5.17 Compliance with Laws	44
5.18 Reserved	44
5.19 Flood Zone	44
5.20 Intercompany Subordination Agreement	44

6. NEGATIVE COVENANTS	45

6.1 [Intentionally Omitted]	45
6.2 Limitation of Indebtedness	45
6.3 Limitation of Liens	48
6.4 Limitation on Guarantee Obligations	50
6.5 Limitation of Fundamental Changes	52
6.6 Limitation of Sale of Assets	52
6.7 Limitation on Loans and Dividends to Parent	54
6.8 [Intentionally Omitted]	56
6.9 Limitation on Investments, Loans and Advances	56
6.10 Limitations on Certain Acquisitions	58
6.11 Limitation on Transactions with Affiliates	59
6.12 Limitation on Sales and Leasebacks	60
6.13 [Intentionally Omitted]	61
6.14 Limitation on Changes in Fiscal Year	61
6.15 Limitation on Lines of Business; Creation of Subsidiaries	61
6.16 Limitation on Modifications of Tax Sharing Agreement	61
6.17 Use of Proceeds	61

-iii-

6.18 Covenants of Parent	62
6.19 Limitation on Negative Pledge Clauses	63
6.20 Clauses Restricting Subsidiary Distributions	63
6.21 Optional Payments of Term Loan Obligations and Modifications of Term Loan Obligations	64
6.22 Modifications of Organizational Documents	64
6.23 Change Name	64
6.24 Subsidiary Ownership; Joint Ventures	64
6.25 **** Receivables Debt	65

7. FINANCIAL COVENANTS	65

8. EVENTS OF DEFAULT	66

8.1 Events of Default	66
8.2 Equity Cure	68
8.3 Sponsor Guarantees	69

9. RIGHTS AND REMEDIES	69

9.1 Rights and Remedies	69
9.2 Remedies Cumulative	70

10. WAIVERS; INDEMNIFICATION	70

10.1 Demand; Protest; etc.	70
10.2 The Lender Group’s Liability for Collateral	70
10.3 Indemnification	70

11. NOTICES	71

12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER	72

13. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS	73

13.1 Assignments and Participations	73
13.2 Successors	76

14. AMENDMENTS; WAIVERS	76

14.1 Amendments and Waivers	76
14.2 Replacement of Certain Lenders	78
14.3 No Waivers; Cumulative Remedies	78

15. AGENT; THE LENDER GROUP	79

15.1 Appointment and Authorization of Agent	79
15.2 Delegation of Duties	79
15.3 Liability of Agent	80
15.4 Reliance by Agent	80
15.5 Notice of Default or Event of Default	80
15.6 Credit Decision	81
15.7 Costs and Expenses; Indemnification	81
15.8 Agent in Individual Capacity	89
15.9 Successor Agent	89
15.10 Lender in Individual Capacity	83
15.11 Collateral Matters	83
15.12 Restrictions on Actions by Lenders; Sharing of Payments	85
15.13 Agency for Perfection	85
15.14 Payments by Agent to the Lenders	85

-iv-

15.15 Concerning the Collateral and Related Loan Documents	86
15.16 Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	86
15.17 Several Obligations; No Liability	87
15.18 Joint Lead Arrangers, Joint Book Runners, Syndication Agent, and Documentation Agent	87

16. WITHHOLDING TAXES	87

17. GENERAL PROVISIONS	90

17.1 Effectiveness	90
17.2 Section Headings	91
17.3 Interpretation	91
17.4 Severability of Provisions	91
17.5 Bank Product Providers	91
17.6 Debtor-Creditor Relationship	92
17.7 Counterparts; Electronic Execution	92
17.8 Revival and Reinstatement of Obligations	92
17.9 Confidentiality	92
17.10 Lender Group Expenses	93
17.11 Survival	93
17.12 PATRIOT Act	94
17.13 Integration	94
17.14 SWI as Agent for Parent and Borrowers	94

-v-

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit B-2	Form of Bank Product Provider Letter Agreement
Exhibit B-3	Form of Advances/Continuation of Advances Notice
Exhibit C-1	Form of Compliance Certificate
Exhibit S-1	Form of Swing Loan Notice

Schedule A-1	Agent’s Account
Schedule A-2	Authorized Persons
Schedule B-1	Borrowing Base Companies
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule E-1	Existing Letters of Credit
Schedule S-1	Specified Intellectual Property
Schedule 1.1	Definitions
Schedule 3.1	Conditions Precedent
Schedule 3.6	Conditions Subsequent
Schedule 4.4	Necessary Consents
Schedule 4.6	Litigation
Schedule 4.8	Ownership of Properties
Schedule 4.9	Intellectual Property
Schedule 4.15	Subsidiaries
Schedule 5.2	Collateral Reporting
Schedule 5.14	Locations
Schedule 6.2(f)	Certain Indebtedness
Schedule 6.3(j)	Liens on Certain Indebtedness
Schedule 6.4(a)	Certain Guarantee Obligations
Schedule 6.9(c)	Certain Investments
Schedule 6.11(iv)	Affiliate Agreements
Appendix B	List of Competitors

-vi-

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), is entered into as of March 27, 2013, by and among the lenders identified on the signature pages hereof (each of such lenders, together with their respective successors and permitted assigns, are referred to hereinafter as a “Lender”, as that term is hereinafter further defined), GOLDMAN SACHS BANK USA, as administrative and collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), GOLDMAN SACHS BANK USA and WELLS FARGO BANK, NATIONAL ASSOCIATION, as joint lead arrangers (in such capacity, together with their successors and assigns in such capacity, the “Joint Lead Arrangers”), GOLDMAN SACHS BANK USA and WELLS FARGO BANK, NATIONAL ASSOCIATION, as joint book runners (in such capacity, together with their successors and assigns in such capacity, the “Joint Book Runners”), GOLDMAN SACHS BANK USA, as syndication agent (in such capacity, together with its successors and assigns in such capacity, the “Syndication Agent”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as documentation agent (in such capacity, together with its successors and assigns in such capacity, the “Documentation Agent”), SIRVA, INC., a Delaware corporation (“Parent”), SIRVA WORLDWIDE, INC., a Delaware corporation (“SWI”), NORTH AMERICAN VAN LINES, INC., a Delaware corporation (“NAVL”), ALLIED VAN LINES, INC., a Delaware corporation (“Allied”) and SIRVA RELOCATION LLC, a Delaware limited liability company (“SIRVA Relocation” and together with SWI, NAVL and Allied, are referred to hereinafter each individually as a “Borrower”, and collectively, jointly and severally, as the “Borrowers”).

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions.

Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2 Accounting Terms.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that, if any Borrower notifies Agent that such Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies any Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent, the Required Lenders and such Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and such Borrower after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto.

1.3 UCC.

Any terms used in this Agreement that are defined in the NY UCC shall be construed and defined as set forth in the NY UCC unless otherwise defined herein; provided, that, to the extent that the NY UCC is used to define any term herein and such term is defined differently in different Articles of the NY UCC, the definition of such term contained in Article 9 of the NY UCC shall govern.

1.4 Construction.

Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in full in cash or immediately available funds (or, (a) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, and (b) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization) of all of the Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid. Any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.

1.5 Schedules and Exhibits.

All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2. LOAN AND TERMS OF PAYMENT.

2.1 Revolver Advances.

(a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Revolver Commitment agrees (severally, not jointly or jointly and severally) to make revolving loans (“Advances”) to any Borrower in an amount at any one time outstanding not to exceed the lesser of:

(i) such Lender’s Revolver Commitment, or

(ii) such Lender’s Pro Rata Share of an amount equal to the lesser of:

(A) the Maximum Revolver Amount less the sum of (1) the Letter of Credit Usage at such time, plus (2) the principal amount of Swing Loans outstanding at such time, and

(B) the Borrowing Base at such time less the sum of (1) the Adjusted Letter of Credit Usage at such time, plus (2) the principal amount of Swing Loans outstanding at such time.

(b) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Advances, together with interest accrued thereon, shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(c) Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation) to establish, increase, reduce, eliminate, or otherwise adjust reserves from time to time against the Borrowing Base or the Maximum Revolver Amount in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate, including (i) reserves in an amount equal to the Bank Product Reserve Amount, (ii) reserves in an amount equal to the Refreshing Reserve, (iii) reserves in an amount equal to the Dilution Reserve, and (iv) reserves with respect to (A) sums that any Borrower is or its Subsidiaries are required to pay under any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay when due, and (B) amounts owing by any Borrower or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien which is a permitted purchase money Lien or the interest of a lessor under a Financing Lease), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral.

2.2 [Intentionally Omitted].

2.3 Borrowing Procedures and Settlements.

(a) Procedure for Borrowing. Each Borrowing shall be made by the delivery of a completed and executed Swing Loan Notice or a Borrowing/Conversion Notice by an Authorized Person and received by Agent as follows: (i) in the case of requests for a Swing Loan, delivery of a completed Swing Loan Notice by an Authorized Person to Agent no later than 2:00 p.m. (New York time) on the Business Day that is the requested Funding Date, (ii) in the case of requests for Base Rate Loans, delivery of a Borrowing/Conversion Notice no later than 1:00 p.m.(New York time) on the Business Day that is one (1) Business Day prior to the requested Funding Date, and (iii) in the case of requests for LIBOR Rate Loans, delivery of a Borrowing/Conversion Notice no later than 2:00 p.m. on the Business Day that is 3 Business Days prior to the requested Funding Date. In lieu of delivering the above-described Swing Loan Notice or a Borrowing/Conversion Notice in respect of Base Rate Loans, with respect to a such a Borrowing, an Authorized Person may give Agent telephonic notice (a voicemail message does not constitute telephonic notice) of such requested Borrowing by the required time set forth above; in such circumstances, Borrowers agree that such telephonic notice shall not be deemed a request for Borrowings, unless a completed and executed Swing Loan Notice or Borrowing/Conversion Notice in respect of Base Rate Loans, as the case may be is received by Agent no later than 4:00 p.m.(New York Time) of the same day as the telephonic request; failure of Administrative Borrower to provide such written Swing Loan Notice or Borrowing/Conversion Notice, as applicable shall be deemed a revocation of any telephonic request and Swing Lender or Lenders, as the case may, be shall have no obligation to fund the requested Borrowing.

(b) Making of Swing Loans. In the case of a request for an Advance and so long as either (i) the aggregate amount of Swing Loans made since the last Settlement Date, minus the amount of Collections or payments applied to Swing Loans since the last Settlement Date, plus the amount of the requested Advance does not exceed $20,000,000, or (ii) Swing Lender, in its sole discretion, shall agree to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender shall make an Advance in the amount of such requested Borrowing (any such Advance made solely by Swing Lender pursuant to this Section 2.3(b) being referred to as a “Swing Loan” and such Advances being referred to as “Swing Loans”) available to Borrowers on the Funding Date applicable thereto by transferring immediately available funds to the Designated Account. Anything contained herein to the contrary notwithstanding, the Swing Lender may, but shall not be obligated to, make Swing Loans at any time that one or more of the Lenders is a Defaulting Lender. Each Swing Loan shall be deemed to be an Advance hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other Advances, except that all payments on any Swing Loan shall be payable to Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived in accordance with the terms of this Agreement, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by Agent’s Liens, constitute Advances and Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

(c) Making of Loans.

(i) In the event that Swing Lender is not obligated to make a Swing Loan, then promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders, not later than 2:00 p.m. (New York time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than noon (New York time) on the Funding Date applicable thereto. After Agent’s receipt of the proceeds of such Advances, Agent shall make the proceeds thereof available to Borrowers on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, that, subject to the provisions of Section 2.3(d)(ii), Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii) Unless Agent receives notice from a Lender prior to 9:00 a.m. (New York time) on the date of a Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers on such date a corresponding amount. If any Lender shall not have made its full amount available to Agent in immediately available funds and if Agent in such circumstances has made available to Borrowers such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender’s Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Administrative Borrower of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s Account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing.

(d) Protective Advances and Optional Overadvances.

(i) Any contrary provision of this Agreement or any other Loan Document notwithstanding, Agent hereby is authorized by Borrowers and the Lenders, from time to time in Agent’s sole discretion, (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 3 are not satisfied or waived in accordance with the terms of this Agreement, to make Advances to, or for the benefit of, Borrowers on behalf of the Lenders that Agent, in its Permitted Discretion deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (any of the Advances described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”).

(ii) Any contrary provision of this Agreement or any other Loan Document notwithstanding, the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or thereby would be created, so long as (A) after giving effect to such Advances, the outstanding Adjusted Revolver Usage does not exceed the Borrowing Base by more than $10,000,000, and (B) after giving effect to such Advances, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount. In the event Agent obtains actual knowledge that the Adjusted Revolver Usage or Revolver Usage exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrowers to an amount permitted by the preceding sentence. In such circumstances, if any Lender with a Revolver Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. The foregoing provisions are meant for the benefit of the Lenders and Agent and are not meant for the benefit of Borrowers, which shall continue to be bound by the provisions of Section 2.5. Each Lender with a Revolver Commitment shall be obligated to settle with Agent as provided, that, in Section 2.3(e) (or Section 2.3(g), as applicable) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

(iii) Each Protective Advance and each Overadvance shall be deemed to be an Advance hereunder, except that no Protective Advance or Overadvance shall be eligible to be a LIBOR Rate Loan and, prior to Settlement therefor, all payments on the Protective Advances shall be payable to Agent solely for its own account. The Protective Advances and Overadvances shall be repayable upon written demand, secured by Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans. The ability of Agent to make Protective Advances is separate and distinct from its ability to make Overadvances and its ability to make Overadvances is separate and distinct from its ability to make Protective Advances. For the avoidance of doubt, the limitations on Agent’s ability to make Protective Advances do not apply to Overadvances and the limitations on Agent’s ability to make Overadvances do not apply to Protective Advances. The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrowers in any way.

(e) Settlement. It is agreed that each Lender’s funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Advances, the Swing Loans, and the Protective Advances shall take place on a periodic basis in accordance with the following provisions:

(i) Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Protective Advances, and (3) with respect to Loan Parties’ or their Subsidiaries’ Collections during a Covenant Testing Period or during a Cash Dominion Event or payments received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (New York time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing Loans, and Protective Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(g)): (y) if the amount of the Advances (including Swing Loans and Protective Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. (New York time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances), and (z) if the amount of the Advances (including Swing Loans and Protective Advances) made by a Lender is less than such Lender’s Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. (New York time) on the Settlement Date transfer in immediately available funds to Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Protective Advances and, together with the portion of such Swing Loans or Protective Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Advances of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii) In determining whether a Lender’s balance of the Advances, Swing Loans, and Protective Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances, Swing Loans, and Protective Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.

(iii) Between Settlement Dates, Agent, to the extent Protective Advances or Swing Loans are outstanding, may pay over to Agent or Swing Lender, as applicable, any Collections upon the occurrence and during the continuance of a Cash Dominion Event or payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to the Protective Advances or Swing Loans. Between Settlement Dates, Agent, to the extent no Protective Advances or Swing Loans are outstanding, may pay over to Swing Lender any Collections or payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender’s Pro Rata Share of the Advances. If, as of any Settlement Date, Collections upon the occurrence and during the continuance of a Cash Dominion Event or payments of Loan Parties or their Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders (other than a Defaulting Lender if Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding Advances of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Protective Advances, and each Lender (subject to the effect of agreements between Agent and individual Lenders) with respect to the Advances other than Swing Loans and Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

(iv) Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).

(f) Notation. Agent, as a non-fiduciary agent for Borrowers, shall maintain a register (the “Register”) showing the principal amount of the Commitments and Obligations held by each Lender, the Advances, owing to each Lender, including the Swing Loans owing to Swing Lender, and Protective Advances owing to Agent, and the interests therein of each Lender, from time to time and such Register shall, absent manifest error, conclusively be presumed to be correct and accurate. Agent shall update the Register to reflect any assignments under Section 13.1. It is the intent of the parties hereto that the Obligations and interests therein be in “registered form” for purposes of IRC Sections 163(f), 871(h) and 881(c), and this Section 2.3(f), Section 13.1, and Section 16, shall be interpreted and applied consistently with such purpose.

(g) Defaulting Lenders. Agent shall not be obligated to transfer to a Defaulting Lender any payments made by any Borrower to Agent for the Defaulting Lender’s benefit or any Collections or proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, repaid by the Defaulting Lender, (B) second, to the Issuing Lender, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, repaid by the

Defaulting Lender, (C) third, to each non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of an Advance (or other funding obligation) was funded by such other non-Defaulting Lender), (D) to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrowers as if such Defaulting Lender had made its portion of Advances (or other funding obligations) hereunder, and (E) from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (L) of Section 2.4(b)(ii). Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, that, the foregoing shall not apply to any of the matters governed by Section 14.1(a)(i) through (iii). The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which the non-Defaulting Lenders, Agent, and Borrowers shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder. The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrowers of their duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrowers, at their option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of the Letters of Credit); provided, that, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or any Borrower’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.

(h) Independent Obligations. All Advances (other than Swing Loans and Protective Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4 Payments; Reductions of Commitments; Prepayments.

(a) Payments by Borrowers.

(i) Except as otherwise expressly provided herein, all payments by any Borrower shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 2:00 p.m. (New York time) on the date specified herein. Any payment received by Agent later than 2:00 p.m. (New York time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii) Unless Agent receives notice from Administrative Borrower prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b) Apportionment and Application.

(i) So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account or for the separate account of the applicable Issuing Lender) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates. All payments to be made hereunder by Borrowers shall be remitted to Agent and all (subject to Section 2.4(b)(iv), Section 2.4(d), and Section 2.4(e)) such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing, to reduce the balance of the Advances outstanding and, thereafter, to Borrowers (to be wired to the Designated Account or such other deposit account designated by Administrative Borrower in writing and approved by Agent) or such other Person entitled thereto under applicable law.

(ii) At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:

(A) first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, until paid in full,

(B) second, to pay any fees or premiums then due to Agent under the Loan Documents until paid in full,

(C) third, to pay interest due in respect of all Protective Advances until paid in full,

(D) fourth, to pay the principal of all Protective Advances until paid in full,

(E) fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

(F) sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full,

(G) seventh, to pay interest accrued in respect of the Swing Loans until paid in full,

(H) eighth, to pay the principal of all Swing Loans until paid in full,

(I) ninth, ratably, to pay interest accrued in respect of the Advances (other than Protective Advances) until paid in full,

(J) tenth, ratably (i) to pay the principal of all Advances until paid in full, (ii) to Agent, to be held by Agent, for the benefit of Issuing Lender (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of the Issuing Lender, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to 105% of the Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A) hereof), and (iii) ratably, to the Bank Product Providers based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of Bank Product Obligations up to the amount of the Bank Product Reserve Amount, if any (including cash collateral to be held by Agent, for the ratable benefit of the Bank Product Providers, with respect to Bank Product Obligations not yet due and payable (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A) hereof),

(K) eleventh, to pay any other Obligations (other than Obligations owed to Defaulting Lenders and Bank Product Obligations in excess of the Bank Product Reserve Amount, if any),

(L) twelfth, ratably to the Bank Product Providers, the Bank Product Obligations in excess of the Bank Product Reserve Amount, if any,

(M) thirteenth, ratably to pay any Obligations owed to Defaulting Lenders; and

(N) fourteenth, to Borrowers (to be wired to the Designated Account or such other deposit account designated by Administrative Borrower in writing and approved by Agent) or such other Person entitled thereto under applicable law.

(iii) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).

(iv) In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(i) shall not apply to any payment made by any Borrower to Agent and specified by Administrative Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(v) For purposes of Section 2.4(b)(ii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation (other than contingent indemnification obligations for which no claim has been asserted), including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vi) In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.

(c) Reduction of Revolver Commitments. The Revolver Commitments shall terminate on the Maturity Date. Borrowers may reduce the Revolver Commitments to an amount (which may be zero) not less than the sum of (A) the Revolver Usage as of such date, plus (B) the principal amount of all Advances not yet made as to which a request has been given by Administrative Borrower under Section 2.3(a), plus (C) the amount of all Letters of Credit not yet issued as to which a request has been given by Administrative Borrower pursuant to Section 2.11(a). Each such reduction shall be in an amount which is not less than $5,000,000 (unless the Revolver Commitments are being reduced to zero and the amount of the Revolver Commitments in effect immediately prior to such reduction are less than $5,000,000), shall be made by providing not less than 7 Business Days prior written notice to Agent and shall be irrevocable. Once reduced, the Revolver Commitments may not be increased. Each such reduction of the Revolver Commitments shall reduce the Revolver Commitments of each Lender proportionately in accordance with its Pro Rata Share thereof.

(d) Optional Prepayments. Borrowers may prepay the principal of any Advance at any time in whole or in part.

(e) Mandatory Prepayments.

(i) Borrowing Base. If, at any time, (A) the Adjusted Revolver Usage on such date exceeds (B) the Borrowing Base (such excess being referred to as the “Borrowing Base Excess”), then Borrowers shall immediately prepay the Obligations in accordance with Section 2.4(f) in an aggregate amount equal to the Borrowing Base Excess.

(ii) Dispositions. Within 1 Business Day of the date of receipt by any Loan Party of the Net Cash Proceeds of any voluntary or involuntary sale or Disposition by any Subsidiaries of Parent of ABL Priority Collateral (other than (A) **** Accounts actually sold pursuant to the Permitted **** Accounts Purchase Program so long as no Cash Dominion Event has occurred and is continuing) and (B) ABL Priority Collateral sold or disposed of in accordance with Section 6.6(a)(xi)), such Loan Party shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f) in an amount equal to 100% of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or Dispositions.

(f) Application of Payments.

Each prepayment pursuant to Section 2.4(e) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Advances until paid in full (without a corresponding permanent reduction in the Maximum Revolver Amount), and second, to cash collateralize the Letters of Credit in an amount equal to 105% of the then extant Letter of Credit Usage, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii).

2.5 Overadvances.

If, at any time or for any reason, the amount of Obligations owed by Borrowers to the Lender Group pursuant to Section 2.1 or Section 2.11 is greater than any of the limitations set forth in Section 2.1 or Section 2.11, as applicable (an “Overadvance”), Borrowers shall immediately pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b). Borrowers promise to pay the Obligations (including principal, interest, fees, costs, and expenses) in full on the Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement.

2.6 Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

(a) Interest Rates. Except as provided in Section 2.6(c), all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows:

(i) if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the Applicable Margin for LIBOR Rate Loans, and

(ii) otherwise, at a per annum rate equal to the Base Rate plus the Applicable Margin for Base Rate Loans.

(b) Letter of Credit Fee. Borrowers shall pay Agent (for the ratable benefit of the Lenders with a Revolver Commitment, subject to any agreements between Agent and individual Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.11(e)) which shall accrue at a per annum rate equal to the equal to the Applicable Margin for LIBOR Rate Loans then in effect times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.

(c) Default Rate. Upon the occurrence and during the continuation of an Event of Default and at the election of Agent or the Required Lenders,

(i) all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable thereunder, and

(ii) the Letter of Credit fee provided for in Section 2.6(b) shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.

(d) Payment. Except to the extent provided to the contrary in Section 2.10 or Section 2.12(a), all interest shall be payable on the Interest Payment Date and all Letter of Credit fees shall be due and payable, in arrears, on the first Business Day of each quarter at any time that Obligations or Commitments are outstanding. All other fees payable hereunder or under any of the other Loan Documents, and all costs, expenses, and Lender Group Expenses payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first Business Day of each month. Each Borrower hereby authorizes Agent, from time to time without prior notice to such Borrower, to charge all interest, Letter of Credit fees, and all other fees payable hereunder or under any of the other Loan Documents (in each case, as and when due and payable), all costs, expenses, and Lender Group Expenses payable hereunder or under any of the other Loan Documents (in each case, as and when incurred), all charges, commissions, fees, and costs provided for in Section 2.11(e) (as and when accrued or incurred), all fees and costs provided for in Section 2.10 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products) to the Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans. Any interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement that are charged to the Loan Account shall thereafter constitute Advances hereunder and shall initially accrue interest at the rate then applicable to Advances that are Base Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement).

(e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year (except that interest with respect to Base Rate Loans shall be computed on the basis of a 365/366 day year), in each case, for the actual number of days elapsed in the period during which the interest or fees accrue. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Each Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7 Crediting Payments.

The receipt of any payment item by Agent shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent’s Account or unless and until such payment item is honored when presented for payment or such payment item is charged to the Loan Account. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account on a Business Day on or before 2:00 p.m. (New York time). If any payment item is received into Agent’s Account on a non-Business Day or after 2:00 p.m. (New York time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.8 Designated Account.

Agent is authorized to make the Advances, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Administrative Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrowers and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Administrative Borrower, any Advance or Swing Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the Designated Account.

2.9 Maintenance of Loan Account; Statements of Obligations.

Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with all Advances (including Protective Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrowers or for Borrowers’ account, the Letters of Credit issued by Issuing Lender for Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrowers or for any Borrower’s account. Agent shall render monthly statements regarding the Loan Account to Borrowers, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after receipt thereof by Borrowers, Borrowers shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.10 Fees.

Borrowers shall pay to Agent,

(a) for the account of Agent and the Documentation Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

(b) for the ratable account of the Lenders with Revolver Commitments, on the first day of each fiscal quarter from and after the Closing Date up to the first day of the fiscal quarter prior to the Payoff Date and on the Payoff Date, an unused line fee in an amount equal to the Commitment Fee Percentage times the result of (i) the aggregate amount of the Revolver Commitments, less (ii) the average Daily Balance of the Adjusted Revolver Usage during the immediately preceding fiscal quarter (or portion thereof).

2.11 Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, upon the request of Administrative Borrower made in accordance herewith, and prior to the Maturity Date, Issuing Lender agrees to issue a requested Letter of Credit for the account of Borrowers. By submitting a request to Issuing Lender for the issuance of a Letter of Credit, Borrowers shall be deemed to have requested that Issuing Lender issue the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be irrevocable and shall be made in writing by an Authorized Person and delivered to Issuing Lender (with a copy to Agent) via hand delivery, telefacsimile or other electronic method of transmission reasonably acceptable to Issuing Lender and payable in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to Issuing Lender and (i) shall specify (A)

the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Agent or Issuing Lender may reasonably request or require, Issuing Lender’s records of the content of any such request will be conclusive. Anything contained herein to the contrary notwithstanding, Issuing Lender may, but shall not be obligated to issue a Letter of Credit that supports the obligations of Borrowers or one of their Subsidiaries at any time that one or more of the Lenders is a Defaulting Lender. Issuing Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested issuance:

(iii) the Adjusted Letter of Credit Usage would exceed the Borrowing Base less the outstanding amount of Advances (inclusive of Swing Loans), or

(iv) the Letter of Credit Usage would exceed $30,000,000, or

(v) the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Advances (including Swing Loans).

(b) Additionally, Issuing Lender shall have no obligation to issue a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Lender from issuing such Letter of Credit, or any law applicable to Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Lender shall prohibit or request that Issuing Lender refrain from the issuance of letters of credit generally or such Letter of Credit in particular, or (B) the issuance of such Letter of Credit would violate one or more policies of Issuing Lender applicable to letters of credit generally, or (C) a Defaulting Lender exists.

(c) Any Issuing Lender (other than Goldman Sachs or any of its Affiliates) shall notify Agent in writing no later than the Business Day immediately following the Business Day on which such Issuing Lender issued any Letter of Credit; provided, that, (i) until Agent advises any such Issuing Lender that the provisions of Section 3.2 are not satisfied, or (ii) unless the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by Agent and such Issuing Lender, such Issuing Lender shall be required to so notify Agent in writing only once each week of the Letters of Credit issued by such Issuing Lender during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as Agent and such Issuing Lender may agree. Although Goldman Sachs and Wells Fargo are each Issuing Lenders on the date hereof, all Letters of Credit shall be issued by Wells Fargo, as Issuing Lender until such time as Administrative Borrower, Wells Fargo and Agent agree otherwise. Borrowers and the Lender Group hereby acknowledge and agree that all Existing Letters of Credit shall constitute Letters of Credit under this Agreement on and after the Closing Date with the same effect as if such Existing Letters of Credit were issued by Issuing Lender at the request of Borrowers on the Closing Date and that all obligations with respect thereto shall be Obligations. Each Letter of Credit shall be in form and substance reasonably acceptable to Issuing Lender, including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Lender makes a payment under a Letter of Credit, Borrowers shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be an Advance hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3) and, initially, shall bear interest at the rate then applicable to Advances that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be an Advance hereunder, Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to Issuing Lender shall be automatically converted into an obligation to pay the resulting Advance. Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.11(e) to reimburse Issuing Lender, then to such Lenders and Issuing Lender as their interests may appear.

(d) Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.11(d), each Lender agrees to fund its Pro Rata Share of any Advance deemed made pursuant to Section 2.11(d) on the same terms and conditions as if Borrowers had requested the amount thereof as an Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders. By the issuance of a Letter of Credit or (or an amendment, renewal, or extension of a Letter of Credit) and without any further action on the part of Issuing Lender or the Lenders, Issuing Lender shall be deemed to have granted to each Lender, and each Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Lender, in an amount equal to its Pro Rata Share of such Letter of Credit, and each such Lender agrees to pay to Agent, for the account of Issuing Lender, such Lender’s Pro Rata Share of any Letter of Credit Disbursement made by Issuing Lender under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of Issuing Lender, such Lender’s Pro Rata Share of each Letter of Credit Disbursement made by Issuing Lender and not reimbursed by Borrowers on the date due as provided in Section 2.11(d), or of any reimbursement payment that is required to be refunded (or that Agent or Issuing Lender elects, based upon the advice of counsel, to refund) to Borrowers for any reason. Each Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of Issuing Lender, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.11(d) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(e) Each Borrower agrees to indemnify, defend and hold harmless each member of the Lender Group (including Issuing Lender and its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including Issuing Lender, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any Letter of Credit Related Person (other than Taxes, which shall be governed by Section 16) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of this Agreement, any Letter of Credit, any Issuer Document, or any Drawing Document referred to in or related to any Letter of Credit, or any action or proceeding arising out of any of the foregoing (whether administrative, judicial or in connection with arbitration); in each case, including that resulting from the Letter of Credit Related Person’s own negligence; provided, however, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the bad faith, gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity (provided, however, that the indemnification in this clause (c) shall not extend to (i) disputes solely between or among the Lenders or (ii) disputes solely between or among the Lenders and their respective Affiliates; it being understood and agreed that the indemnification in this clause (c) shall extend to Agent and each Issuing Lender (but not the other Lenders) relative to disputes between or among Agent or any Issuing Lender on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any Taxes or any costs attributable to Taxes, which shall governed by Section 16). This indemnification provision shall survive termination of this Agreement and all Letters of Credit

(f) The liability of Issuing Lender (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrowers that are caused directly by Issuing Lender’s gross negligence or willful misconduct as finally determined in a final, non-appealable judgment entered by a court of competent jurisdiction in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining Drawing Documents presented under a Letter of Credit. Issuing Lender shall be deemed to have acted with due diligence and reasonable care if Issuing Lender’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement. Borrowers’ aggregate remedies against Issuing Lender and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by Borrowers to Issuing Lender in respect of the honored presentation in connection with such Letter of Credit under Section 2.11(d), plus interest at the rate then applicable to Base Rate Loans hereunder. Borrowers shall take action to avoid and mitigate the amount of any damages claimed against Issuing Lender or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by Borrowers under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by Borrowers as a result of the breach or alleged wrongful conduct complained of; and (y) the amount (if any) of the loss that would have been avoided had Borrowers taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Issuing Lender to effect a cure.

(g) Borrowers are responsible for preparing or approving the final text of the Letter of Credit as issued by each Issuing Lender, irrespective of any assistance such Issuing Lender may provide such as drafting or recommending text or by Issuing Lender’s use or refusal to use text submitted by Borrowers. Borrowers are solely responsible for the suitability of the Letter of Credit for Borrowers’ purposes. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, Issuing Lender, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if Borrowers do not at any time want such Letter of Credit to be renewed, Borrowers will so notify Agent and Issuing Lender at least 15 calendar days (or such lesser number of days as agreed to by such Issuing Lender in writing, in its sole discretion) before Issuing Lender is required to notify the beneficiary of such Letter of Credit or any advising bank of such nonrenewal pursuant to the terms of such Letter of Credit.

(h) Borrowers’ reimbursement and payment obligations under this Section 2.11 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, provided, however, that subject to Section 2.11(f) above, the foregoing shall not release Issuing Lender from such liability to Borrowers as may be finally determined to arise from Issuing Lender’s gross negligence or willful misconduct in a final, non-appealable judgment of a court of competent jurisdiction against Issuing Lender following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrowers to Issuing Lender arising under, or in connection with, this Section 2.11 or any Letter of Credit.

(i) Without limiting any other provision of this Agreement, Issuing Lender and each other Letter of Credit Related Person (if applicable) shall not be responsible to Borrowers for, and Issuing Lender’s rights and remedies against Borrowers and the obligation of Borrowers to reimburse Issuing Lender for each drawing under each Letter of Credit shall not be impaired by:

(i) honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

(ii) honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(iii) acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;

(iv) the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Issuing Lender’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);

(v) acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that Issuing Lender in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi) any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to Borrowers;

(vii) any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;

(viii) assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix) payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x) acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where Issuing Lender has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;

(xi) honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Issuing Lender if subsequently Issuing Lender or any court or other finder of fact determines such presentation should have been honored;

(xii) dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii) honor of a presentation that is subsequently determined by Issuing Lender to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

(j) Any and all issuance charges, usage charges, commissions, fees, and costs incurred by the Issuing Lender relating to Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and shall be reimbursable immediately by Borrowers to Agent for the account of the Issuing Lender; it being acknowledged and agreed by Borrowers that, as of the Closing Date, the usage charge imposed by the Wells Fargo as Issuing Lender is 0.25% per annum times the undrawn amount of each Letter of Credit, that such usage charge may be changed from time to time (provided, that, such usage charge shall not be greater than 0.50% without the prior approval, not to be unreasonably withheld or delayed, of Administrative Borrower on behalf of all Borrowers), and that Issuing Lender also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

(k) If by reason of (i) any Change in Law or (ii) compliance by Issuing Lender or any other member of the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(A) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or

(B) there shall be imposed on Issuing Lender or any other member of the Lender Group any other condition regarding any Letter of Credit,

and the result of the foregoing is to increase, directly or indirectly, the cost to Issuing Lender or any other member of the Lender Group of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrowers, and Borrowers shall pay within 30 days after written demand therefor, such amounts as Agent may specify to be necessary to compensate Issuing Lender or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, that (1) Borrowers shall not be required to provide any compensation pursuant to this Section 2.1l(k) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrowers, and (2) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section 2.1l(k), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(1) Unless otherwise expressly agreed by the applicable Issuing Lender and Borrowers when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP and the UCP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

(m) In the event of a direct conflict between the provisions of this Section 2.11 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.11 shall control and govern.

2.12 LIBOR Option.

(a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option, subject to Section 2.12(b) below (the “LIBOR Option”) to have interest on all or a portion of the Advances be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrowers properly have exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing Borrowers no longer shall have the option to request that Advances bear interest at a rate based upon the LIBOR Rate.

(b) LIBOR Election.

(i) Borrowers may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by delivering to Agent a completed Borrowing/Conversion Notice prior to 2:00 p.m. (New York time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of Borrowers’ election of the LIBOR Option for a permitted portion of the Advances and an Interest Period pursuant to this Section 2.12(b) shall be made by delivery to Agent of a Borrowing/Conversion Notice received by Agent before the LIBOR Deadline. Promptly upon its receipt of each such Borrowing/Conversion Notice, Agent shall provide a copy thereof to each of the affected Lenders.

(ii) Each Borrowing/Conversion Notice shall be irrevocable (other than as a result of any event or circumstance under Section 2.12(d)(ii)) and binding on each Borrower. In connection with each LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any Borrowing/Conversion Notice delivered pursuant hereto, other than as a result of any event or circumstance under Section 2.12(d)(ii) (such losses, costs, or expenses, “Funding Losses”). A certificate of Agent or a Lender delivered to Borrowers setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error. Borrowers shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate.

(iii) Borrowers shall have not more than 7 LIBOR Rate Loans in effect at any given time. Borrowers only may exercise the LIBOR Option for proposed LIBOR Rate Loans of at least $1,000,000.

(c) Conversion. Borrowers may convert LIBOR Rate Loans to Base Rate Loans at any time subject to the receipt by Agent of a completed Borrowing/Conversion Notice from an Authorized Person; provided, that, in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of proceeds of Borrowers’ and their Subsidiaries’ Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12 (b)(ii).

(d) Special Provisions Applicable to LIBOR Rate.

(i) The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law (other than changes in laws relative to Taxes, which shall be governed by Section 16) occurring subsequent to the commencement of the then applicable Interest Period, including changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (y) require such Lender to furnish to Borrowers a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).

(ii) In the event that any change in market conditions or any Change in Law, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.

2.13 Capital Requirements.

(a) If, after the date hereof, any Issuing Lender or Lender determines that (i) any Change in Law regarding capital or reserve requirements for banks or bank holding companies or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), in each case excluding laws or requirements with respect to Taxes or taxes excluded from the definition of Taxes, has the effect of reducing the return on such Issuing Lender’s or Lender’s or such holding company’s capital as a consequence of such Issuing Lender’s or Lender’s Commitments hereunder to a level below that which such Issuing Lender or Lender or such holding company could have achieved but for such Change in Law (taking into consideration such Issuing Lender’s or Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Issuing Lender or Lender to be material, then such Issuing Lender or Lender may notify Administrative Borrower and Agent thereof. Following receipt of such notice, Borrowers agree to pay such Issuing Lender or Lender upon written demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by such Issuing Lender or Lender of a statement in the amount and setting forth in reasonable detail such Issuing Lender’s or Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Issuing Lender or Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Issuing Lender or Lender to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of such Issuing Lender’s or Lender’s right to demand such compensation; provided, that, no Borrower shall be required to compensate an Issuing Lender or Lender pursuant to this Section 2.13 for any reductions in return incurred more than 180 days prior to the date that Issuing Bank or such Issuing Lender or Lender notifies Borrowers of such Change in Law giving rise to such reductions and of such Issuing Lender’s or Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the Change in Law that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If any Issuing Lender or Lender requests additional or increased costs referred to in Section 2.12(d)(i) or amounts under Section 2.13(a) or sends a notice under Section 2.12(d)(ii) relative to changed circumstances (any such Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.12(d)(i) or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining LIBOR Rate Loans and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers’ obligation to pay any future amounts to such Affected Lender pursuant to Section 2.12(d)(i) or Section 2.13(a), as applicable, or to enable Borrowers to obtain LIBOR Rate Loans, then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.12(d)(i) or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.12(d)(i) or Section 2.13(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain LIBOR Rate Loans, may seek a substitute Lender reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s Commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and Commitments, pursuant to an Assignment and Acceptance Agreement, and upon such purchase by the Replacement Lender, such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender shall cease to be a “Lender” for purposes of this Agreement.

(c) For purposes of Sections 2.11 and 2.13, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, orders, requests, guidelines or directives thereunder or issued in connection therewith shall be deemed to have been adopted and gone into effect after the date of this Agreement, regardless of the date enacted, adopted or issued, other than any final rules, regulations, orders, requests, guidelines or directives under the Dodd-Frank Wall Street Reform and Consumer Protection Act that the Lenders are required to comply with prior to the date of this Agreement; provided, that, no Borrower shall be required to compensate any Lender pursuant to this Section 2.13(c) for any increased costs incurred more than 180 days prior to the date that such Lender notifies Administrative Borrower of the event giving rise to such increased costs and of such Lender’s intention to claim compensation therefor; provided, that, if the event giving rise to such increased costs is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

2.14 Joint and Several Liability of Borrowers.

(a) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.14), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation until such time as all of the Obligations are paid in full.

(d) The Obligations of each Borrower under the provisions of this Section 2.14 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.14(d)) or any other circumstances whatsoever.

(e) Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Advances or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.14 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.14, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.14 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.14 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent or Lender.

(f) Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g) The provisions of this Section 2.14 are made for the benefit of Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, any Bank Product Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.14 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.14 will forthwith be reinstated in effect, as though such payment had not been made.

(h) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or any member of the Lender Group hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(i) Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.4(b).

2.15 Increase in Maximum Revolver Amount.

(a) Administrative Borrower may, at any time, deliver a written request to Agent to increase the Maximum Revolver Amount. Any such written request shall specify the amount of the increase in the Maximum Revolver Amount that Borrowers are requesting, provided, that, (i) in no event shall the aggregate amount of any such increase cause the Maximum Revolver Amount to exceed $65,000,000, (ii) such request shall be for an increase of not less than $5,000,000, (iii) any such request shall be deemed irrevocable (5) days after receipt by Agent, (iii) no Default or Event of Default shall exist or have occurred and be continuing and (iv) all Advances (and all interest, fees (excluding upfront fees) and other amounts payable thereon), made pursuant to such increase shall be entitled to the benefits of the guarantees and security provided under the Loan Documents to the other Obligations on a pari passu basis. In no event shall the fees (including upfront fees), interest rate and other compensation offered or paid in respect of additional commitments or increase in commitments have higher rates than the amounts paid and payable to the then existing Lenders in respect of their commitments and the terms and conditions applicable to the increase shall be the same as for the rest of the Credit Facility.

(b) Upon the receipt by Agent of any such written request, Agent shall notify each of the Lenders of such request and each Lender shall have the option (but not the obligation) to increase the amount of its Commitment by an amount up to its Pro Rata Share of the amount of the increase thereof requested by Borrower as set forth in the notice from Agent to such Lender. Each Lender shall notify Agent within 15 days after the receipt of such notice from Agent whether it is willing to so increase its Commitment, and if so, the amount of such increase; provided, that, no Lender shall be obligated to provide such increase in its Commitment and the determination to increase the Commitment of a Lender shall be within the sole and absolute discretion of such Lender. If the aggregate amount of the increases in the Commitments received from the Lenders does not equal or exceed the amount of the increase in the Maximum Revolver Amount requested by Administrative Borrower, Agent at the request of Administrative Borrower may seek additional increases from Lenders or Commitments from such Eligible Transferees after consultation with Borrower.

(c) The Maximum Revolver Amount shall be increased by the amount of the increase in the applicable Commitments from Lenders or new Commitments from Eligible Transferees, in each case selected in accordance with Section 2.15(b) above, for which Agent has received Assignment and Acceptances 30 days after the date of the request by Borrower for the increase or such earlier date as Agent and Borrower may agree (but subject to the satisfaction of the conditions set forth below), whether or not the aggregate amount of the increase in Commitments and new Commitments, as the case may be, equal or exceed the amount of the increase in the Maximum Revolver Amount requested by Borrower in accordance with the terms hereof, effective on the date that each of the following conditions have been satisfied:

(i) Agent shall have received from each Lender or Eligible Transferee that is providing an additional Commitment as part of the increase in the Maximum Revolver Amount, an Assignment and Acceptance duly executed by such Lender or Eligible Transferee and Borrower, provided, that, the aggregate Commitments set forth in such Assignment and Acceptance(s) shall be not less than $5,000,000 unless the Commitments available to be transferred are an amount less than $5,000,000 in which case the aggregate Commitments set forth in such Assignment and Acceptance(s) shall be that lesser amount;

(ii) after giving pro forma effect to such increase in the Revolver Commitments, Borrowers shall be in compliance with the financial covenants set forth in Section 7, as calculated notwithstanding the existence of a Covenant Testing Period,

(iii) the Maximum Revolver Amount after giving effect to any such Revolver Increase shall not exceed the maximum amount of the indebtedness permitted under the terms of the Term Loan Agreement,

(iv) the conditions precedent to the making of Advances set forth in Section 3.2 shall be satisfied as of the date of the increase in the Maximum Revolver Amount, both before and after giving effect to such increase;

(v) such increase in the Maximum Revolver Amount, on the date of the effectiveness thereof, shall not violate any applicable law, regulation or order or decree of any court or other Governmental Authority and shall not be enjoined, temporarily, preliminarily or permanently;

(vi) there shall have been paid to each Lender and Eligible Transferee providing an additional Commitment in connection with such increase in the Maximum Revolver Amount all fees and expenses due and payable to such Person on or before the effectiveness of such increase; and.

(vii) there shall have been paid to Agent all reasonable and documented or invoiced out-of-pocket fees and expenses (including reasonable and documented or invoiced out of pocket fees and expenses of counsel) due and payable pursuant to the terms of Section 15.7 on or before the effectiveness of such increase.

(d) As of the effective date of any such increase in the Maximum Revolver Amount, each reference to the term Commitments and Maximum Revolver Amount herein, as applicable, and in any of the other Loan Documents shall be deemed amended to mean the amount of the Commitments and Maximum Revolver Amount specified in the most recent written notice from Agent to Administrative Borrower of the increase in the Commitments and Maximum Revolver Amount, as applicable.

3. CONDITIONS; TERM OF AGREEMENT.

3.1 Conditions Precedent to the Initial Extension of Credit.

The obligation of each Lender to make its initial extension of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extension of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).

3.2 Conditions Precedent to all Extensions of Credit.

The obligation of the Lender Group (or any member thereof) to make any Advances hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

(a) the representations and warranties of Parent, each Borrower or their Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or Material Adverse Change in the text thereof and except with respect to information that is set forth in a schedule that is updated pursuant to Section 5.12 (provided, that, such information shall be true, correct and complete in all material respects as of the most recent date such schedule was required to be delivered pursuant to Section 5.12)) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(b) in the event that the Maximum Revolver Amount is in excess of $50,000,000, after giving effect to the requested Advance or other extension of credit hereunder, Borrower shall be in compliance with Section 7.2(p) of the Term Loan Agreement, and

(c) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.

3.3 Maturity.

This Agreement shall continue in full force and effect for a term ending on the Maturity Date. The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice to Administrative Borrower upon the occurrence and during the continuation of an Event of Default.

3.4 Effect of Maturity.

On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitments have been terminated. When all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.

3.5 Early Termination by Borrowers.

Borrowers have the option, at any time upon 7 Business Days prior written notice to Agent, to terminate this Agreement and terminate the Commitments hereunder by repaying to Agent all of the Obligations in full.

3.6 Conditions Subsequent.

The obligation of the Lender Group (or any member thereof) to continue to make Advances (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto (as such date may be extended by Agent in its reasonable discretion), of the conditions subsequent set forth on Schedule 3.6 (the failure by Borrowers to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof, shall constitute an Event of Default).

4. REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Borrower makes the following representations and warranties to the Lender Group (and Parent makes the representations and warranties set forth in Sections 4.1(a) and (b), 4.3, 4.4, 4.5, 4.17, 4.20, and 4.22) which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof and except with respect to information that is set forth in a schedule that is updated pursuant to Section 5.12 (provided, that, such information shall be true, correct and complete in all material respects as of the most recent date such schedule was required to be delivered pursuant to Section 5.12)), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof and except with respect to information that is set forth in a schedule that is updated pursuant to Section 5.12 (provided, that, such information shall be true, correct and complete in all material respects as of the most recent date such schedule was required to be delivered pursuant to Section 5.12)), as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1 Financial Condition.

(a) The audited consolidated balance sheets of each of Parent and Administrative Borrower as of December 31, 2010, December 31, 2011, and December 31, 2012 and the audited consolidated statements of income and cash flows of each of Parent and Administrative Borrower for the fiscal periods ended on such dates, reported on by and accompanied by unqualified reports from, Ernst & Young LLP, present fairly, in all material respects, the consolidated financial condition as at such date, and the consolidated results of operations and consolidated cash flows for the respective fiscal periods then ended, of Parent and its consolidated Subsidiaries and of Administrative Borrower and its consolidated Subsidiaries, as applicable. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except as approved by a Responsible Officer of Administrative Borrower or Parent, as applicable, and disclosed in any such schedules and notes, and subject to the omission of notes from such unaudited financial statements).

(b) The pro forma balance sheet of Parent and its consolidated Subsidiaries (“Parent’s Pro Forma Balance Sheet”) and of Administrative Borrower and its consolidated Subsidiaries (the “Administrative Borrower’s Pro Forma Balance Sheet”, and together with Parent’s Pro Forma Balance Sheet, the “Pro Forma Balance Sheets”), a copy of which has heretofore been furnished to each Lender, are the balance sheets of Parent and its consolidated Subsidiaries and Administrative Borrower and its consolidated Subsidiaries, in each case, as of December 31, 2012, adjusted to give effect (as if such events had occurred on such date) to (i) the making of the Advances and issuances of Letters of Credit to be made on the Closing Date and the application of the proceeds thereof as contemplated hereby, and (ii) the payment/credit of actual or estimated fees, expenses, financing costs and tax payments/credits related to the Transactions.

4.2 No Change; Solvent.

Since December 31, 2012, (a) there has been no development or event relating to or affecting any Loan Party which has had or could be reasonably expected to have a Material Adverse Change (after giving effect to the Transactions), and (b) no dividends or other distributions have been declared, paid or made upon the Stock of Administrative Borrower, nor has any of the Stock of Administrative Borrower been redeemed, retired, purchased or otherwise acquired for value by Parent or Administrative Borrower or any of their respective Subsidiaries. The Loan Parties, taken as a whole, are Solvent.

4.3 Corporate Existence; Compliance with Law.

Each of Parent and each Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right could not be reasonably expected to have a Material Adverse Change, (c) is duly qualified as a foreign corporation or limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing could not be reasonably expected to have a Material Adverse Change, and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Change.

4.4 Corporate Power; Authorization; Enforceable Obligations.

Parent and each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of Borrowers, to obtain Advances and Letters of Credit hereunder, and each such Person has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party, and consummate the Transactions and, in the case of Borrowers, to authorize the extensions of Advances and issuances of Letters of Credit to it, if any, on the terms and conditions of this Agreement and the other Loan Documents. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Loan Party in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents to which it is a party or, in the case of Borrowers, with respect to the extensions of Advances and issuances of Letters of Credit to it, if any, hereunder, except for (a) consents, authorizations, notices and filings described in Schedule 4.4, all of which have been obtained or made prior to the Closing Date, (b) filings pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.), in respect of Accounts and contracts of the Borrowing Base Companies, the obligor in respect of which is the United States of America or any department, agency or instrumentality thereof and (c) consents, authorizations, notices and filings which the failure to obtain or make could not reasonably be expected to have a Material Adverse Change. This Agreement has been duly executed and delivered by Parent and each Borrower, and each other Loan Document to which Parent and each Loan Party is a party has been or will be duly executed and delivered on behalf of such Person. This Agreement constitutes a legal, valid and binding obligation of each Borrower, each other Loan Document to which Parent or any Loan Party is a party as executed and delivered does constitute, or when executed and delivered will constitute, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law.

4.5 No Legal Bar.

The execution, delivery and performance of the Loan Documents by Parent and each Loan Party, the extensions of Advances and issuances of Letters of Credit hereunder and the use of the proceeds thereof (a) will not violate the Governing Documents of Parent or any Loan Party, (b) will not violate any other Requirement of Law or any Contractual Obligation in any respect that could reasonably be expected to have a Material Adverse Change and (c) will not result in, or require, the creation or imposition of any Lien (other than Liens created hereunder) on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

4.6 Litigation.

No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Borrower, threatened by or against any Loan Party or against any of their respective properties, revenues or Subsidiaries which could be reasonably expected to have a Material Adverse Change. As of the Closing Date, Schedule 4.6 sets forth all litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Borrower, threatened by or against any Loan Party or against any of their respective properties, revenues or Subsidiaries with asserted liabilities either (a) which amount involved (not covered by insurance) is greater than $2,000,000 or (b) related to any of the Loan Documents or any of the transactions contemplated hereby or thereby.

4.7 No Default.

Neither Administrative Borrower nor any of its Subsidiaries is in violation of any Requirement of Law or is in default under or with respect to any of its Contractual Obligations in any respect which could be reasonably expected to have a Material Adverse Change. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens.

Each of Administrative Borrower and its Domestic Subsidiaries has good record and marketable title in fee simple to, or a valid leasehold interest in, all its real property that, with respect to owned real property, has a purchase price or a Fair Market Value of at least $1,000,000 and with respect to leased real property, has an annual base rental rate of at least $1,000,000 (excluding, in each case, any residential real estate acquired by SIRVA Relocation, SIRVA Global Relocation, SIRVA Relocation Canada ULC, SWI and SIRVA Relocation Properties as part of any of their Employee Relocation Business (“Residential Properties”)), good title to all its Accounts and good title to, or a valid leasehold interest in, all its other material property (excluding Residential Properties), and none of such property is subject to any Lien, except for Permitted Liens. Other than Residential Properties, the properties listed on Part I of Schedule 4.8 (as updated from time to time pursuant to Section 5.12) constitute all the Material Real Property as of the Closing Date and the properties listed on Part II of Schedule 4.8 constitute all of the United States real properties leased by the Administrative Borrower and its Domestic Subsidiaries as of the Closing Date with an annual base rental rate of at least $1,000,000.

4.9 Intellectual Property.

Except as would not, individually or in the aggregate, have a Material Adverse Change, each of Administrative Borrower and its Subsidiaries owns, or has the legal right to use, all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, (i) patents (including all reissues thereof), patent licenses, patent applications (including all divisions, continuations and extensions thereof); (ii) trademarks, service marks, trade names, logos, Internet domain names, and any applications for registration of any of the foregoing, trademark licenses and service mark licenses, together with all goodwill associated with each of the foregoing items within this clause (ii); (iii) copyrights and any registrations and applications for registration therefor, copyright licenses; and (iv) technology, trade secrets, confidential information, know-how, and processes material (the “Intellectual Property”) for each of them to conduct their business as currently conducted free and clear of all Liens other than Permitted Liens. Set forth on Schedule 4.9 (as updated from time to time pursuant to Section 5.12) is a true and complete list of all registered Intellectual Property. Except as could not reasonably be expected to have a Material Adverse Change, all such Intellectual Property owned and used by Administrative Borrower and its Subsidiaries in the conduct of their business as currently conducted remains in full force and effect and is valid and enforceable and all registrations and applications for such Intellectual Property have not expired or been abandoned. No claim, suit, action or proceeding has been asserted or is pending or threatened in writing by any Person challenging or questioning the ownership or use of any such Intellectual Property owned by Administrative Borrower or any of its Subsidiaries or the validity or effectiveness or asserting the misappropriation, infringement or other violation of any such Intellectual Property, nor does Administrative Borrower know of any valid basis for any such claim, and, to the knowledge of Administrative Borrower, the use of such Intellectual Property by Administrative Borrower and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any Person, except for such claims and infringements which, in the aggregate, would not be reasonably expected to have a Material Adverse Change.

4.10 Taxes.

Administrative Borrower, each of its Subsidiaries and each other Loan Party has filed or caused to be filed all United States federal income tax returns and all other material tax returns which are required to be filed and all such tax returns are correct in all material respects and has paid (a) all taxes shown to be due and payable on such returns and (b) all taxes due and payable on any assessments of which it has received notice made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any (i) taxes, fees or other charges with respect to which the failure to pay, in the aggregate, would not have a Material Adverse Change or (ii) taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of Administrative Borrower, its Subsidiaries or such other Loan Party, as the case may be); and no tax Lien has been filed, and no claim is being asserted, with respect to any such tax, fee or other charge.

4.11 Federal Regulations.

No part of the proceeds of any Advances or Letters of Credit will be used for any purpose which violates the provisions of the regulations of the Board of Governors of the Federal Reserve System, including without limitation, Regulation T, Regulation U or Regulation X of the Board. If requested by any Lender or Agent, Administrative Borrower will furnish to Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-l, referred to in said Regulation U.

4.12 ERISA.

Except as could, either individually or in the aggregate, not have or are not reasonably likely to result in a Material Adverse Change: (i) no ERISA Event has occurred or is reasonably expected to occur; and (ii) there is no Underfunding with respect to any Pension Plan.

4.13 Collateral.

Upon execution and delivery thereof by the parties thereto, the Guarantee and Collateral Agreement and the Mortgages (in the case of the Mortgages, upon execution and delivery thereof by the parties thereto and the due recording thereof) will be effective to create (to the extent provided therein) in favor of Agent, for its benefit and for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein (with respect to Intellectual Property if and to the extent perfection may be achieved by the filings set forth in this Section 4.13) (except in the case of the Mortgages and the Collateral described therein, any Collateral not consisting of real property or fixtures), except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. When (a) the Filings (as defined in the Guarantee and Collateral Agreement) have been duly made, (b) all applicable Instruments, Chattel Paper and Documents (each as defined in the Guarantee and Collateral Agreement) a security interest in which is perfected by possession have been delivered to, and/or are in the continued possession of, Agent, (c) the Consolidation Account, in which a security interest is required to be perfected by “control” (as described in the NY UCC) are under the “control” of Agent, (d) the Mortgages have been duly recorded and (e) with respect to Intellectual Property, all applicable filings and recordations have been made with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, the security interests granted pursuant thereto shall constitute (to the extent provided therein) a perfected security interest in, all right, title and interest of each pledgor or mortgagor (as applicable) party thereto in the Collateral described therein (other than any Collateral not consisting of real property or fixtures) with respect to such pledgor or mortgagor (as applicable) (with such priority as provided for in the Intercreditor Agreement). Notwithstanding any other provision of this Agreement, capitalized terms which are used in this Section 4.13 and not defined in this Agreement are so used as defined in the applicable Security Document. Nothing in this Agreement shall require Administrative Borrower to make any filings or take any other actions outside the United States to record or perfect the security interest in favor of Agent in any Intellectual Property.

4.14 Investment Company Act; Other Regulations.

Neither Administrative Borrower nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act Neither Administrative Borrower nor any of its Subsidiaries is subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness as contemplated hereby.

4.15 Subsidiaries.

Schedule 4.15 (as updated from time to time pursuant to Section 5.12) sets forth all the Subsidiaries of Parent, the jurisdiction of their incorporation and the direct or indirect ownership interest of Parent therein.

4.16 Environmental Matters.

Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change:

(a) Administrative Borrower and its Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them and reasonably expect to timely obtain without material expense all such Environmental Permits required for planned operations; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) have no reasonable basis to believe that: (x) any of their

Environmental Permits will not be, or will entail material expense to be, timely renewed or complied with; (y) any additional Environmental Permits that may be required of any of them will not be, or will entail material expense to be, timely granted or complied with; or (z) that compliance with any Environmental Law that is applicable to any of them will not be, or will entail material expense to be, timely attained and maintained.

(b) Materials of Environmental Concern have not been transported, disposed of, emitted, discharged, or otherwise released or threatened to be released, to or at any real property presently or formerly owned, leased or operated by Administrative Borrower or any of its Subsidiaries or at any other location, which could reasonably be expected to (i) give rise to liability of Administrative Borrower or any of its Subsidiaries under any applicable Environmental Law, (ii) interfere with the planned or continued operations of Administrative Borrower or any of its Subsidiaries, or (iii) impair the fair saleable value of any real property owned or leased by Administrative Borrower or any of its Subsidiaries.

(c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under any Environmental Law to which Administrative Borrower or any of its Subsidiaries is, or to the knowledge of Administrative Borrower or any of its Subsidiaries will be, named as a party that is pending or, to the knowledge of Administrative Borrower or any of its Subsidiaries, threatened.

(d) Neither Administrative Borrower nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party, under the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or received any other written request for information with respect to releases or threatened releases or any Materials of Environmental Concern.

(e) Neither Administrative Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, nor is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law.

(f) Neither Administrative Borrower nor any of its Subsidiaries has assumed or retained, by contract or, to its knowledge, operation of law, any known or suspected liabilities of any kind, fixed or contingent, as a result of any violation or breach of applicable Environmental Law or with respect to any contamination by any Materials of Environmental Concern.

4.17 No Material Misstatements.

The written information, reports, financial statements, exhibits and schedules furnished by or on behalf of Parent, any Borrower, or any other Loan Party to Agent or the Lenders in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, on the date as of which such information is furnished do not contain any material misstatement of fact and do not omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in their presentation of Parent and its Subsidiaries taken as a whole. It is understood that (a) no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based, contained in any such information, reports, financial statements, exhibits or schedules, except that as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (i) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of Parent, Administrative Borrower and any other Loan Party, as applicable, and (ii) such assumptions were believed by such management to be reasonable, (b) such forecasts, estimates, pro forma information and statements, and the assumptions on which they were based, may or may not prove to be correct and (c) projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Administrative Borrower or any Loan Party, and that no assurance can be given that any particular projections will be realized and variances from the projections may be material.

4.18 Labor Matters.

There are no strikes pending or, to the knowledge of any Borrower, reasonably expected to be commenced against Administrative Borrower or any of its Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Change. The hours worked and payments made to employees of each Loan Party and each of its Subsidiaries have not been in violation of any applicable laws, rules or regulations, except where such violations could not reasonably be expected to have a Material Adverse Change.

4.19 Insurance.

The properties of Administrative Borrower and its Subsidiaries are insured with reputable insurance companies not Affiliates of Administrative Borrower, in such amounts, with such deductibles and covering such risks as are, in the reasonable business judgment of Administrative Borrower, appropriate for a business of the size and character of Administrative Borrower and its Subsidiaries.

4.20 Anti-Corruption Laws and PATRIOT Act.

To the extent applicable, there has been no action taken by any Loan Party (or, in the case of Section 4.20(i) below, any of its Controlled Entities) in violation of (i) the Trading with the Enemy Act, as amended from time to time, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended from time to time) and any other enabling legislation or executive order relating thereto, (ii) the United States Foreign Corrupt Practices Act of 1977, as amended from time to time and any other applicable anti-bribery or anti-corruption laws (collectively, the “Anti-Corruption Laws”) and (iii) the PATRIOT Act. No part of the proceeds of the Advances or the Letters of Credit shall be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law.

4.21 [Reserved].

4.22 OFAC Rule and Regulations.

None of Parent, SWI nor any of SWI Subsidiaries (a) is a Sanctioned Person, (b) has any of its assets in Sanctioned Countries or (c) derives any of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Loan hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

4.23 Eligible Accounts.

As to each Account that is identified by any Administrative Borrower as an Eligible Account, an Eligible Unbilled Delivered Account, an Eligible Unbilled In-Transit Account, an Eligible Consumer Account, an Eligible US Government Billed Account, or an Eligible US Government Unbilled Account in

a Borrowing Base Certificate submitted to Agent, as of the date of such Borrowing Base Certificate, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of a Borrowing Base Company’s business, (b) owed to one or more of the Borrowing Base Companies, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than Agent-discretionary criteria) set forth in the definition of Eligible Accounts, Eligible Unbilled Delivered Accounts, Eligible Unbilled In-Transit Accounts, Eligible US Government Accounts, Eligible Unbilled US Government Delivered Accounts and Eligible Consumer Accounts, as the case may be.

5. AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, each Borrower shall and shall cause each of their Subsidiaries to comply with each of the following, and with respect to Sections 5.1(a) and (b), 5.2(c), (d), (e) and (f), 5.7(a), 5.12 and 5.20, Parent shall:

5.1 Financial Statements.

Furnish to Agent with sufficient copies for each Lender:

(a) as soon as available, but in any event not later than the 90th day following the end of each fiscal year of Parent ending on or after December 31, 2013, (i) a copy of the audited consolidated balance sheet of Parent and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows of Parent and its consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for and as of the end of the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing reasonably satisfactory to Agent and (ii) a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to such financial statements in a form suitable for use in a public offering document;

(b) as soon as available, but in any event not later than the 45th day (or the 60th day with respect to the fiscal quarter ended December 31 of each fiscal year) following the end of each quarterly period of each fiscal year of Parent, (i) the unaudited consolidated balance sheet of Parent and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statement of income of Parent and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter and the related unaudited consolidated statements of cash flows of Parent and its consolidated Subsidiaries for the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the corresponding period of the previous fiscal year, certified by a Responsible Officer of Parent as being fairly stated in all material respects (subject to normal year end audit, the absence of footnotes (if there are none), and other adjustments) and (ii) a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to such financial statements in a form suitable for use in a public offering document; provided, that, with respect to the fiscal quarter ended December 31 of any fiscal year, such financial statement deliveries may not include footnotes or a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

(c) as soon as available, but in any event not later than the 90th day following the end of each fiscal year of Administrative Borrower ending on or after December 31, 2013, (i) a copy of the audited consolidated balance sheet of Administrative Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows of Administrative

Borrower and its consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for and as of the end of the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing reasonably satisfactory to Agent, (ii) a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to such financial statements in a form suitable for use in a public offering document and (iii) a reasonably detailed comparison to the projections delivered pursuant to Section 5.2(c) with respect to such fiscal year;

(d) as soon as available, but in any event not later than the 45th day (or the 60th day with respect to the fiscal quarter ended December 31 of each fiscal year) following the end of each quarterly period of each fiscal year of Administrative Borrower, (i) the unaudited consolidated balance sheet of Administrative Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statement of income of Administrative Borrower and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter and the related unaudited consolidated statement of cash flows of Administrative Borrower and its consolidated Subsidiaries for the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the corresponding period of the previous fiscal year, certified by a Responsible Officer of Administrative Borrower as being fairly stated in all material respects (subject to normal year end audit, the absence of footnotes (if there are none), and other adjustments) and (ii) a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to such financial statements in a form suitable for use in a public offering document, provided, that, with respect to the fiscal quarter ended December 31 of any fiscal year, such financial statement deliveries may not include footnotes or a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; and

(e) during the Seasonal Availability Period, as soon as available, but in any event not later than the 15th day following the end of each month of such Seasonal Availability Period, the Monthly Seasonal Information Report, certified by a Responsible Officer of Administrative Borrower, to the best of his knowledge, as being complete and correct in all material respects;

all such financial statements delivered pursuant to Sections 5.1(a), (b), (c), and (d) to be complete and correct in all material respects in conformity with GAAP and to be prepared in reasonable detail in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the Closing Date (except as approved by such accountants or officer, as the case may be, and disclosed therein, and except, in the case of the financial statements delivered pursuant to Sections 5.1(b) or (d), for the absence of certain notes).

5.2 Certificates; Other Information.

Furnish to Agent with sufficient copies for each Lender:

(a) concurrently with the delivery of the financial statements referred to in Section 5.1(c), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the audit necessary therefor no knowledge was obtained of any Default or Event of Default insofar as the same relates to any financial accounting matters covered by their audit, except as specified in such certificate;

(b) concurrently with the delivery of the financial statements referred to in Sections 5.1(c), (d), and (e), the Compliance Certificate;

(c) as soon as available, but in any event not later than the fifth Business Day following the 90th day after the beginning of each fiscal year of Administrative Borrower, a copy of the projections by Administrative Borrower of the operating budget and cash flow budget of Administrative Borrower and its Subsidiaries for such fiscal year, such projections to include a consolidated balance sheet, income statement and cash flow statement of Administrative Borrower and its Subsidiaries prepared on a quarterly basis and to be accompanied by a certificate of a Responsible Officer of Administrative Borrower to the effect that such Responsible Officer believes such projections to have been prepared on the basis of reasonable assumptions (for the avoidance of doubt, the projections of Administrative Borrower and its consolidated Subsidiaries delivered pursuant to Section 4.1(b) on the Closing Date shall be deemed to satisfy the requirements of this subsection for the fiscal year ending December 31, 2013);

(d) within five Business Days after the same are sent, copies of all financial statements and reports which Parent or any Loan Party sends to its security holders (in their capacity as such, and not in their capacity as a director, manager, general partner or officer of Parent or such Loan Party), if any, and within five Business Days after the same are filed, copies of all financial statements and periodic reports which Parent or any Loan Party may file with the SEC or any successor or analogous Governmental Authority;

(e) within five Business Days after the same are filed, copies of all registration statements and any amendments and exhibits thereto, which Parent or any Loan Party may file with the SEC or any successor or analogous Governmental Authority, and such other documents or instruments as may be reasonably requested by Agent in connection therewith;

(f) promptly, such additional financial and other information pertaining to Parent or any Loan Party as Agent or any Lender may from time to time reasonably request;

(g) promptly after the receipt thereof by Parent or any Loan Party, a copy of any “management letter” received by any such Person from its certified public accountants and the management’s responses thereto; and

(h) Each of the Collateral and other reports set forth on Schedule 5.2.

5.3 Payment of Obligations.

Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings diligently conducted and reserves in conformity with GAAP with respect thereto have been provided on the books of any Loan Party or any of its Subsidiaries, as the case may be.

5.4 Conduct of Business and Maintenance of Existence.

Continue to engage in business of the same general type as conducted by Administrative Borrower, its Subsidiaries and the other Loan Parties, as applicable, on the Closing Date, taken as a whole (and SIRVA Relocation shall continue to engage in business of the same general type as conducted by SIRVA Relocation on the Closing Date), and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the business of Administrative Borrower, its Subsidiaries and the other Loan Parties, taken as a whole, except as otherwise expressly permitted pursuant to Section 6.5; provided, that, Administrative Borrower, its Subsidiaries and the other Loan Parties shall not be required to maintain any such rights, privileges or franchises, if the failure to do so would not reasonably be expected to have a Material Adverse Change; and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith, in the aggregate, could not reasonably be expected to have a Material Adverse Change.

5.5 Maintenance of Property; Insurance.

Keep all property useful and necessary in the business of Administrative Borrower and its Subsidiaries, taken as a whole, in good working order and condition (casualty, condemnation and ordinary wear and tear excepted); maintain with financially sound and reputable insurance companies insurance on all property material to the business of Administrative Borrower and its Subsidiaries, taken as a whole, in at least such amounts and against at least such risks (but including in any event public liability, product liability, business interruption, general liability, director’s and officer’s liability insurance, fiduciary liability insurance, and employment practices liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation) as are usually insured against in the same general area by companies engaged in the same or a similar business. All such policies of insurance shall be with responsible and reputable insurance companies with a rating of AM Best A- or higher at the time such policy is created and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and in any event with respect to any material change to such policies after the Closing Date, in amount, adequacy and scope reasonably satisfactory to Agent. All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non contributory “lender” or “secured party” clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. Unless Administrative Borrower provides Agent with evidence of the continuing insurance coverage required by this Agreement, Agent may upon one (1) Business Day’s notice to Administrative Borrower purchase insurance at Borrowers’ expense to protect Agent’s and Lenders’ interests in the Collateral. This insurance may, but need not, protect Borrowers’ and each other Loan Party’s interests. The coverage that Agent purchases may, but need not, pay any claim that is made against Borrowers or any other Loan Party in connection with the Collateral. Borrowers may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Borrowers have obtained the insurance coverage required by this Agreement. If Agent purchases insurance for the Collateral, as set forth above, Borrowers will be responsible for the costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance and the costs of the insurance may be added to the principal amount of the Advances owing hereunder. The costs of such insurance purchased by Agent may be more than the cost of insurance that Borrowers and the other Loan Parties may be able to obtain on their own. Administrative Borrower will, and will cause each of its Subsidiaries to, obtain flood insurance in such amounts as necessary to ensure compliance with applicable law, and without limiting the generality of the foregoing, if at any time the area in which the improvements located on Mortgaged Properties are located is designated as an area in a Flood Zone and in which flood insurance has been made available under the National Flood Insurance Act of 1968, obtain flood insurance in such amounts as necessary to ensure compliance with the National Flood Insurance Reform Act of 1994, as it may be amended from time to time. Subject to the Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

5.6 Inspection of Property; Books and Records; Discussions.

(a) Keep proper books of records and account in which full, complete and correct entries in conformity with GAAP and all material Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives and agents of Agent and during the continuance of any Event of Default, any Lender to visit and inspect any Loan Party’s properties and examine and, to the extent reasonable, make abstracts from any of its books and records, to conduct field examinations, appraisals and valuations and to discuss the business, operations, properties and financial condition of Administrative Borrower or any of its Subsidiaries with officers and employees of Administrative Borrower or any of its Subsidiaries and with its independent certified public accountants, in each case so long as no Default or Event of Default has occurred and is continuing at any reasonable time, upon reasonable notice, and as often as may reasonably be desired; provided, that, unless an Event of Default has occurred and is continuing, Administrative Borrower shall be provided with prior notice of any meeting with its independent certified public accounts and shall be permitted to attend any such meetings; provided, that, unless an Event of Default has occurred and is continuing, Administrative Borrower is only required to reimburse Agent for reasonable costs and expenses incurred in connection with three (3) field examinations per annum and one (1) inspection per annum.

(b) If an Event of Default shall have occurred and be continuing, Administrative Borrower shall reimburse Agent for any reasonable fees and expenses of third parties incurred in connection with any appraisal of Administrative Borrower’s or any of its Subsidiaries’ real property reasonably requested in writing by the Required Lenders.

5.7 Notices.

Promptly give notice to Agent and each Lender of:

(a) as soon as possible after a Responsible Officer of any Borrower or Parent knows thereof, the occurrence of any Default or Event of Default;

(b) as soon as possible after a Responsible Officer of any Borrower knows, any (i) default or event of default under any Contractual Obligation of Administrative Borrower or any of its Subsidiaries, other than as previously disclosed in writing to Agent, or (ii) litigation, investigation or proceeding which may exist at any time between Administrative Borrower or any of its Subsidiaries and any Governmental Authority, which if such litigation, investigation or proceeding is (x) not cured or (y) reasonably likely to be adversely determined against Administrative Borrower or such Subsidiary, as the case may be, in each case, could reasonably be expected to have a Material Adverse Change;

(c) as soon as possible after a Responsible Officer of any Borrower knows, any litigation or proceeding affecting Administrative Borrower or any of its Subsidiaries in which the amount involved (not covered by insurance) is greater than $2,000,000 or in which injunctive or similar relief is sought that could reasonably be expected to have a Material Adverse Change;

(d) as soon as possible and in any event within 30 days after a Responsible Officer of the Administrative Borrower becomes aware thereof, any ERISA Event; provided, that, no such notice will be required unless the event giving rise to such notice, when aggregated with all other such ERISA Events, could reasonably be expected to result in liability to Administrative Borrower or its Subsidiaries in an amount that could exceed $5,000,000, provided, that, in any event Administrative Borrower shall notify Agent of the occurrence of an ERISA Event described in clause (k) of the definition thereof, if the amount secured by such Lien is not a Permitted Lien;

(e) promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(1) of ERISA that Administrative Borrower, any other Loan Party or any Controlled Entity may request with respect to any Multiemployer Plan; provided, that, if the Loan Parties or any of their Controlled Entities have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of Agent, the Loan Parties and/or their Controlled Entities shall promptly make a request for such documents or notices from such administrator or sponsor and Administrative Borrower shall provide copies of such documents and notices promptly after receipt thereof;

(f) as soon as possible after a Responsible Officer of any Borrower or Parent knows or reasonably should know thereof, any event, development or circumstance that has had or could reasonably be expected to have a material adverse change on the business, operations, property or financial condition of Administrative Borrower and its Subsidiaries taken as a whole; and

(g) as soon as possible after a Responsible Officer of any Borrower knows thereof, and except in each case as could not reasonably be expected to result in a Material Adverse Change, (i) any release or discharge by Administrative Borrower or any of its Subsidiaries of any Materials of Environmental Concern required to be reported under applicable Environmental Laws to any Governmental Authority; (ii) any condition, circumstance, occurrence or event that could result in liability pursuant to applicable Environmental Laws or could result in the imposition of any lien or other restriction on the title, ownership or transferability of any properties owned, leased or operated by Administrative Borrower or any of its Subsidiaries; (iii) any proposed action to be taken by Administrative Borrower or any of its Subsidiaries that could reasonably be expected to subject such Person to any material additional or different requirements or liabilities under any applicable Environmental Law; (iv) any Governmental Authority has notified Administrative Borrower or any of its Subsidiaries that any such Person is a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act or any comparable law for the cleanup of Materials of Environmental Concern at any location, whether or not owned, leased or operated by Administrative Borrower or any of its Subsidiaries; (v) any Governmental Authority has notified Administrative Borrower or any of its Subsidiaries that it will revoke any permit pursuant to any Environmental Law held by such Person, or deny or refuse to renew any such permit sought by such Person; or (vi) any Governmental Authority has notified Administrative Borrower or any of its Subsidiaries that any property owned, leased, or operated by such Person is being listed on, or proposed for listing on, the National Priorities List (NPL) or the Comprehensive Environmental Response, Compensation and Liability Information System (CERCLIS) maintained by the U.S. Environmental Protection Agency, or on any similar list maintained by any Governmental Authority.

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer of the applicable Borrower (and, if applicable, the relevant Loan Party, the relevant member of the ERISA Group or Subsidiary) setting forth details of the occurrence referred to therein and stating what action such Borrower (or, if applicable, the relevant Loan Party, the relevant member of the ERISA Group or Subsidiary) proposes to take with respect thereto.

5.8 Environmental Laws.

(a) In all cases where failure to do so could reasonably be expected to give rise to a Material Adverse Change, (i) comply substantially with, and require substantial compliance by all tenants, subtenants, contractors, and invitees with, all applicable Environmental Laws; (ii) obtain, comply substantially with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (iii) require that all tenants, subtenants, contractors, and invitees obtain, comply substantially with and maintain any and all Environmental Permits necessary for their operations as conducted and as planned, with respect to any property leased or subleased from, or operated by Administrative Borrower or any of its Subsidiaries.

(b) Promptly comply with all orders and directives of all Governmental Authorities regarding Environmental Laws the failure to comply with which could reasonably be expected to give rise to a Material Adverse Change, other than such orders or directives as to which an appeal or other appropriate contest is or has been timely and properly taken, is being diligently pursued in good faith, and as to which appropriate reserves have been established in accordance with GAAP, and, if the effectiveness of such order or directive has not been stayed, the pendency of such appeal or other appropriate contest does not give rise to a Material Adverse Change or result in the filing of an Environmental Lien.

(c) Promptly upon Agent’s request if Administrative Borrower shall have failed to pay any principal of any Loan when due in accordance with the terms hereof or shall have failed to pay any interest on any Loan within five days after any such interest becomes due in accordance with the terms hereof, permit an environmental consultant, whom Agent designates and which consultant is reasonably acceptable to Administrative Borrower, to perform an environmental assessment (including, without limitation: reviewing documents; interviewing knowledgeable persons; and sampling and analyzing soil, air, surface rate, ground water, and/or other media) in or about any Property subject to a Mortgage. Such environmental assessment shall be in form, scope and substance reasonably satisfactory to Agent. Administrative Borrower or its Subsidiaries shall cooperate fully in the conduct of such environmental assessment, and shall pay the costs of such environmental assessment in accordance with Section 17.10. Pursuant to this Section 5.8(c), Agent shall have the right, but shall not have any duty, to request and/or obtain such environmental assessment.

5.9 After Acquired Real Property and Fixtures.

(a) With respect to any Material Real Property, in which Administrative Borrower or any other Loan Party acquires ownership rights at any time after the Closing Date, promptly grant to Agent, for the ratable benefit of the Lenders, a Lien of record on all such Material Real Property, upon terms reasonably satisfactory in form and substance to Agent and in accordance with any applicable requirements of any Governmental Authority (including, without limitation, any required appraisals of such property under FIRREA); provided, that, (i) nothing in this Section 5.9 shall defer or impair the attachment or perfection of any security interest in any Collateral covered by any of the Loan Documents which would attach or be perfected pursuant to the terms thereof without action by Administrative Borrower, any Subsidiary or any other Person, (ii) no such Lien shall be required to be granted as contemplated by this Section 5.9 on any owned Material Real Property or fixtures the acquisition of which is financed, or is to be financed within any time period permitted by Section 6.2(d), (i) or (m), in whole or in part through the incurrence of Indebtedness permitted by Section 6.2(d), (i) or (m), until such Indebtedness is repaid in full (and not refinanced as permitted by Section 6.2(d), (i) or (m)) or, as the case may be, Administrative Borrower determines not to proceed with such financing or refinancing, and (iii) nothing in this Section 5.9(a) shall require the grant of a Lien of record in respect of any owned residential real property, fixtures, or related assets acquired by SIRVA Relocation, SRHL, any of their respective Subsidiaries or any other Subsidiary of Administrative Borrower primarily engaged in the Employee Relocation Business in the ordinary course of business in connection with the provision of relocation services. In connection with any such grant to Agent, for the benefit of the Secured Parties, of a first priority Lien of record (subject to the terms of the Intercreditor Agreement) on any such Material Real Property in accordance with this Section 5.9(a), Administrative Borrower or such Subsidiary shall deliver or cause to be delivered to Agent such surveys, insurance policies, environmental reports and other documents obtained by it in connection with the acquisition of such ownership rights in such real property, and such Mortgages, fully paid loan title insurance policies, surveys or survey affidavits of no change in form and substance sufficient to cause all standard survey and related exceptions to be deleted from the loan title insurance policies and otherwise reasonably satisfactory to the title company, local counsel opinions and other documents as Agent shall reasonably request (in light of the value of such real property and the cost and availability of such Mortgages, surveys, fully paid loan title insurance policies, environmental reports, local counsel opinions and other documents and whether the delivery of such Mortgages, surveys, fully paid loan title insurance policies, environmental reports, local counsel opinions and other documents would be customary in connection with such grant of such Lien in similar circumstances).

(b) Borrowers at their own expense, execute, acknowledge and deliver, or cause the execution, acknowledgement and delivery of, and thereafter register, file or record in an appropriate governmental office, any document or instrument reasonably deemed by Agent to be necessary or desirable for the creation and perfection of the foregoing Liens or any other Liens created pursuant to the Loan Documents.

5.10 New Subsidiaries; Further Security and Guarantees.

(a) In the event that any Loan Party or any of its Subsidiaries acquires any Material Subsidiary from any third party or creates a new Material Subsidiary, in each case as permitted by the other provisions of this Agreement:

(i) such new Subsidiary (in the case of a new Domestic Subsidiary, but excluding any Excluded Domestic Subsidiaries described below) shall, to the extent permitted by law, execute and deliver to Agent the Guarantee and Collateral Agreement, the Intercreditor Agreement, the Intercompany Subordination Agreement, other Loan Documents, appropriate Mortgages with respect to any Material Real Property and other documents as Agent shall reasonably request (including, with respect to Mortgages, the documents listed in Section 5.9(a)) and take any necessary steps to perfect the security interest to be created thereby; and

(ii) the relevant parent entity (if such parent entity is Administrative Borrower or another Loan Party) shall execute and deliver to Agent a Stock pledge agreement (or, if the parent entity is a party to the Guarantee and Collateral Agreement, pledge the Stock of such Material Subsidiary owned by such parent entity pursuant to such agreement) and shall take any necessary steps to perfect the security interest to be created thereby (which security interest shall not apply to more than 65% of the voting equity in any (A) Foreign Subsidiary or (B) any Domestic Subsidiary to the extent that substantially all of its assets constitute the Stock of any Foreign Subsidiaries or other Domestic Subsidiaries described in this clause (B) (such Domestic Subsidiaries described in this clause (B) are “Excluded Domestic Subsidiaries”). Notwithstanding anything to contrary in this Agreement, nothing in this Section 5.10(a) shall require the execution of any documents or the taking of any actions to grant a Lien of record in respect of any owned residential real property, fixtures, or related assets acquired by SIRVA Relocation, SRHL, any of their respective Subsidiaries or any other Subsidiary of Administrative Borrower primarily engaged in the Employee Relocation Business in the ordinary course of business in connection with the provision of relocation services.

(b) Within 30 days after the due date for delivery of financial statements pursuant to Section 5.1(a), (b), (c) or (d), (i) Administrative Borrower shall cause any Domestic Subsidiary (other than any Excluded Domestic Subsidiary) that qualifies as a Material Subsidiary (based on its total assets as of the end of, or its total revenues for, the most recently completed period of four consecutive fiscal quarters of Administrative Borrower), but which is not a party to the Guarantee and Collateral Agreement, to execute and deliver to Agent the Guarantee and Collateral Agreement and appropriate Mortgages and other Loan

Documents and take any necessary steps to perfect the security interest to be created thereby and (ii) the relevant parent entity (if such parent entity is a Borrower or a Domestic Subsidiary) shall execute and deliver to Agent a Stock pledge agreement (or, if the parent is a party to the Guarantee and Collateral Agreement, pledge the Stock of such Material Subsidiary owned by such parent pursuant to such agreement) and shall take any necessary steps to perfect the security interest to be created thereby (which security interest shall not apply to more than 65% of the voting equity in any Foreign Subsidiary or in any Excluded Domestic Subsidiary; provided, that, nothing in this paragraph shall require the execution of any documents or the taking of any actions to grant a Lien of record in respect of any owned residential real property, fixtures, or related assets acquired by SIRVA Relocation, SRHL, any of their respective Subsidiaries or any other Subsidiary of Administrative Borrower primarily engaged in the Employee Relocation Business in the ordinary course of business in connection with the provision of relocation services.

5.11 Employee Relocation Business Entity.

Cause all residential real estate (and related assets) located in the United States acquired in connection with the Employee Relocation Business, and not transferred promptly (and in any event within five Business Days after the date of acquisition) to a Relocation SPV in connection with a Relocation SPV Financing, to be held by a Wholly Owned Subsidiary of Administrative Borrower that (a) is a Loan Party, (b) owns no assets other than residential real estate and assets related to such real estate, and (c) engages in no business other than the purchase and sale of residential real estate held in inventory.

5.12 Disclosure Updates.

(a) Together with the quarterly financial statements to be delivered pursuant to Sections 5.1(c) and (d), Administrative Borrower on behalf of the Borrowers shall either deliver to Agent updated Schedules 4.8, 4.9 and 4.15 or certify that no updates to such schedules are applicable; and

(b) Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to the Lender Group contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made; provided, that, Borrower shall only be required to update Schedules 4.8, 4.9 and 4.15 in accordance with Section 5.12(a) above. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

5.13 Lender Meetings.

Upon the request of Agent, participate in a meeting of or, at the election of Agent, in its sole discretion, a conference call with Agent and Lenders to be held at Administrative Borrower’s corporate offices (or at such other locations as may be agreed to by Administrative Borrower and Agent) at such times as may be agreed to by Administrative Borrower and Agent not more than (a) until the second anniversary of the Closing Date, once during each fiscal quarter (provided, that, Administrative Borrower shall not be required to participate in more than one meeting (as opposed to a conference call), during any fiscal year) and (b) thereafter, once during each fiscal year; provided, that, Administrative Borrower and Agent may agree to participate in additional meetings or conference calls pursuant to this Section 5.13.

5.14 Locations.

Keep each Loan Parties’ and its Domestic Subsidiaries’ chief executive offices only at the locations identified on Schedule 5.14; provided, that, Administrative Borrower may amend Schedule 5.14 so long as such amendment occurs by written notice to Agent not less than 10 days prior to the date on which such chief executive office is relocated and so long as such new location is within the continental United States, and so long as, at the reasonable request of Agent, Administrative Borrower provides Agent a Collateral Access Agreement with respect thereto.

5.15 Deposit Accounts; Hedging Obligations.

(a) Each Loan Party and its Domestic Subsidiaries, so long as Wells Fargo is a Lender, shall maintain Wells Fargo as its principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business. The Loan Parties and their Subsidiaries are permitted to maintain the Deposit Accounts of J.D.C. International, Inc. and Alliance Relocation Services, Inc. at depository banks other than Wells Fargo so long as the aggregate amount in such Deposit Accounts does not exceed an average daily balance of $500,000 on any three (3) consecutive Business Days.

(b) Each Loan Party and each of its Domestic Subsidiaries shall provide Goldman Sachs and its Affiliates the first opportunity to bid for all Hedge Agreements (including without limitation interest rate protection, currency hedge agreements and commodity hedge agreements) of such Loan Party and its Domestic Subsidiaries.

5.16 Compliance with Assignment of Claims Act.

At any time a Covenant Testing Period is in effect or a Cash Dominion Event has occurred and is continuing, after the reasonable request of Agent, Administrative Borrower and each of its Subsidiaries shall use commercially reasonable efforts to comply, to the reasonable satisfaction of Agent, with the Assignment of Claims Act.

5.17 Compliance with Laws.

Comply with all the Requirements of Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such Requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) failure to so comply would not reasonably be expected to result in a Material Adverse Change.

5.18 Reserved.

5.19 Flood Zone.

No Mortgage shall encumber improved real property that is located in a Flood Zone (except any such property as to which flood insurance has been obtained and is in full force and effect as required by this Agreement).

5.20 Intercompany Subordination Agreement.

Cause all Indebtedness, liabilities, and other obligations in respect of any and all loans, advances or investments owed (a) by Parent to any Loan Party, (b) by any Loan Party to another Loan Party, Parent or any Subsidiary of a Loan Party and (c) any Subsidiary of a Loan Party (that is not a Loan Party) to any Loan Party, to be subordinated in right of payment and security to the Obligations owing to the Secured

Parties pursuant to the Intercompany Subordination Agreement; provided, that, Administrative Borrower shall (i) cause Subsidiaries that are not Loan Parties that have received proceeds from Indebtedness permitted by Section 6.2(c), support from Guarantee Obligations permitted by clause (ii) of Section 6.4(g) or proceeds from Investments permitted by Section 6.9(f), in each case after the Closing Date to execute the Intercompany Subordination as a condition thereof and (ii) use commercially reasonable efforts to cause Subsidiaries of Loan Parties that are not Loan Parties that are party to the loans, advances or investments covered by (b) or (c) to execute the Intercompany Subordination Agreement.

6. NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, each Borrower will not and will not permit any of their Subsidiaries to do any of the following and with respect to Sections 6.7 and 6.18, Parent shall not:

6.1 [Intentionally Omitted].

6.2 Limitation of Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness (including any Indebtedness of any of its Subsidiaries), except:

(a) Indebtedness evidenced by the Agreement or the other Loan Documents;

(b) [Reserved];

(c) (i) Indebtedness of Administrative Borrower to any of its Subsidiaries and of any Subsidiary of Administrative Borrower to Administrative Borrower or any other Subsidiary of Administrative Borrower; provided, that, (A) all such Indebtedness is subject to the Intercompany Subordination Agreement (other than Indebtedness of any such Subsidiary that is not a Loan Party to any such Subsidiary that is not a Loan Party) and (B) with respect to Indebtedness of a Loan Party owing to any Subsidiary of Administrative Borrower that is not a Loan Party, (x) the aggregate amount of such Indebtedness (together with (but without duplication of) Investments permitted by Section 6.9(f) and Guarantee Obligations permitted under clause (ii) of Section 6.4(g)) shall not exceed $20,000,000 and (y) scheduled payments of such Indebtedness owing are permitted so long as no Event of Default has occurred and is continuing and Borrowers have Excess Availability of $7,500,000 or greater immediately after giving effect to each such payment;

(d) Indebtedness of Administrative Borrower and any of its Subsidiaries incurred to finance or refinance the acquisition of fixed or capital assets (whether pursuant to a loan, a Financing Lease or otherwise) otherwise permitted pursuant to this Agreement, and any other Financing Leases, in an aggregate principal amount (together with (but without duplication of) Indebtedness permitted by Section 6.2(i)) not exceeding in the aggregate as to Administrative Borrower and its Subsidiaries $25,000,000 at any time outstanding; provided, that, such Indebtedness is incurred substantially simultaneously with such acquisition or within six months after such acquisition or in connection with a refinancing thereof; and any refinancing, refunding, renewal or extension of any such Indebtedness; provided, that, the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to the premium or other amounts paid, and fees and expenses incurred, in connection with such refinancing, refunding, renewal or extension; provided, that, this Section 6.2(d) shall not permit Indebtedness incurred in connection with financing the acquisition of residential real property, fixtures or related assets by SIRVA Relocation, SRHL, any of their respective Subsidiaries or any other Subsidiary of Administrative Borrower primarily engaged in the Employee Relocation Business in connection with the provision of relocation services;

(e) Indebtedness of Administrative Borrower and its Subsidiaries under Permitted Hedging Arrangements, including but not limited to Indebtedness of Administrative Borrower under Interest Rate Protection Agreements relating to Indebtedness of Administrative Borrower under the Term Loan Agreement, if any;

(f) other Indebtedness outstanding or incurred under facilities in existence on the Closing Date and listed on Schedule 6.2(f) and any refinancings, refundings, renewals or extensions thereof; provided that, (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to (A) the premium or other amounts paid, and fees and expenses incurred, in connection with such refinancing, refunding, renewal or extension plus (B) the unutilized commitments thereunder and (ii) if such Indebtedness is subordinated, any refinancing, refunding, renewal or extension thereof shall be subordinated to at least the same extent as the Indebtedness so refinanced, refunded, renewed or extended;

(g) to the extent that any Guarantee Obligation permitted under Section 6.4 constitutes Indebtedness, such Indebtedness;

(h) Indebtedness of Foreign Subsidiaries of Administrative Borrower (in addition to Indebtedness of Foreign Subsidiaries of Administrative Borrower permitted by Section 6.2(f) and 6.2(i)) not exceeding, as to all such Foreign Subsidiaries, $20,000,000 in aggregate principal amount at any one time outstanding, it being understood, for the avoidance of doubt, that any portion of any Indebtedness of a Foreign Subsidiary incurred in connection with a refinancing of any Indebtedness described under Section 6.2(f) in excess of the amounts permitted under such Sections may be incurred under this Section 6.2(h);

(i) Acquired Indebtedness of any Loan Party or any its Subsidiaries not exceeding an amount (together with (but without duplication of) Indebtedness permitted by Section 6.2(d)) in the aggregate as to all Loan Parties and their Subsidiaries $25,000,000 at any time outstanding and any modifications, refinancings, refundings, renewals or extensions thereof; provided, that, (i) the amount of such Indebtedness is not increased at the time of such modification, refinancing, refunding, renewal or extension except by an amount equal to the unpaid accrued interest and/or premium and/or other amounts paid, and fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal or extension, (ii) such Indebtedness is either Purchase Money Indebtedness or a Financing Lease with respect to Equipment or mortgage financing with respect to real property and (iii) if such Indebtedness is subordinated, any modification, refinancing, refunding, renewal or extension thereof shall be subordinated to at least the same extent as the Indebtedness so modified, refinanced, refunded, renewed or extended;

(j) Indebtedness of any Loan Party or any of its Subsidiaries incurred to finance insurance premiums in the ordinary course of business;

(k) Indebtedness arising from the honoring of a check, draft or similar instrument against insufficient funds, provided, that, such Indebtedness is extinguished within two Business Days of its incurrence;

(l) **** Receivables Debt not to exceed $7,000,000 in aggregate principal amount at any one time outstanding;

(m) Indebtedness of SIRVA Relocation, SRHL, any of their respective Subsidiaries or any other Subsidiary of Administrative Borrower primarily engaged in the Employee Relocation Business incurred in connection with financing the acquisition of residential real property, fixtures or related assets by SIRVA Relocation, SRHL, any of their respective Subsidiaries or any other Subsidiary of Administrative Borrower primarily engaged in the Employee Relocation Business in the ordinary course of business in connection with the provision of relocation services, not exceeding $15,000,000 in aggregate principal amount at any time outstanding, provided, that, such Indebtedness finances expenses of the Employee Relocation Business that are, directly or indirectly, subject to reimbursement, indemnification, guarantee or other support (including by the charging of fees or other compensation at reasonable rates determined by the applicable Subsidiary in good faith) by or from the customers receiving such relocation services;

(n) unsecured Indebtedness of Administrative Borrower or any Subsidiary of Administrative Borrower not exceeding in the aggregate as to Administrative Borrower and its Subsidiaries $20,000,000 at any time outstanding and any Indebtedness extending the maturity of, or refunding or refinancing, in whole or in part, such Indebtedness; provided, that, (i) after giving effect to the incurrence of any such Indebtedness on a Pro Forma Basis, the Borrowers shall be in compliance with Section 7 hereof, (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (iii) all such Indebtedness permitted by this clause (n) shall be Subordinated Debt, (iv) such Indebtedness shall have been originally incurred to finance an acquisition permitted by Section 6.10(c) and, after giving effect to the consummation of such acquisition and the incurrence of such Indebtedness on a Pro Forma Basis, Borrowers shall be in compliance with Section 7 hereof, recomputed as at the last day of the most recently ended fiscal quarter of Administrative Borrower for which the relevant information is available as if such acquisition had occurred on the first day of the relevant period for testing such compliance, and Administrative Borrower shall have delivered to Agent such financial information as Agent shall reasonably request to demonstrate such compliance on a Pro Forma Basis, and (v) the principal amount of such Indebtedness shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed (other than as expressly permitted hereunder) as a result of or in connection with such extension, refunding or refinancing;

(o) Indebtedness evidenced by the Term Loan Agreement and the other Term Loan Documents in an aggregate principal amount not to exceed $300,000,000, at any time outstanding and any refinancing, refunding, renewal or extension of any such Indebtedness permitted by the Intercreditor Agreement; provided, that, the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to the premium or other amounts paid, and fees and expenses incurred, in connection with such refinancing, refunding, renewal or extension;

(p) Indebtedness of Administrative Borrower or any other Loan Party owing to Parent not exceeding $30,000,000 in aggregate principal amount at any one time outstanding; provided, that, (i) such Indebtedness shall constitute Subordinated Intercompany Debt and (ii) payments of such Indebtedness owing are permitted so long as (A) no Event of Default has occurred and is continuing and (B) Borrowers have Excess Availability of $10,000,000 or greater immediately after giving effect to each such payment;

(q) [Reserved].

(r) additional Indebtedness of Administrative Borrower or any Subsidiary of Administrative Borrower not exceeding $20,000,000 as to Administrative Borrower and its Subsidiaries in aggregate principal amount at any one time outstanding; provided, that, no more than $5,000,000 of such Indebtedness shall have scheduled principal payments (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the date that is 90 days after Maturity Date;

For purposes of determining compliance with this Section 6.2, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term debt) or committed (in respect of revolving debt) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term debt) or committed (in respect of revolving debt) after the Closing Date, on the date that such Indebtedness was incurred (in respect of term debt) or committed (in respect of revolving debt).

6.3 Limitation of Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a) Liens for taxes, assessments and similar charges (including Liens which arise under ERISA) (i) that are not yet delinquent or which secure obligations not in excess of $500,000 in the aggregate, or (ii) that do not have priority over Agent’s Liens or (iii) that are the subject of Permitted Protests;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are the subject of Permitted Protests;

(c) Liens of landlords or of mortgagees of landlords arising by operation of law or pursuant to the terms of real property leases, provided, that, the rental payments secured thereby are not yet due and payable;

(d) pledges, deposits or other Liens in connection with workers’ compensation, unemployment insurance, other social security benefits or other insurance related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(e) Liens arising by reason of any judgment, decree or order of any court or other Governmental Authority, if appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order, are being diligently prosecuted and shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(f) Liens to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds, judgment and like bonds, replevin and similar bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) zoning restrictions, easements, rights-of-way, restrictions on the use of property, other similar encumbrances incurred in the ordinary course of business that do not secure any monetary obligations and minor irregularities of title, which do not materially interfere with the ordinary conduct of the business of Administrative Borrower and its Subsidiaries taken as a whole;

(h) Liens securing or consisting of (i) Indebtedness of Administrative Borrower and its Subsidiaries permitted by Section 6.2(d) incurred to finance or refinance the acquisition of fixed or capital assets, (ii) Indebtedness of Administrative Borrower’s Foreign Subsidiaries permitted by Section 6.2(h),

(iii) Indebtedness of Administrative Borrower and its Subsidiaries permitted by Section 6.2(i) assumed in connection with any acquisition permitted by Section 6.10 or (iv) any extension, renewal, refunding or refinancing of any such Indebtedness referred to in the foregoing clauses (i) through (iii); provided, that, (x) such Liens shall be created no later than the date of such acquisition or the date of the assumption of such Indebtedness or the date of such extension, renewal, refunding or refinancing and (y) such Liens securing such Indebtedness are limited to the property financed thereby and, in the case of any such extension, renewal, refunding or refinancing, are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured the Indebtedness that is extended, renewed, refunded or refinanced (including any after-arising property that would have been secured pursuant to the terms of such Indebtedness);

(i) Liens in favor of the **** Accounts Purchaser in connection with a Permitted **** Accounts Purchase Program permitted hereunder, but only to the extent that any such Lien relates to the applicable **** Accounts actually sold pursuant to such Permitted **** Accounts Purchase Program;

(j) (i) Liens in existence on the Closing Date and listed on Schedule 6.3(j) and (ii) other Liens securing Indebtedness of Administrative Borrower and its Subsidiaries permitted by Section 6.2(f), provided, that, (A) such Lien is limited to all or part of the properties or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) secured thereby on the Closing Date (including any after-arising property that would have been secured under the written agreement under which the original Lien arose), and in the case of any extension, renewal, refunding or refinancing of the Indebtedness secured thereby, any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured the Indebtedness that is extended, renewed, refunded or refinanced (including any after-arising property that would have been secured pursuant to the terms of such Indebtedness) and (B) the amount of Indebtedness secured thereby is not increased except as permitted by Section 6.2(f);

(k) [Reserved];

(l) Liens arising from any licenses and sublicenses of Intellectual Property in the ordinary course of business;

(m) purchase rights of lessees or conditional purchasers of equipment leased on a Financing Lease basis or sold on a conditional basis by Administrative Borrower or any of its Subsidiaries to Local Agents or Owner/Operators in the ordinary course of business of Administrative Borrower and its Subsidiaries;

(n) any encumbrance or restriction (including, without limitation, put and call agreements but excluding any Lien with respect to borrowed money) with respect to the Stock of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement, provided, that, no such encumbrance or restriction affects in any way the ability of Administrative Borrower or any of its Subsidiaries to comply with Section 6.15;

(o) Liens on residential real property, fixtures and related assets acquired as contemplated by Section 6.2(m), securing Indebtedness permitted by Section 6.2(m);

(p) Liens granted to, or for the benefit of Agent to secure the Obligations;

(q) Liens on the Collateral securing Indebtedness permitted by Section 6.2(o); provided, that, the same are subject to the terms of the Intercreditor Agreement;

(r) Liens not otherwise permitted hereunder, all of which Liens permitted pursuant to this Section 6.3(r) (i) secure obligations not exceeding (as to Borrowers and all their Subsidiaries) $3,000,000 in aggregate amount at any time outstanding and (ii) do not grant Liens securing aggregate obligations in excess of $100,000 over any ABL Priority Collateral; and

(s) Liens on property transferred in a transaction permitted by Section 6.6(a)(xi) to a Relocation SPV in connection with a Relocation SPV Financing but only to the extent that any such Lien relates to the applicable property actually sold pursuant to such Relocation SPV Financing, and in any event, such Lien shall not extend to any Account or Credit Card Receivable included in the Borrowing Base or on any Borrowing Base Certificate.

6.4 Limitation on Guarantee Obligations.

Create, incur, assume or suffer to exist any Guarantee Obligation except:

(a) Guarantee Obligations in existence on the Closing Date and listed in Schedule 6.4(a), and any refinancings, refundings, extensions or renewals thereof, provided, that, (i) the amount of such Guarantee Obligation shall not be increased at the time of such refinancing, refunding, extension or renewal except to the extent that the amount of Indebtedness in respect of such Guarantee Obligations is permitted to be increased by Section 6.2(f) and (ii) no payments of such Guarantee Obligations by any Loan Party of obligations of any Subsidiary that is not a Loan Party shall be permitted unless no Event of Default has occurred and is continuing and Borrowers have Excess Availability of $7,500,000 or greater immediately after giving effect to each such payment;

(b) Guarantee Obligations for performance, appeal, judgment, replevin and similar bonds, or suretyship arrangements, all in the ordinary course of business;

(c) Guarantee Obligations in respect of indemnification and contribution agreements expressly permitted by Section 6.1l(iii) or similar agreements by Administrative Borrower;

(d) Guarantee Obligations in respect of third-party loans and advances to officers or employees of Parent, any Loan Party or any of their respective Subsidiaries (i) for travel and entertainment expenses incurred in the ordinary course of business or (ii) for relocation expenses incurred in the ordinary course of business, in an aggregate principal amount (as to Parent and all its Subsidiaries), together with (but without duplication of) the aggregate amount of all Investments permitted under Section 6.9(e), of up to $4,000,000 outstanding at any time;

(e) obligations to insurers required in connection with worker’s compensation and other insurance coverage incurred in the ordinary course of business;

(f) obligations of Administrative Borrower and its Subsidiaries under Permitted Hedging Arrangements, including obligations of Administrative Borrower under any Interest Rate Protection Agreements relating to Indebtedness of Administrative Borrower under the Term Loan Agreement;

(g) guarantees made by Administrative Borrower or any of its Subsidiaries of obligations of Administrative Borrower or any of its Subsidiaries, which obligations are otherwise permitted under this Agreement; provided that (i) such guarantees shall be subject to the Intercompany Subordination Agreement (except for guaranties not involving a Loan Party as the guarantor or primary obligor thereon), (ii) the aggregate guarantees by any Loan Party of obligations of any Subsidiary that is not a Loan Party (together with (but without duplication of) Investments permitted by Section 6.9(f) and Indebtedness permitted under Section 6.2(c)) shall not exceed $20,000,000 and (iii) any payments of such guaranties are permitted so long as no Event of Default has occurred and is continuing and Borrowers have Excess Availability of $7,500,000 or greater immediately after giving effect to each such payment.

(h) Guarantee Obligations consisting of indemnification and contribution agreements in connection with sales or other Dispositions permitted under Section 6.6, including indemnification obligations with respect to leases, and guarantees of collectability in respect of accounts receivable or notes receivable for up to face value;

(i) accommodation guarantees for the benefit of trade creditors of Administrative Borrower or any of its Subsidiaries in the ordinary course of business of obligations of Administrative Borrower or any of its Subsidiaries, which obligations are otherwise permitted by this Agreement;

(j) Guarantee Obligations with respect to an aggregate principal amount (together with (but without duplication of) Guarantee Obligations permitted by Section 6.4(n), Investments permitted by Section 6.9(g) and Investments permitted under Section 6.9(m)) of up to $10,000,000 of third-party loans and advances to Local Agents and Owner/Operators, provided, that, no such Guarantee Obligations shall be incurred if Excess Availability is less than $10,000,000 after giving effect to such Guarantee Obligation;

(k) Guarantee Obligations of Administrative Borrower and its Subsidiaries in respect of obligations in connection with any Relocation SPV Financing; provided, that, such obligations shall not constitute payment of any Indebtedness;

(l) Guarantee Obligations incurred pursuant to the Guarantee and Collateral Agreement or otherwise in respect of Indebtedness permitted by Section 6.2(a);

(m) guarantees made by any Foreign Subsidiary of third party obligations under leases, provided, that, that the aggregate amount of obligations under such guarantees shall not exceed $300,000 at any one time outstanding;

(n) Guarantee Obligations in respect of Indebtedness of a Person in connection with a joint venture or similar arrangement which as to all of such Persons do not at any time exceed (together with (but without duplication of) Guarantee Obligations permitted by Section 6.4(j), Investments permitted by Section 6.9(g) and Investments permitted under Section 6.9(m)) $10,000,000 in aggregate principal amount; provided, that, such amount shall be reduced by the aggregate amount of then existing Investments permitted by Section 6.9(g) and provided further that no such Guarantee Obligations shall be incurred if Excess Availability is less than $10,000,000 after giving effect to such Guarantee Obligation;

(o) Guarantee Obligations of Administrative Borrower or any of its Subsidiaries in respect of Indebtedness permitted by Section 6.2(n), provided, that, if such Indebtedness is Subordinated Debt, such Guarantee Obligations shall be subordinated to the Obligations in form and substance reasonably satisfactory to Agent; and

(p) Guarantee Obligations of Administrative Borrower or any of its Subsidiaries in respect of Indebtedness permitted by Section 6.2(o).

provided, that, in no event shall Administrative Borrower or any other Loan Party guarantee any obligation of Parent or any Finance Subsidiary.

6.5 Limitation of Fundamental Changes.

Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, except:

(a) any Subsidiary of Administrative Borrower may be merged or consolidated with or into Administrative Borrower (provided, that, Administrative Borrower shall be the continuing or surviving corporation) or with or into any one or more Wholly Owned Subsidiaries of Administrative Borrower (provided, that, the Wholly Owned Subsidiary or Subsidiaries of Administrative Borrower shall be the continuing or surviving entity; and provided, that, no Subsidiary that is a Loan Party may be merged or consolidated with or into a Subsidiary that is not a Loan Party unless the continuing or surviving entity is a Loan Party); provided, that, the Accounts of any Subsidiary that is not a Borrowing Base Company shall not be Eligible Accounts, Eligible Unbilled Delivered Accounts, Eligible Unbilled In-Transit Accounts, Eligible US Government Accounts, Eligible Unbilled US Government Delivered Accounts and Eligible Consumer Accounts, until such time as Agent and the Lenders shall have completed an audit of such Accounts and such other due diligence reasonably requested by Agent, in a manner and with results reasonably satisfactory to Agent;

(b) any Subsidiary of Administrative Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to Administrative Borrower or to any Wholly Owned Subsidiary of Administrative Borrower; provided, that, Dispositions of assets by any Loan Party to any Subsidiary that is not a Loan Party shall be subject to the limitations set forth in Section 6.9(f), and

(c) as expressly permitted by Section 6.6(a)(v) and (ix).

6.6 Limitation of Sale of Assets.

(a) Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Stock, to any Person other than Administrative Borrower or any Wholly Owned Subsidiary of Administrative Borrower, except:

(i) the sale or other Disposition of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(ii) the sale or other Disposition of any property other than ABL Priority Collateral (other than the sale of Inventory in the ordinary course of business) in the ordinary course of business;

(iii) (A) the sale or discount without recourse of accounts receivable (Eligible Accounts, Eligible Unbilled Delivered Accounts, Eligible Unbilled In-Transit Accounts, Eligible US Government Accounts, Eligible Unbilled US Government Delivered Accounts, and Eligible Consumer Accounts) or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable (other than Eligible Accounts, Eligible Unbilled Delivered Accounts, Eligible Unbilled In-Transit Accounts, Eligible US Government Accounts, Eligible Unbilled US Government Delivered Accounts, and Eligible Consumer Accounts) into or for notes receivable, in connection with the compromise or collection thereof, and (B) the sale of as permitted pursuant to Section 6.6(a)(xi) or (xii) below; provided, that, in the case of any Foreign Subsidiary of Administrative Borrower, any such sale or discount may be with recourse if such sale or discount is consistent with customary practice in such Foreign Subsidiary’s country of business and the aggregate amount of any such recourse shall (to the extent such recourse is required by GAAP to be included as Indebtedness on the consolidated balance sheet of Parent and its consolidated subsidiaries) be included in the determination of such Foreign Subsidiary’s Indebtedness for purposes of Section 6.2;

(iv) as permitted by Section 6.5(b);

(v) any other Asset Sales by Administrative Borrower or any of its Subsidiaries the non-cash portion of the consideration for which does not exceed 25% thereof; provided, that, (A) no Asset Sales shall be permitted by this clause (v) of ABL Priority Collateral or Specified Intellectual Property, (B) all Asset Sales permitted by this clause (v) shall be made for Fair Market Value and (C) an amount equal to 100% of such Net Cash Proceeds of any such Asset Sale is applied in accordance with Section 2.4 (if applicable);

(vi) the abandonment or other Disposition of any patent, trademark or other intellectual property that is, in the reasonable judgment of Administrative Borrower, no longer (A) material and economically practicable to maintain or (B) useful in the conduct of the business of Administrative Borrower and its Subsidiaries, in each case taken as a whole;

(vii) Dispositions or Investments permitted by Section 6.9(k) or (l); provided, that, an amount equal to 100% of the Net Cash Proceeds of any such Asset Sale is applied in accordance with Section 2.4, if applicable;

(viii) Dispositions of equipment, and (in the case of any Disposition by any Foreign Subsidiary) other property, to Local Agents and Owner/Operators, including sales pursuant to lease or conditional sales agreements; provided, that, an amount equal to 100% of the Net Cash Proceeds of any such Asset Sale is applied in accordance with Section 2.4 (if applicable);

(ix) the Disposition of any Subsidiary that is not a Material Subsidiary;

(x) licenses, subleases and other similar Dispositions in connection with any Disposition permitted by clauses (f) and (i) of this Section 6.6(a);

(xi) Dispositions by SWI, SIRVA Relocation, SRHL, or any of their respective Subsidiaries engaged in the Employee Relocation Business to a Relocation SPV or to SIRVA Mortgage, Inc., in each case in connection with the Employee Relocation Business, of the following, for value that is reasonable (as determined by the Administrative Borrower in good faith): (A) any residential property, fixtures or related assets purchased in connection with the Employee Relocation Business, (B) any notes or receivables (x) from relocating employees or customers of the Employee Relocation Business representing an advance of any portion of the purchase price for residential properties, fixtures or related assets or (y) otherwise created in the ordinary course of the Employee Relocation Business (provided, that, this clause (B) shall not permit any Dispositions of Accounts set forth on the Borrowing Base Certificate most recently delivered pursuant to this Agreement), (C) any contractual rights in respect of reimbursement or indemnification for losses upon resale of any residential properties, fixtures or related assets Disposed pursuant to clause (A) above, or (D) a portion of the fees due from customers of the Employee Relocation Business, the transfer of which shall, in the good faith determination of the Administrative Borrower, be limited in amount to the amount necessary to compensate such Relocation SPV or SIRVA Mortgage, Inc., as the case may be, for expected losses upon resales of residential properties, fixtures or related assets for which the customer has not agreed to make indemnification or reimbursement; and

(xii) the sale, assignment or transfer of **** Accounts in connection with a Permitted **** Accounts Purchase Program approved by Agent in accordance with the terms and conditions of this Agreement; and

(xiii) transfers of property other than ABL Priority Collateral subject to casualty, eminent domain or a deed in lieu.

(b) Convey, sell or otherwise transfer shares of Stock of a Foreign Subsidiary to any Loan Party or any Domestic Subsidiary (other than any Excluded Domestic Subsidiary) of such Loan Party unless at the time of such conveyance, sale or transfer (or promptly thereafter) such Loan Party or such Domestic Subsidiary shall execute and deliver to Agent a Stock pledge agreement and take any necessary steps to perfect the security interest to be created thereby; provided, that, only 65% of the total outstanding voting Stock of any first tier Foreign Subsidiary (and none of the Stock of any Subsidiary of such Foreign Subsidiary) or of any Excluded Domestic Subsidiary shall be required to be pledged.

6.7 Limitation on Loans and Dividends to Parent.

Make any advance, loan or extension of credit to Parent or declare or pay any dividend (other than dividends payable solely in common stock of Administrative Borrower or options, warrants or other rights to purchase common stock of Administrative Borrower) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Stock of Administrative Borrower or any warrants or options to purchase any such Stock, whether now or hereafter outstanding, or make any other distribution (other than distributions payable solely in common stock of Administrative Borrower or options, warrants or other rights to purchase common stock of Administrative Borrower) in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Administrative Borrower or any Subsidiary, except that:

(a) so long as (x) no Event of Default shall have occurred and be continuing or would result therefrom and (y) Excess Availability is greater than $7,500,000 before and after giving effect to each such advance, loan, extension of credit, dividend or payment, Administrative Borrower and any of its Subsidiaries may make loans and advances, and Administrative Borrower may pay cash dividends, to Parent in an aggregate amount sufficient to allow Parent to pay:

(i) costs (including all professional fees and expenses) incurred by Parent in connection with reporting obligations under or otherwise incurred in connection with compliance with applicable laws, applicable rules or regulations of any governmental, regulatory or self-regulatory body, the Loan Documents or any other agreement or instrument relating to Indebtedness of Administrative Borrower or any Subsidiary of Administrative Borrower;

(ii) indemnification and reimbursement obligations of Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person relating to their serving in any such capacity;

(iii) obligations of Parent in respect of director and officer insurance (including premiums therefor); and

(iv) professional fees and expenses and other operational expenses of Parent relating to its status, existence or operation as a public company, or to the ownership, management or operation of the business of Administrative Borrower, any Subsidiary of Administrative Borrower, or any Subsidiary of Parent the principal business of which relates to supporting or financing the business of Administrative Borrower or any of its Subsidiaries, in each case, incurred in the ordinary course of business and in an amount not to exceed $3,500,000 in any fiscal year.

(b) Administrative Borrower and any of its Subsidiaries may make loans and advances, and Administrative Borrower may pay cash dividends, to Parent (i) in an aggregate amount sufficient to allow Parent to pay any taxes, charges or assessments required to be paid by Parent, other than those resulting from or relating to its owning stock or other equity interests of any corporation or other Person other than Administrative Borrower or any of its Subsidiaries or otherwise not relating to the income attributable from Administrative Borrower and its Subsidiaries, and (ii) to the extent not provided for in clause (i) above, in respect of the tax liabilities and other obligations of Administrative Borrower and its Subsidiaries due in accordance with the Tax Sharing Agreement (provided, that, if the amount of loans, advances and dividends paid to Parent pursuant to the Tax Sharing Agreement for any tax payment exceeds the aggregate amount of the applicable taxes, charges or assessments related thereto and is not distributed to a Subsidiary of Parent pursuant to the Tax Sharing Agreement, Parent shall promptly contribute such excess to Administrative Borrower);

(c) so long as (x) no Event of Default shall have occurred and be continuing or would result therefrom and (y) Excess Availability is greater than $15,000,000 before and after giving effect to each such advance, loan, extension of credit, dividend or payment, Administrative Borrower and any of its Subsidiaries may make loans and advances, and Administrative Borrower may pay cash dividends, to Parent in an aggregate amount sufficient to allow Parent to pay expenses incurred by Parent in connection with any registrations, public offerings or exchange listings of equity securities or Indebtedness and maintenance of the same (A) where the net proceeds of such offering are to be received by or contributed or loaned to Administrative Borrower or a Subsidiary of Administrative Borrower, or (B) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (C) otherwise on an interim basis prior to completion of such offering so long as Parent shall cause the amount of such expenses to be repaid to Administrative Borrower or the relevant Subsidiary of Administrative Borrower out of the proceeds of such offering promptly if completed;

(d) Administrative Borrower and any of its Subsidiaries may make loans and advances to Parent to allow Parent to capitalize any Relocation SPV; provided, that, the aggregate amount of such Investments is permitted by Section 6.9(q) or 6.9(r); provided, that, such loans and advances shall be evidenced by promissory notes which shall constitute “Pledged Collateral” under the Guarantee and Collateral Agreement; provided, that, within five Business Days after the making of such loan or advance, the Relocation SPV shall have acquired from SWI or any of its Subsidiaries assets pursuant to Section 6.6(a)(xi) or repaid all amounts owed by the Relocation SPV to Parent (which shall promptly contribute such amount to Administrative Borrower), Administrative Borrower or any of its Subsidiaries, in an amount substantially equal (after giving effect to any ordinary course discounts in connection with such transactions) to the amount of such loan or advance;

(e) [Reserved];

(f) on the Closing Date, SWI may declare and pay a dividend to Parent in an amount to not to exceed $109,000,000 payable solely from the proceeds received in respect to the term loans under the Term Loan Agreement, in connection with the redemption of 85,420.953 shares of Preferred Stock of Parent having a value of $109,000,000 in the aggregate;

(g) so long as (x) no Event of Default shall have occurred and be continuing or would result therefrom and (y) Excess Availability is greater than $10,000,000 before and after giving effect to each such dividend, loan or advance, Administrative Borrower and any of its Subsidiaries may make loans and advances, and Administrative Borrower may pay cash dividends, to Parent in an aggregate amount sufficient to allow Parent to repurchase shares of its common stock or options in respect thereof held by any existing or former employees or management or directors of the he Administrative Borrower, Parent or any Subsidiary of Administrative Borrower or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; provided, that, (i) such common stock or options were received for services related to, or for the benefit of, Administrative Borrower or its Subsidiaries and (ii) the aggregate amount of such loans, advances and dividends does not exceed $2,500,000 in any fiscal year;

(h) so long as (x) no Event of Default shall have occurred and be continuing or would result therefrom, (y) Excess Availability is greater than $10,000,000 before and after giving effect to each such loan or advance and (z) Administrative Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 7, immediately after giving effect thereto on a Pro Forma Basis, Administrative Borrower and any of its Subsidiaries may make loans and advances to Parent in an aggregate amount not to exceed $5,000,000; and

(i) in addition to the loans, advances and dividend payments otherwise permitted under clauses (a) through (f) of this Section 6.7, Administrative Borrower and any of its Subsidiaries may make loans and advances, and Administrative Borrower may pay cash dividends to Parent in an amount not to exceed to the Available Amount at such time; provided, that, (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (B) immediately after giving effect such loans, advances or cash dividends on a Pro Forma Basis, Administrative Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 7 immediately after giving effect thereto on a Pro Forma Basis whether or not a Covenant Testing Period exists, and (C) Excess Availability is greater than $10,000,000 before and after giving effect to each such loan, advance or cash dividend.

6.8 [Intentionally Omitted].

6.9 Limitation on Investments, Loans and Advances.

Make any advance, loan, extension of credit or capital contribution (excluding bona fide Accounts arising in the ordinary course of business) to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment, in cash or by transfer of assets or property (each an “Investment”), in any Person, except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments in Cash Equivalents;

(c) Investments existing on the Closing Date and described in Schedule 6.9(c), setting forth the respective amounts of such Investments as of such date;

(d) Investments in notes receivable and other instruments and securities obtained in connection with transactions permitted by Section 6.6(a)(iii);

(e) loans and advances to officers, directors or employees of Administrative Borrower or any of its Subsidiaries (i) in the ordinary course of business for travel and entertainment or relocation expenses, (ii) existing on the Closing Date and described in Schedule 6.9(c), (iii) made after the Closing Date for other purposes, not to exceed (as to Parent and all its Subsidiaries), with respect to clauses (i), (ii) and (iii) hereof together with (but without duplication of) the amount of all Guarantee Obligations permitted pursuant to Section 6.4(d), $4,000,000 in the aggregate outstanding at any time or (iv) relating to indemnification or reimbursement of any officers, directors or employees in respect of liabilities relating to their serving in any such capacity or as otherwise specified in Section 6.11;

(f) (i) Investments of Administrative Borrower in its Wholly Owned Subsidiaries and by such Subsidiaries in Administrative Borrower and in Wholly Owned Subsidiaries Administrative Borrower, provided, that, (A) each such Person is party to the Intercompany Subordination Agreement, (B) the aggregate amount of Investments made by any Loan Party in any Subsidiary that is not a Loan Party (together with (but without duplication of) the Indebtedness permitted under Section 6.2(c) and Guarantee Obligations permitted under clause (ii) of Section 6.4(g)) shall not exceed $20,000,000 in the aggregate at any one time outstanding) and (C) no Investments may be made by any Loan Party in any Subsidiary that is not a Loan Party unless no Event of Default has occurred and is continuing and Borrowers have Excess Availability of $7,500,000 or greater immediately after giving effect to each such Investment, and (ii) Investments in Parent in amounts and for purposes for which dividends are permitted under Section 6.7; provided, that, at no time does the aggregate amount of such Investments (or relevant dividends) exceed the permitted amount of such dividend;

(g) Investments by Administrative Borrower or any of its Subsidiaries in a Person in connection with a joint venture or similar arrangement in an aggregate amount not to exceed at any time an amount (together with (but without duplication of) Guarantee Obligations permitted by Section 6.4(j), Guarantee Obligations permitted by Section 6.4(n) and Investments permitted under Section 6.9(m)) equal to $10,000,000; provided, that, no such Investments shall be incurred if Excess Availability is less than $10,000,000 after giving effect to such Investment;

(h) [Intentionally Omitted]

(i) Investments by Administrative Borrower and its Subsidiaries under Permitted Hedging Arrangements, including Investments of Administrative Borrower under Interest Rate Protection Agreements relating to Indebtedness of Administrative Borrower under the Term Loan Agreement, if any;

(j) Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or otherwise described in Sections 6.3(c), (d) or (f);

(k) Investments representing non-cash consideration received by Administrative Borrower or any of its Subsidiaries in connection with any Asset Sale, provided, that, in the case of any Asset Sale permitted under Section 6.6(a)(v), such non-cash consideration constitutes not more than 25% of the aggregate consideration received in connection with such Asset Sale and any such non-cash consideration received by Administrative Borrower or any of its Subsidiaries (other than Foreign Subsidiaries to the extent that such Loan Party’s obligations would be secured by a pledge of such non-cash consideration) is pledged to Agent for the benefit of the Secured Parties pursuant to the Loan Documents;

(l) Investments representing evidences of Indebtedness, securities or other property received from another Person by Administrative Borrower or any of its Subsidiaries in connection with any bankruptcy proceeding or other reorganization of such other Person or as a result of foreclosure, perfection or enforcement of any Lien or exchange for evidences of Indebtedness, securities or other property of such other Person held by Administrative Borrower or any of its Subsidiaries; provided, that, any such securities or other property received by Administrative Borrower or any of its Subsidiaries (other than Foreign Subsidiaries (to the extent that Administrative Borrower’s obligations would be secured by a pledge of such securities or other property)) is, to the extent required under the Guarantee and Collateral Agreement, pledged to Agent for the benefit of the Secured Parties pursuant to the Loan Documents; and provided, that, in the event that the aggregate expected value of such securities or other property received with respect to a Person is less than $1,000,000, Administrative Borrower or such

Subsidiary may, rather than pledge such securities and other property to Agent, dispose of such securities and other property within 180 days of the receipt thereof and any such securities and other property not so disposed of by such 180th day shall, to the extent required under the Guarantee and Collateral Agreement, be pledged to Agent for the benefit of the Secured Parties pursuant to the Loan Documents;

(m) Loans to Local Agents and Owner/Operators in the ordinary course of business for working capital purposes, and Investments by Administrative Borrower and its Subsidiaries represented by any Financing Lease or conditional sale of equipment by Administrative Borrower or any of its Subsidiaries to Local Agents or Owner/Operators, in an aggregate amount (together with (but without duplication of) Guarantee Obligations permitted by Section 6.4(j), Guarantee Obligations permitted by Section 6.4(n) and Investments permitted under Section 6.9(g)) not to exceed $10,000,000 outstanding at any one time; provided, that, such amount shall be reduced by the aggregate principal amount of loans and advances in respect of Guarantee Obligations permitted by Section 6.4(j) provided, that, no such Investments shall be incurred if Excess Availability is less than $10,000,000 after giving effect to such Investment;

(n) Loans and advances by Administrative Borrower or any of its Subsidiaries to Parent expressly permitted by Section 6.7;

(o) loans and advances made by SIRVA Relocation, SRHL, any of their respective Subsidiaries or any other Subsidiary of Administrative Borrower primarily engaged in the Employee Relocation Business to a relocating employee for the purpose of financing a portion of the purchase price for the acquisition of residential real estate, fixtures or related assets, provided, that, such loans and advances are (i) made by SIRVA Relocation, SRHL or any such Subsidiaries in the ordinary course of business in connection with the provision of relocation services and (ii) guaranteed by the relocating employee’s employer;

(p) acquisitions expressly permitted by Section 6.10;

(q) Investments comprised of loans or advances to Parent to allow Parent to capitalize a Relocation SPV; provided, that, (i) the aggregate amount of all such Investments outstanding at any time shall not exceed an amount that is equal to $30,000,000 and (ii) within five Business Days after the making of such Investment, the Relocation SPV shall have acquired from Administrative Borrower or any of its Subsidiaries assets pursuant to Section 6.6(a)(xi) or repaid all amounts owed by the Relocation SPV to Parent (which shall promptly contribute such amount to Administrative Borrower), Administrative Borrower or any of its Subsidiaries, in an amount substantially equal (after giving effect to any ordinary course discounts in connection with such transactions) to the amount of such Investment; and

(r) (i) Investments not otherwise permitted by the preceding clauses of this Section 6.9 not to exceed in the aggregate $10,000,000 outstanding at any time and (ii) additional Investments up to the Available Amount at such time; provided, that, in the case of clauses (i) and (ii), (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (B) Administrative Borrower and its Subsidiaries shall be in compliance with the financial covenant set forth in Section 7 after giving effect thereto on a Pro Forma Basis and (C) Excess Availability is greater than $10,000,000 before and after giving effect to each such Investment.

6.10 Limitations on Certain Acquisitions.

Acquire by purchase or otherwise all the business, or stock or other evidences of beneficial ownership of, or all or substantially all of the assets of any Person, except that Administrative Borrower and its Subsidiaries shall be allowed to make any such acquisitions so long as:

(a) such acquisition is expressly permitted by Section 6.5 (a) and (b):

(b) the aggregate consideration consists of any combination of:

(i) Stock of Parent; and/or

(ii) cash in an amount equal to the net cash proceeds of the sale or issuance of Stock of Parent which amount (if such cash consideration is paid by Administrative Borrower or any of its Subsidiaries) is contributed to Administrative Borrower within 90 days prior to the date of the relevant acquisition; or

(c) (i) the aggregate consideration consists of any combination of cash and other property (excluding cash and other property covered under clauses (i) and (ii) of Section 6.10(b)) and Indebtedness (whether incurred or assumed) in an aggregate amount which, when aggregated with all other amounts of cash and such other property paid for acquisitions, and Indebtedness incurred or assumed, in each case in reliance on this clause (c)(i), does not exceed $50,000,000 (of which not more than $25,000,000 in the aggregate may be used to acquire the Stock of any Person that is not a Loan Party or other assets that are not Collateral); and/or

(ii) the aggregate consideration consists of any combination of additional cash and other property (excluding cash and other property covered under Section 6.10(b), Section 6.10(c)(i) and/or Section 6.10 (c)(ii)) and Indebtedness (whether incurred or assumed) in an aggregate amount which, when aggregated with all other amounts of cash and such other property paid for acquisitions, and Indebtedness incurred or assumed, in each case in reliance on this clause (c)(iii), does not exceed the Available Amount at such time, provided, that, at the time of such acquisition, (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (y) Administrative Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 7 after giving effect thereto on a Pro Forma Basis, whether or not a Covenant Testing Period exists;

provided, that, in each case under clauses (b) and (c) above that, (A) Administrative Borrower shall be in compliance, on a Pro Forma Basis after giving effect to such acquisition (as evidenced by a certificate in form and substance reasonably satisfactory to Agent signed by a Responsible Officer of Administrative Borrower and delivered to Agent (which shall promptly deliver copies to each Lender) at least three Business Days prior to the consummation of such acquisition)), with the financial covenants contained in Section 7, whether or not a Covenant Testing Period exists, (B) after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or shall occur as a result of such acquisition, and (C) Excess Availability (provided, that, during any Seasonal Availability Period, the amount of Seasonal Availability then in effect, shall not be included in any calculation of Excess Availability) shall be greater than $10,000,000 before and after giving effect to each such acquisition.

6.11 Limitation on Transactions with Affiliates.

Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate of Administrative Borrower unless such transaction is (a) otherwise permitted under this Agreement, and (b) upon terms no less favorable to Administrative Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate; provided, that, nothing contained in this Section 6.11 shall be deemed to prohibit:

(i) Administrative Borrower or any of its Subsidiaries from entering into or performing any consulting, management or employment agreements or other compensation arrangements with a director, officer or employee of Parent or any of its Subsidiaries, provided, that, the annual aggregate base compensation with respect to any such director, in its capacity as such, is not in excess of $500,000;

(ii) the payment of transaction expenses in connection with this Agreement and the other transactions related hereto and thereto;

(iii) Administrative Borrower or any of its Subsidiaries from entering into, making payments pursuant to and otherwise performing an indemnification and contribution agreement in favor of each person who becomes a director, officer, agent or employee of Parent, Administrative Borrower or any of their respective Subsidiaries, in respect of liabilities (A) arising under the Securities Act, the Exchange Act and any other applicable securities laws or otherwise, in connection with any offering of securities by Parent, Administrative Borrower or any of their Subsidiaries, (B) incurred to third parties for any action or failure to act of Parent, Administrative Borrower or any of their Subsidiaries, predecessors or successors, (C) arising out of the fact that any indemnitee was or is a director, officer, agent or employee of Parent, Administrative Borrower or any of their Subsidiaries, or is or was serving at the request of any such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or enterprise or (D) to the fullest extent permitted by Delaware or other applicable state law, arising out of any breach or alleged breach by such indemnitee of his or her fiduciary duty as a director or officer of Parent, Administrative Borrower or any of their Subsidiaries;

(iv) Administrative Borrower or any of its Subsidiaries from performing any agreements or commitments with or to any Affiliate existing on the Closing Date and described on Schedule 6.11(iv);

(v) any transaction permitted under Sections 6.4(d) and (k), 6.5(a) and (b), 6.6(a)(xi), 6.7(a)(ii), (b), (d), (e), (g), (h) and (i), 6.9(l), the terms and conditions of any advance, loan or extension of credit to Parent permitted by Section 6.7 or any transaction permitted by this Agreement between Loan Parties; or

(vi) Administrative Borrower or any of its Subsidiaries from performing its obligations under the Tax Sharing Agreement.

For purposes of this Section 6.11, (A) any transaction with any Affiliate shall be deemed to have satisfied the standard set forth in clause (b) of the first sentence of this subsection 6.11 if (i) such transaction is approved by a majority of the Disinterested Directors of the board of directors of Administrative Borrower or the applicable Subsidiary, or (ii) in the event that at the time of any such transaction, there are no Disinterested Directors serving on the board of directors of Administrative Borrower or such Subsidiary, such transaction shall be approved by a nationally recognized expert with expertise in appraising the terms and conditions of the type of transaction for which approval is required, and (B) “Disinterested Director” shall mean, with respect to any Person and transaction, a member of the board of directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.

6.12 Limitation on Sales and Leaseback.

Enter into any arrangement with any Person providing for the leasing by Administrative Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by Administrative Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of Administrative Borrower or such Subsidiary (any of such arrangements, a “Sale and Leaseback Transaction”), unless (a) in the case of any Financing Lease pursuant to such arrangement, the incurrence of such Financing Lease is permitted under Section 6.2(d) or (b) in the case of any other lease pursuant to such arrangements, (i)

the lease payments thereunder will be treated as an operating expense for purposes of determining EBITDA and (ii) the aggregate Net Cash Proceeds from all Sale and Leaseback Transactions permitted by this clause (b) shall not during the term of this Agreement exceed an amount permitted by Section 6.6(a)(v).

6.13 [Intentionally Omitted]

6.14 Limitation on Changes in Fiscal Year.

Permit the fiscal year of Administrative Borrower or any of its Subsidiaries to end on a day other than the last day of December.

6.15 Limitation on Lines of Business; Creation of Subsidiaries.

(a) Enter into any business, either directly or through any Subsidiary or joint venture or similar arrangement described in Section 6.9(g), except for those businesses of the same general type as those in which Loan Parties and their Subsidiaries are engaged on the Closing Date, or which are related thereto.

(b) Create any new Subsidiaries of Administrative Borrower other than any other new Subsidiary that (i) in the case of a new Domestic Subsidiary, shall execute and deliver to Agent, as applicable, the Guarantee and Collateral Agreement, the Intercreditor Agreement and appropriate Mortgages and other security documents and take any necessary steps to perfect the security interest to be created thereby and for which the relevant parent corporation (if such parent corporation is Administrative Borrower or a Guarantor) shall execute and deliver to Agent a stock pledge agreement and take any necessary steps to perfect the security’ interest to be created thereby; provided, that, in the case of a Foreign Subsidiary, only 65% of the voting stock of such Subsidiary will be required to be pledged by the relevant parent under such stock pledge agreement and (ii) in the case of a Foreign Subsidiary, if applicable, shall execute and deliver to Agent, the Intercompany Subordination Agreement.

6.16 Limitation on Modifications of Tax Sharing Agreement.

Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the Tax Sharing Agreement in any manner that would increase the amounts payable by Administrative Borrower or any of its Subsidiaries thereunder in any manner that could reasonably be expected to be materially adverse to the Lenders, other than amendments reasonably reflecting changes in law or regulations after the date hereof, or (b) otherwise amend, supplement or otherwise modify the terms and conditions of the Tax Sharing Agreement except to the extent that any such amendment, supplement or modification could not reasonably be expected to have a Material Adverse Change.

6.17 Use of Proceeds.

Use the proceeds of the Advances or the Letters of Credit for purposes other than (a) to repay in full on the Closing Date all amounts outstanding under the Existing First Lien Credit Agreement, (b) to repay the aggregate principal amount outstanding under the Existing Second Lien Credit Agreement, and (c) to pay fees and expenses incurred in connection therewith and (e) to working capital and other general corporate purposes of Administrative Borrower and its Subsidiaries.

6.18 Covenants of Parent.

With respect to Parent:

(a) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than:

(i) those incidental to its ownership of its Subsidiaries, including the provision of administrative, legal, accounting and management services to or on behalf of any of its Subsidiaries,

(ii) the entry into, and the exercise of rights and performance of obligations in respect of, (A) this Agreement and any other Loan Document to which Parent is a party, (B) the Term Loan Agreement and any other Term Loan Document to which Parent is a party (subject to the Intercreditor Agreement), (C) contracts and agreements with officers, directors and employees of Parent or its Subsidiaries relating to their employment or directorships, (D) insurance policies and related contracts and agreements, and (E) equity subscription agreements, registration rights agreements, voting and other stockholder agreements, engagement letters and other agreements in respect of its equity securities,

(iii) the offering, issuance, sale and repurchase or redemption of, and dividends or distributions on, its equity securities and the Preferred Stock of Parent to the extent not constituting Disqualified Stock;

(iv) the making of payments, loans or dividends or other distributions with proceeds of the loans, dividends or other distributions that are permitted to be made to Parent pursuant to Section 6.7 for the purposes set forth in Section 6.7;

(v) the filing of registration statements, and compliance with applicable reporting and other obligations, under federal, state or other securities laws,

(vi) the listing of its equity securities and compliance with applicable reporting and other obligations in connection therewith,

(vii) the retention of (and the entry into, and the exercise of rights and performance of obligations in respect of, contracts and agreements with) transfer agents, private placement agents, underwriters, counsel, accountants and other advisors and consultants,

(viii) compliance with applicable reporting and other obligations, under federal, state or other securities laws,

(ix) the performance of obligations under and compliance with (A) its certificate of incorporation and by-laws or (B) other organizational documents, or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including, without limitation, as a result of or in connection with the activities of its Subsidiaries,

(x) the incurrence and payment of its operating and business expenses and any taxes for which it may be liable,

(xi) the making of loans to or other Investments in, or incurrence of Indebtedness to, its Subsidiaries (to the extent not prohibited by this Agreement),

(xii) the ownership of, and the exercise of rights and performance of obligations in respect of, Intellectual Property that is not registered under the laws of the United States, including foreign patents, trademarks, trade names, copyrights, technology, know-how and processes and licensing such Intellectual Property and foreign patents, trademarks, trade names, copyrights, technology, know-how and processes (other than Intellectual Property which is material to the business of Administrative Borrower and its Subsidiaries, which Intellectual Property shall be owned by Administrative Borrower and its Subsidiaries), and

(xiii) other activities incidental or related to the foregoing;

(b) Guarantee any Indebtedness or other obligations of any of its Subsidiaries, (it being understood that this provision shall not restrict Parent from incurring or suffering to exist any Lien on any Stock or Indebtedness of, or other ownership interests in, Administrative Borrower, to secure its Guarantee of the Obligations as set forth in the Guarantee and Collateral Agreement and its guarantee of the Term Loan Obligations); and

(c) own, lease, manage or otherwise operate any material tangible properties or assets (it being understood that cash and cash equivalents do not constitute tangible properties or assets) other than the ownership of shares of Stock of its Subsidiaries, or otherwise as contemplated by or in connection with any activity permitted under the preceding clause (a) of this Section 6.18.

6.19 Limitation on Negative Pledge Clauses.

Enter into with any Person any agreement which prohibits or limits the ability of Administrative Borrower or any of its Subsidiaries (other than any Excluded Domestic Subsidiaries, Foreign Subsidiaries or Subsidiaries thereof) to create, incur, assume or suffer to exist any Lien in favor of the Lenders with respect to the Obligations upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other Loan Documents and any related documents, (b) the Term Loan Agreement and the Term Collateral Documents, (d) any industrial revenue or development bonds, purchase money mortgages, acquisition agreements or Financing Leases permitted by this Agreement (in which cases, any prohibition or limitation shall only be effective against the assets financed or acquired thereby) or operating leases of real property entered into in the ordinary course of business and (e) any agreements in connection with any Relocation SPV Financing (in which cases, any prohibition or limitation shall only be effective against the residential properties, fixtures, notes, receivables arising in respect of the Employee Relocation Business (and not any Accounts or Credit Card Receivables of the type included in the calculation of the Borrowing Base), fees and related assets subject thereto).

6.20 Clauses Restricting Subsidiary Distributions.

Enter into with any Person any agreement which prohibits or limits the ability of Administrative Borrower or any of its Subsidiaries (other than any Foreign Subsidiaries or Subsidiaries thereof) to create, incur, assume or suffer to exist any Lien in favor of the Lenders with respect to the Obligations upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other Loan Documents and any related documents, (b) the Term Loan Agreement and the Term Collateral Documents, (c) any industrial revenue or development bonds, purchase money mortgages, acquisition agreements or Financing Leases permitted by this Agreement (in which cases, any prohibition or limitation shall only be effective against the assets financed or acquired thereby) or operating leases of real property entered into in the ordinary course of business and (d) any agreements in connection with any Relocation SPV Financing (in which cases, any prohibition or limitation shall only be effective against the residential properties, fixtures, notes, receivables arising in respect of the Employee Relocation Business (and not any Accounts or Credit Card Receivables of the type included in the calculation of the Borrowing Base), fees and related assets subject thereto).

6.21 Optional Payments of Term Loan Obligations and Modifications of Term Loan Obligations.

Make any payment of principal of or interest on, or acquire, redeem or otherwise retire, or make any other distribution in respect of, any Term Loan Obligations; provided, that, Administrative Borrower may (a) make regularly scheduled payments of principal and interest as and when due under the Term Loan Agreement and mandatory payments of principal and accrued interest as and when due under the Term Loan Agreement pursuant to Section 3.4 of the Term Loan Agreement as in effect on the date hereof (in connection with any such mandatory payment pursuant to Sections 3.4 and 8.1 of the Term Loan Agreement, Administrative Borrower may pay prepayment premiums; provided, that, no proceeds of Advances may be used to pay any such prepayment premiums, (b) make any payments, acquisitions, redemptions or other retirements or distributions on the Term Loan Obligations (including without limitation Discounted Voluntary Prepayments (as defined in the Term Loan Agreement in effect on the date hereof)) in addition to those permitted by Sections 6.21(a) and (c) hereof, to the extent such payments are financed with cash contributions to the common equity of SWI made by Parent directly with cash proceeds actually received by Parent by way of issuance of common equity securities, other equity securities not constituting Disqualified Stock or in return for the issuance of its Stock, provided, that, on the date of such payment, acquisition, redemption or other retirement or distribution and after giving effect thereto, no Default or Event of Default has occurred and is continuing or would result therefrom, and (c) make any other payments, acquisitions, redemptions or other retirements or distributions on the Term Loan Obligations (including without limitation Discounted Voluntary Prepayments (as defined in the Term Loan Agreement in effect on the date hereof)) in an amount equal to the Available Amount at such time; provided, that, (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) Excess Availability shall be greater than $10,000,000 before and after giving effect to each such payment, acquisition, redemption, retirement or distribution, (iii) no Advances shall be outstanding before and after giving effect to each such payment, acquisition, redemption, retirement or distribution, and (iv) Borrowers shall be in compliance with Section 7 on a Pro Forma Basis after giving effect to each such payment, acquisition, redemption, retirement or distribution.

6.22 Modifications of Organizational Documents.

Make any amendment, waiver, consent, supplement or other modification to any of its certificate or articles of incorporation or by laws if the effect of such amendment, restatement, supplement or other modification would be materially adverse to the Lenders.

6.23 Change Name.

Change any Loan Party’s name, organizational identification number, state of organization or organizational identity except for such changes made in accordance with Section 5.2.5 of the Guarantee and Collateral Agreement.

6.24 Subsidiary Ownership; Joint Ventures.

Subject to Sections 6.5 and 6.6, cause or permit Administrative Borrower to own less than 100% of the Stock of each direct or indirect Subsidiary of Administrative Borrower; provided, that, Administrative Borrower and its Subsidiaries may own joint ventures in existence on the Closing Date and create joint ventures permitted by Section 6.9(c) and (g) and nominal shares of Foreign Subsidiaries may be held by Persons other than the Administrative Borrower and its Subsidiaries; and provided, that, Administrative Borrower and its Subsidiaries may own equity interests in its Subsidiaries and joint ventures in the percentage held as of the Closing Date (with such increases or decreases in such percentages after the Closing Date as effected through transactions not prohibited by this Agreement).

6.25 **** Receivables Debt.

(a) Permit any payment of principal or interest to be made on the **** Receivables Debt except as set forth in the **** Accounts Purchase Documents;

(b) prepay, redeem, defease, purchase or otherwise acquire any **** Receivables Debt; fail to give Agent prompt written notice of any material notice received from any **** Entity or any holder of the **** Receivables Debt or any **** Accounts Purchaser, including, without limitation, any notice of any default under any agreement or instrument relating thereto by reason whereof such Indebtedness might become or be declared to be due or payable; or

(c) enter into or consent to any modification or alteration of any **** Accounts Purchase Document, which modification or alteration is adverse to the interest of Agent or the Lenders or the Issuing Lenders, without the prior written consent of Agent acting in its Permitted Discretion; it being agreed and understood that any modification or alteration that permits **** Accounts Purchaser to purchase Accounts other than Accounts owing by **** Entities are adverse to Agent or the Lenders or Issuing Lenders.

7. FINANCIAL COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Administrative Borrower and each of its Subsidiaries, on a consolidated basis, will comply with each of the following financial covenants:

(a) Fixed Charge Coverage Ratio. During a Covenant Testing Period, have a Fixed Charge Coverage Ratio, measured on a quarter-end basis, of at least 1.00:1.00. The occurrence of a Covenant Testing Period shall result in an automatic test of the Fixed Charge Coverage Ratio as of the most recent quarter-end for which a Compliance Certificate has been delivered pursuant to Section 5.2(b).

(b) Minimum Excess Availability. At all times during the Seasonal Availability Period, Borrowers shall maintain Excess Availability in an amount equal to or greater than $7,500,000.

(c) Limitation on Capital Expenditures.

During a Covenant Testing Period, commit to make any Capital Expenditures (excluding any expenses incurred in connection with normal replacement and maintenance programs properly charged to current operations and excluding any Reinvested Amounts); provided, that, SWI and its consolidated Subsidiaries may make Capital Expenditures in an amount not to exceed $20,000,000 in any fiscal year; provided, that, in the event the entire $20,000,000 is not utilized in any fiscal year, one hundred percent (100%) of such unutilized portion may be carried over and expended during the next succeeding fiscal year of the SWI (it being understood and agreed that Capital Expenditures made pursuant to this subsection during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above, and second, in respect of amounts carried over from the prior fiscal year pursuant to the second proviso above), (x) commencing with the fiscal year any acquisition permitted under Section 7.10 (or other Investment constituting an acquisition of substantially all of the assets of any Person, or a division or line of business, or substantially all of the Capital Stock of any Person) is consummated, by an amount equal to 10% of EBITDA of any Person (or attributable to any such assets, division or line of business) acquired in connection with such acquisition or other transaction for the most recent four fiscal quarter period for which financial results are available preceding such acquisition or other transaction and (y) if (i) no Default or Event of Default shall have occurred and be continuing at the time thereof or would result therefrom and (ii) after giving effect thereto on a Pro Forma Basis, SWI and its Subsidiaries would be in compliance with the financial covenants set forth in Section 7, whether or not a Covenant Testing Period exists, additional Capital Expenditures up to the Available Amount at such time.

8. EVENTS OF DEFAULT.

8.1 Events of Default.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

(a) Any Borrower (i) shall fail to pay any principal of the Obligations when due in accordance with the terms hereof or under any other Loan Document (whether at stated maturity, by mandatory prepayment or otherwise) or (ii) shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), within two days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) Any representation, warranty, statement or Record made or deemed made by Parent or any Loan Party herein or in any other Loan Document (or in any amendment, modification or supplement hereto or thereto) or which is contained in any certificate furnished at any time by or on behalf of Parent or any Loan Party pursuant to this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or Material Adverse Change in the text thereof) on or as of the date issued or made or deemed made; or

(c) (i) Any Loan Party shall default in the observance or performance of any agreement of such Person contained in Sections 3.6, 5.1, 5.2, 5.3, 5.6, 5.7 (solely if any Loan Party refuses to allow Agent or its representatives or agents to visit such Loan Party’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss such Loan Party’s affairs, finances, and accounts with officers and employees of such Loan Party), and clause (b) of Section 5.4, Section 6 of this Agreement, Section 5.2.8 of the Guarantee and Collateral Agreement or Section 5.2.17 of the Guarantee and Collateral Agreement or (ii) Parent shall default in the observance or performance of any agreement of Parent contained in Section 6.18; or

(d) Parent or any Loan Party shall default in the observance or performance of any other agreement of such Person contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 8), and such default shall continue unremedied for a period ending on the earlier of (i) the date 30 days after any Responsible Officer of Administrative Borrower or any other Loan Party shall have discovered such default and (ii) the date 30 days after written notice has been given to Administrative Borrower by Agent or the Required Lenders; or

(e) Parent, Administrative Borrower or any of its Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Obligations) in excess of $5,000,000 or in the payment of any Guarantee Obligation in excess of $5,000,000, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness or Guarantee Obligation referred to in clause (i) above or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice or lapse of grace period if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable (an “Acceleration”), and such time shall have lapsed and, if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall been given; or

(f) (i) Parent, any Loan Party or any Material Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Parent, any Loan Party or any Material Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Parent, any Loan Party or any Material Subsidiary, any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment, (B) is consented to by Parent, such Loan Party or such Subsidiary, (C) is not timely controverted, (D) permits an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Parent, such Loan Party or such Subsidiary, (E) results in an order for relief being issued or entered therein or (F) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against Parent, any Loan Party or any Material Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated or discharged within 60 days from the entry thereof; or (iv) Parent, any Loan Party or any Material Subsidiary shall take any corporate action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Parent, any Loan Party or any Material Subsidiary shall be generally unable to, or shall admit in writing its general inability to, pay its debts as they become due; or

(g) The occurrence of one or more ERISA Events, if such ERISA Event, together with all other such ERISA Events, if any, constitutes or could be reasonably expected to result in liability which could have a Material Adverse Change; provided, that, notwithstanding the foregoing, the occurrence of an ERISA Event described in clause (k) of the definition thereof, shall be an Event of Default if such Lien is not a Permitted Lien or could otherwise be reasonably expected to result in liability which could have a Material Adverse Change; or

(h) One or more judgments or decrees shall be entered against any Loan Party or any of its Subsidiaries involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within 45 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) of $5,000,000 or more, and enforcement proceeds are commenced upon such judgment or decree or all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof; or

(i) (i) The Guarantee and Collateral Agreement or any Loan Document that purports to create a Lien shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof), or Parent or any Loan Party which is a party to any such Loan Document shall so assert in writing, or (ii) the Lien created by any such Loan Document shall cease to be perfected and enforceable in accordance with its terms or of the same effect as to perfection and priority purported to be created thereby with respect to a significant portion of the Collateral (other than in connection with any termination of such Lien in respect of any Collateral as permitted hereby or by any Loan Document); or

(j) Any Sponsor Guarantee or any other Guarantee shall be materially limited or cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof) or any Guarantor party to a Sponsor Guarantee or any other Guarantee shall so assert in writing; or

(k) The occurrence of a Sponsor Event of Default but only in the event that upon the occurrence of such Sponsor Event of Default, after reducing the Sponsor Guaranty Amount to zero, Excess Availability shall be less than $5,000,000; or

(l) A Change of Control shall have occurred; or

(m) Any Loan Document (other than the Guarantee and Collateral Agreement or any Sponsor Guarantee) shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof) or any Loan Party shall so assert in writing; or

(n) An early redemption event, early amortization event or event of default shall have occurred and be continuing under any Relocation SPV Financing the effect of which is to cause such financing to amortize prior to its scheduled amortization date; or

(o) Parent, any Loan Party or any of their Subsidiaries shall make any payment in respect of any amounts outstanding under any Relocation SPV Financings with SIRVA Mortgage Inc., or shall make any advance to SIRVA Mortgage for such purpose; excluding in each case, any payment or advance in respect of interest payments, costs and expenses (other than principal) on mortgages made by SIRVA Relocation to SIRVA Mortgage in connection with services rendered by SIRVA Mortgage in the ordinary course of SIRVA Mortgage’s business.

8.2 Equity Cure.

(a) Notwithstanding anything to the contrary contained in Section 8.1, for purposes of determining whether Borrowers have failed to comply with the requirement of Section 7(a), SWI shall have the right (the “Cure Right”) to increase EBITDA for any fiscal quarter by the amount of cash proceeds (the “Cure Amount”) actually received by Parent from the issuance of Permitted Cure Securities or in return for the issuance of its Stock, in each case, so long as the respective amounts are then contributed by Parent as cash to SWI, after the first day of such fiscal quarter and on or prior to the date that is ten days after the date on which financial statements with respect to such fiscal quarter or such fiscal year are required to be delivered pursuant to Section 5.1 (the “Cure Date”) (it being understood and agreed that a given Cure Amount shall only increase EBITDA as provided herein for a single fiscal quarter (and any period which includes such fiscal quarter) and that, on or prior to the Cure Date, the Administrative Borrower shall inform Agent of the Cure Amount and the respective fiscal quarter for which the same shall be deemed to increase EBITDA as provided herein), whereupon the financial covenants in Section 7 shall be recalculated giving effect to the following pro forma adjustments:

(i) EBITDA shall be increased, solely for the purposes of determining the existence of a Default or Event of Default under the financial covenants in Section 7 with respect to any period of four (4) consecutive fiscal quarters that includes the fiscal quarter for which the Cure Right was exercised and not for any other purpose under this Agreement (other than for satisfaction of the EBITDA requirements with respect to the Seasonal Availability Period), by an amount equal to the Cure Amount; and

(ii) if, after giving effect to the foregoing recalculations, Borrowers shall then be in compliance with the requirements of Section 7, Borrowers shall be deemed to have satisfied the requirements of Section 7 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach of or default under Section 7 that had occurred shall be deemed cured for the purposes of this Agreement.

(b) Notwithstanding anything herein to the contrary, (i) in each four fiscal quarter period there shall be a period of at least two fiscal quarters in which no Cure Right is exercised, (ii) during the term of this Agreement there shall be no more than five (5) fiscal quarters in which a Cure Right is exercised, (iii) any Cure Amount shall be no greater than the amount required to cause Borrowers to be in compliance with Section 7, and (iv) 100% of each Cure Amount shall be paid to Agent to be applied first to the payment of then outstanding principal with respect to Advances (without a corresponding reduction of the Commitments), second, to provide Letter of Credit Collateralization with respect to all outstanding Letters of Credit and third, to the Borrowers by transfer to the Designated Account.

8.3 Sponsor Guarantees.

Notwithstanding anything herein to the contrary set forth herein or in any of the other Loan Documents, in the event that Administrative Borrower shall have delivered to Agent, no later than twenty (20) days and no earlier than thirty (30) days prior to the Sponsor Guarantee Extension Date, projections of Excess Availability for the twelve months immediately succeeding the Sponsor Guarantee Extension Date, all in reasonable detail, and in a format acceptable to Agent, and reflecting for purposes of the Adjusted Letter of Credit Usage that the Sponsor Guaranty Amount shall be zero (the “Release Projections”) and Agent determines that such Release Projections evidence that Borrowers will have average monthly Excess Availability of greater than $5,000,000 for each of the immediately succeeding twelve (12) months after the Sponsor Guarantee Extension Date, then Agent shall, upon Guarantors’ and Administrative Borrower’s joint request, terminate the Sponsor Guarantee delivered on the Sponsor Guarantee Extension Date so long as no Default or Event of Default exists on the date of such request and on the date of such termination.

9. RIGHTS AND REMEDIES.

9.1 Rights and Remedies.

Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Administrative Borrower), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a) declare the Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower;

(b) declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Lender hereunder to make Advances, (ii) the obligation of the Swing Lender to make Swing Loans, and (iii) the obligation of the Issuing Lender to issue Letters of Credit; and

(c) exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents or applicable law.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8(f) in addition to the remedies set forth above, without any notice to any Borrower or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of all accrued and unpaid interest thereon and all fees and all other amounts owing under this Agreement or under any of the other Loan Documents, shall automatically and immediately become due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Parent and each Borrower.

9.2 Remedies Cumulative.

The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the NY UCC, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10. WAIVERS; INDEMNIFICATION.

10.1 Demand; Protest; etc.

Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which such Borrower may in any way be liable.

10.2 The Lender Group’s Liability for Collateral.

Each Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the NY UCC, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.

10.3 Indemnification.

Borrowers shall pay, indemnify, defend, and hold Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided, that, Borrowers shall not be liable for costs and expenses (including attorneys fees) of any Lender (other than Goldman Sachs) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Parent’s, Loan Parties’ and their Subsidiaries’ compliance with the terms of the Loan Documents (provided, that, the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders or (ii) disputes solely between or among the Lenders and their respective

Affiliates; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent and each Issuing Lender (but not the Lenders) relative to disputes between or among Agent or an Issuing Lender on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any Taxes or any costs attributable to Taxes, which shall governed by Section 16), (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Materials of Environmental Concern at, on, under, to or from any assets or properties owned, leased or operated by Parent, any Loan Party or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of Parent, any Loan Party or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, (a) no Borrower shall have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents and (b) payment of Lender Group Expenses shall be governed by Section 17.10. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which any Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON (OTHER THAN ANY INDEMNIFIED LIABILITY THAT A COURT OF COMPETENT JURISDICTION FINALLY DETERMINES TO HAVE RESULTED FROM THE BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PERSON OR ITS OFFICERS, DIRECTORS, EMPLOYERS, ATTORNEYS, OR AGENTS) OR OF ANY OTHER PERSON.

11. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to Parent, any Borrower or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to any Borrower:	c/o SIRVA WORLDWIDE, INC. 700 Oakmont Lane Westmont, Illinois 60559 Attn: Treasurer Fax No. (630) 468-4706

with copies to:	KIRKLAND & ELLIS LLP 300 North LaSalle Street Chicago, Illinois 60654 Attn: Linda K. Myers, P.C. Fax No. (312) 862-2200

If to Agent:	GOLDMAN SACHS BANK USA c/o Goldman, Sachs & Co. 30 Hudson Street, 5th Floor Jersey City, NJ 07302 Attention: SBD Operations Email: gsd.link@gs.com and ficc-sbdagency- nydallas@ny.email.gs.com

with a copy to:	Goldman Sachs Bank USA 200 West Street New York, New York 10282-2198 Attn: Anisha Malhotra Telephone: (212) 902-7220 Fax No. (212) 902-3000

with copies to:	OTTERBOURG, STEINDLER, HOUSTON & ROSEN, P.C. 230 Park Avenue New York, New York 10169 Attn: Valerie S. Mason, Esq. Fax No. (212) 682-6104

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that, (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) THE PARTIES HERETO AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, THAT, ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH OF PARENT,

EACH BORROWER AND EACH OF AGENT AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF PARENT AND EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH OF PARENT AND EACH BORROWER AND EACH OF AGENT AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

13. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1 Assignments and Participations.

(a) With the prior written consent of Administrative Borrower, which consent of Administrative Borrower shall not be unreasonably withheld, delayed or conditioned, and shall not be required (1) if an Event of Default has occurred and is continuing, or (2) in connection with an assignment to a Person that is a Lender or an Affiliate (other than individuals) of a Lender and with the prior written consent of Agent, which consent of Agent shall not be unreasonably withheld, delayed or conditioned, and shall not be required in connection with an assignment to a Person that is a Lender or an Affiliate (other than individuals) of a Lender, any Lender may assign and delegate to one or more assignees so long as such prospective assignee is an Eligible Transferee (each, an “Assignee”; provided, that, no Disqualified Person, Competitor, Loan Party, Affiliate of a Loan Party, any Sponsor, Affiliate of any Sponsor or Parent shall be permitted to become an Assignee) all or any portion of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount (unless waived by Agent) of $5,000,000 (except such minimum amount shall not apply to (x) an assignment or delegation by any Lender to any other Lender or an Affiliate of any Lender or (y) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000); provided, that, Borrowers and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Administrative Borrower and Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Administrative Borrower and Agent an Assignment and Acceptance and any applicable tax forms or other documentation required with respect to such Assignee under Section 16 and Agent has notified the assigning Lender of its receipt thereof in accordance with Section 13.1(b), and (iii) such assignment shall have been recorded by the Agent in the Register, and (iv) unless waived by Agent, the assigning Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $3,500.

(b) From and after the date that Agent notifies the assigning Lender (with a copy to Administrative Borrower) that it has received an executed Assignment and Acceptance and other required documentation, and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender (including without limitation delivery of all applicable tax forms and other documentation).

(d) Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other

Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating (other than a waiver of default interest), (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender (other than waiver of any mandatory prepayment), (v) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation (net of any additional amounts of taxes required to be withheld with respect to such payments that are not indemnifiable under Section 16), except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, and (vi) the Lender shall have recorded the sale of the participation in a Participant Register (as defined in the following sentence). Each Lender that sells a participation shall, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Obligations, Commitments or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Each Participant Register shall be available for inspection by the Administrative Borrower or the Agent upon reasonable notice. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collections of Loan Parties or their Subsidiaries, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f) In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to Parent any Loan Party and their Subsidiaries and their respective businesses.

(g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

(h) The list of Disqualified Persons and Competitors will be available to the Lenders upon written request to Agent. The parties to this Agreement hereby acknowledge and agree that Agent shall not be deemed to be in default under this Agreement or to have any duty or responsibility or to incur any liabilities as a result of a breach of this Section 13.1(h), nor shall Agent have any duty, responsibility or liability to monitor or enforce assignments, participations or other actions in respect of Disqualified Persons or Competitors, or otherwise take (or omit to take) any action with respect thereto.

13.2 Successors.

This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither Parent nor any Borrower may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Parent or any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by Parent or any Borrower is required in connection with any such assignment.

14. AMENDMENTS; WAIVERS.

14.1 Amendments and Waivers.

(a) No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or the Fee Letter), and no consent with respect to any departure by Parent or any Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:

(i) increase the amount of or extend the expiration date of any Commitment of any Lender or amend, modify, or eliminate the last sentence of Section 2.4(c)(i),

(ii) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (y) in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders), and (z) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (iii)),

(iv) amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(v) other than as permitted by Section 15.11, release Agent’s Lien in and to any of the Collateral,

(vi) amend, modify, or eliminate the definition of “Required Lenders” or “Pro Rata Share”,

(vii) contractually subordinate any of Agent’s Liens, other than with respect to the Term Priority Collateral (as defined in the Intercreditor Agreement) pursuant to the Intercreditor Agreement,

(viii) other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by any Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,

(ix) amend, modify, or eliminate any of the provisions of Section 2.4(b)(i) or (ii), Section 2.4(f) hereof, or Sections 3.4 and 4.1 of the Intercreditor Agreement or the definition of “ABL Priority Collateral” set forth in the Intercreditor Agreement,

(x) amend, modify, or eliminate any of the provisions of Section 13.1(a) to permit a Loan Party, an Affiliate of a Loan Party, any Sponsor, Affiliate of any Sponsor or Parent to be permitted to become an Assignee, or

(b) amend, modify, or eliminate the definition of Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts, Eligible Unbilled Delivered Accounts, Eligible Unbilled In-Transit Accounts, Eligible US Government Accounts, Eligible Unbilled US Government Delivered Accounts, and Eligible Consumer Accounts that are used in such definition to the extent that any such change results in more credit being made available to Borrowers based upon the Borrowing Base, but not otherwise, or the definitions of Maximum Revolver Amount or Term Loan Amount.

Notwithstanding anything to the contrary, any Loan Document may be amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by Parent, if applicable, Administrative Borrower and Agent (without the consent of any Lender) solely to cure a defect or error, or to grant a new Lien for the benefit of the Secured Parties or extend an existing Lien over additional property.

(c) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive (i) the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Administrative Borrower (and shall not require the written consent of any of the Lenders, except in the case of an amendment to the Fee Letter relating to the fees payable to the Documentation Agent, in which case the Documentation Agent’s consent shall be required), and (ii) any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Administrative Borrower, and the Required Lenders,

(d) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Lender, or any other rights or duties of Issuing Lender under this Agreement or the other Loan Documents, without the written consent of Issuing Lender, Agent, Administrative Borrower, and the Required Lenders,

(e) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Agent, Administrative Borrower, and the Required Lenders,

(f) Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Parent or any Borrower, shall not require consent by or the agreement of any Loan Party, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than any of the matters governed by Section 14.1(a)(i) through (iii).

14.2 Replacement of Certain Lenders.

(a) If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrowers or Agent, upon at least 5 Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Holdout Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Holdout Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b) Prior to the effective date of such replacement, the Holdout Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, and (ii) an assumption of its Pro Rata Share of the Letters of Credit). If the Holdout Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Holdout Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Holdout Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Holdout Lender or Tax Lender, as applicable, shall remain obligated to make the Holdout Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of such Letters of Credit.

14.3 No Waivers; Cumulative Remedies.

No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Parent and each Borrower of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15. AGENT; THE LENDER GROUP.

15.1 Appointment and Authorization of Agent.

Each Lender hereby designates and appoints Goldman Sachs as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Loan Parties and their Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Loan Parties and their Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Loan Parties and their Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Parent, Loan Parties or their Subsidiaries, the Obligations, the Collateral, the Collections of Loan Parties and their Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2 Delegation of Duties.

Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3 Liability of Agent.

None of Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by Parent, any Loan Party or any of their Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Parent, any Loan Party or any of their Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Parent, any Loan Party or any of their Subsidiaries.

15.4 Reliance by Agent.

Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).

15.5 Notice of Default or Event of Default.

Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Administrative Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) lake such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6 Credit Decision.

Each Lender (and Bank Product Provider) acknowledges that none of Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Parent, any Loan Party and their Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider). Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of any Loan Party or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of any Loan Party or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any other Person party to a Loan Document that may come into the possession of any of Agent-Related Persons. Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to any Loan Party, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).

15.7 Costs and Expenses; Indemnification.

Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of Loan Parties and their Subsidiaries received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers). In the event Agent is not reimbursed for such costs and expenses by Borrowers or their Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section 15.7 shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8 Agent in Individual Capacity.

Goldman Sachs and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent, Loan Parties and their Subsidiaries and Affiliates and any other Person party to any Loan Document as though Goldman Sachs were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, Goldman Sachs or its Affiliates may receive information regarding Parent, Loan Parties or their Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Parent, any Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include Goldman Sachs in its individual capacity.

15.9 Successor Agent.

Agent may resign as Agent upon 30 days prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Administrative Borrower (unless such notice is waived by Administrative Borrower) and without any notice to the Bank Product Providers. If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Administrative Borrower (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders (and the Bank Product Providers). If, at the time that Agent’s resignation is effective, it is acting as the Issuing Lender or the Swing Lender, such resignation shall also operate to effectuate its resignation as the Issuing Lender or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, or to make Swing Loans. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Administrative Borrower, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Administrative Borrower (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10 Lender in Individual Capacity.

Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent, any Loan Party and their Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers). The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Parent, Loan Parties or their Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Parent, Loan Parties or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11 Collateral Matters.

(a) The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Administrative Borrower, on behalf of all Borrowers, certifies to Agent that the sale or disposition is permitted under Section 6.5 and/or Section 6.6 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Loan Party and no Subsidiary of Loan Parties owned any interest at the time Agent’s Lien was granted nor at any time thereafter, or (iv) constituting property leased to any Loan Party or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement. The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to credit bid and purchase (either directly or through one or more acquisition vehicles) or to sell or otherwise dispose of (or to consent to any such sale or other disposition of) all or any portion of the Collateral at any sale thereof conducted by Agent under the provisions of the NY UCC, including pursuant to Sections 9-610 or 9-620 of the NY UCC, at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, or at any sale or foreclosure conducted by Agent (whether by judicial action or otherwise) in accordance with applicable law. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). Upon request by Agent or Administrative Borrower at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose

Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of any Borrower in respect of) all interests retained by any Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. The Lenders further hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness.

(b) Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) to assure that the Collateral exists or is owned by Parent, any Loan Party or any Loan Party’s Subsidiary or is cared for, protected, or insured or has been encumbered, or that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or that any particular items of Collateral meet the eligibility criteria applicable in respect thereof or whether to impose, maintain, reduce, or eliminate any particular reserve hereunder or whether the amount of any such reserve is appropriate or not, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise provided herein.

(c) Each Lender and Issuing Lender authorizes and directs Agent to enter into this Agreement and the other Loan Documents to which it is a party, including the Intercreditor Agreement. Each Lender agrees that any action taken by Agent, Required Lenders or Supermajority Lenders in accordance with the terms of this Agreement or the other Loan Documents and the exercise by Agent, Required Lenders or Supermajority Lenders of their respective powers set forth herein or therein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

(d) The Lenders, Issuing Lenders and any other holder of any Obligations acknowledge that the Term Loan Obligations are secured by Liens on the Collateral and that the exercise of certain of the rights and remedies of Agent under the Loan Documents may be subject to the provisions of the Intercreditor Agreement. Each Lender and Issuing Lender irrevocably (i) consents to the subordination of Liens provided for under the Intercreditor Agreement and the other terms and conditions therein, (ii) authorizes and directs Agent to execute and deliver the Intercreditor Agreement and any documents relating thereto, in each case, on behalf of such Lender or such Issuing Lender and to take all actions (and execute all documents) required (or deemed advisable) by it in accordance with the terms of the Intercreditor Agreement, in each case, and without any further consent, authorization or other action by such Lender or Issuing Lender, (iii) agrees that, upon the execution and delivery thereof, such Lender and Issuing Lender will be bound by the provisions of the Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of the Intercreditor Agreement, (iv) agrees that no Lender or Issuing Lender shall have any right of action whatsoever against Agent as a result of any action taken by Agent pursuant to this Section 15 or in accordance with the terms of the Intercreditor Agreement and (v) acknowledges (or is deemed to acknowledge) that a copy of the Intercreditor Agreement has been delivered, or made available, to such Lender and Issuing Lender. Each Lender and Issuing Lender hereby further irrevocably authorizes and directs Agent to enter into such amendments, supplements or other modifications to the Intercreditor Agreement as are approved by Agent and the Required Lenders (except as provided, in Section 14.1(a)(ix)), provided, that, Agent may execute and deliver such amendments, supplements and modifications thereto as are contemplated by the Intercreditor Agreement in connection with any extension, renewal, refinancing or replacement of the Term Loan Agreement or any refinancing of the Term Loan Obligations, in each case, on behalf of such Lender and Issuing Lender and without any further consent, authorization or other action by any Lender or Issuing Lender. Agent shall have the benefit of the provisions of Section 15 with respect to all actions taken by it pursuant to this Section or in accordance with the terms of the Intercreditor Agreement to the full extent thereof.

15.12 Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to any Subsidiary of Parent or any deposit accounts of any Subsidiary of Parent now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Loan Party or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13 Agency for Perfection.

Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the NY UCC can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.14 Payments by Agent to the Lenders.

All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15 Concerning the Collateral and Related Loan Documents.

Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).

15.16 Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.

By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report respecting any Loan Party or any of its Subsidiaries (each, a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding a Loan Party and its Subsidiaries and will rely significantly upon each Loan Party’s and its Subsidiaries’ books and records, as well as on representations of each Loan Party’s personnel,

(d) agrees to keep all Reports and other material, non-public information regarding each Loan Party and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Parent, any Loan Party or any of their Subsidiaries to Agent that has not been contemporaneously provided by Parent, any Loan Party or any of their Subsidiaries to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Parent, any Loan Party or any of their Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Parent or such Loan Party the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Parent, such Loan Party or any of their Subsidiaries, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to any Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

15.17 Several Obligations; No Liability.

Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.

15.18 Joint Lead Arrangers, Joint Book Runners, Syndication Agent, and Documentation Agent. Each of the Joint Lead Arrangers, Joint Book Runners, Syndication Agent, and Documentation Agent, in such capacities, shall not have any right, power, obligation, liability, responsibility, or duty under this Agreement other than those applicable to it in its capacity as a Lender, as Agent, as Swing Lender, or as an Issuing Lender. Without limiting the foregoing, each of the Joint Lead Arrangers, Joint Book Runners, Syndication Agent, and Documentation Agent, in such capacities, shall not have or be deemed to have any fiduciary relationship with any Lender or any Loan Party. Each Lender, Agent, Swing Lender, Issuing Lender, and each Loan Party acknowledges that it has not relied, and will not rely, on the Joint Lead Arrangers, Joint Book Runners, Syndication Agent, and Documentation Agent in deciding to enter into this Agreement or in taking or not taking action hereunder. Each of the Joint Lead Arrangers, Joint Book Runners, Syndication Agent, and Documentation Agent, in such capacities, shall be entitled to resign at any time by giving notice to Agent and Borrowers.

16. WITHHOLDING TAXES.

(a) All payments made by any Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, Borrowers shall comply with the next sentence of this Section 16(a). If any Taxes are so levied or imposed, Borrowers agree to pay the full amount of such

Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrowers shall not be required to increase any such amounts if the increase in such amount payable results from Agent’s or such Lender’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). Administrative Borrower will furnish to Agent as promptly as possible after the date the payment of any Tax is due pursuant to applicable law, certified copies of tax receipts or such other evidence of payment reasonably satisfactory to Agent evidencing such payment by Borrowers.

(b) Borrowers agree to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document excluding any such amounts attributable to the sale of an assignment or participation hereunder (other than any assignments made pursuant to written request by Administrative Borrower hereunder).

(c) Each Lender (which term, for purposes of Sections 16(c), (d), and (e), unless the context otherwise requires, shall include Administrative Agent and each other party entitled to receive payments from any of the Loan Parties under this Agreement), at such times as are reasonably requested by the Borrower or Administrative Agent, provide the Administrative Borrower and Administrative Agent with any documentation prescribed by law or reasonably requested by the Administrative Borrower or Administrative Agent to comply with Borrowers’ or Agent’s obligations under any applicable law and/or certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding tax (or withholding of taxes) with respect to any payments to be made to such Lender or Participant under the Loan Documents. Without limiting the generality of the foregoing, if a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent and Administrative Borrower, to deliver to each of Agent and Administrative Borrower (or, in the case of a Participant with respect to which the Originating Lender is the sole applicable withholding agent, to the Lender granting the participation only) two properly executed originals of one of the following before receiving its first payment under this Agreement:

(i) if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of any Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to any Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN or Form W-8IMY (with proper attachments);

(ii) if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN;

(iii) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;

(iv) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments); or

(v) a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.

Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent and Administrative Borrower (or, in the case of a Participant with respect to which the Originating Lender is the sole applicable withholding agent, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d) If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent and Administrative Borrower, to deliver to Agent and Administrative Borrower (or, in the case of a Participant with respect to which the Originating Lender is the sole applicable withholding agent, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, provided, that, that nothing in this Section 16(d) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant with respect to which the Originating Lender is the sole applicable withholding agent, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(e) If a payment made to a Lender under this Agreement or any other Loan Document would be subject to tax imposed under FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Administrative Borrower and Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by Administrative Borrower or Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Administrative Borrower or Agent as may be necessary for Administrative Borrower or Agent to comply with their obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA, or to determine the amount to deduct and withhold from such payment.

(f) If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender or Participant, such Lender or Participant agrees to notify Agent (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender or Participant. To the extent of such percentage amount, Agent will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16(c) or 16(d) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16(c) or 16(d), if applicable. Each Borrower agrees that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto; provided that no Participant shall be entitled to receive a greater payment under this Section 16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant as of the time the participation was sold.

(g) If a Lender or a Participant is entitled to a reduction in the applicable withholding tax, Borrowers or Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to or with respect to such Lender or such Participant an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by Section 16(c) or 16(d) are not delivered to Administrative Borrower and Agent (and, in the case of a Participant, to the Lender granting the participation), then the applicable Borrower or Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to or with respect to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(h) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that any Borrower or Agent (and, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Administrative Borrower or Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold each of Administrative Borrower and Agent harmless (and, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Borrowers and Agent (and, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Borrowers or Agent (and, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders and the Participants under this Section shall survive the payment of all Obligations and the resignation or replacement of Agent.

(i) If Agent or a Lender determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Borrowers (but only to the extent of payments made, or additional amounts paid, by Borrowers under this Section 16 with respect to Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such a refund); provided, that, Borrowers, upon the request of Agent or such Lender, agree to repay the amount paid over to Borrowers (plus any penalties, interest or other charges, imposed by the relevant Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent hereunder to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to any Borrower or any other Person.

17. GENERAL PROVISIONS.

17.1 Effectiveness.

This Agreement shall be binding and deemed effective when executed by Parent, each Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2 Section Headings.

Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3 Interpretation.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Parent or any Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4 Severability of Provisions.

Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5 Bank Product Providers.

Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the relevant Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the relevant Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Any Borrower may obtain Bank Products from any Bank Product Provider, although no Borrower is required to do so. Each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

17.6 Debtor-Creditor Relationship.

The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7 Counterparts; Electronic Execution.

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8 Revival and Reinstatement of Obligations.

If the incurrence or payment of the Obligations by any Borrower or Guarantor or the transfer to the Lender Group of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrowers or Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

17.9 Confidentiality.

(a) Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Parent, Borrowers and their Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided, that, any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, provided, that, (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Administrative Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Administrative Borrower, on behalf of all Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement, provided, that, prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information hereunder subject to the terms of this Section, (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b) Anything in this Agreement to the contrary notwithstanding, Agent may (i) provide information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services, and (ii) use the name, logos, and other insignia of Borrowers and Loan Parties and the Commitments provided hereunder in any “tombstone” or comparable advertising, on its website or in other marketing materials of Agent.

17.10 Lender Group Expenses.

Borrowers agree to pay any and all Lender Group Expenses on the earlier of (a) the first day of each month or (b) the date on which demand therefor is made by Agent and agrees that its obligations contained in this Section 17.10 shall survive payment or satisfaction in full of all other Obligations.

17.11 Survival.

All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, the Issuing Lender, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.

17.12 PATRIOT Act.

Each Lender that is subject to the requirements of the PATRIOT Act hereby notifies Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Parent and each Borrower and Guarantor, which information includes the name and address of Parent, each Borrower and other information that will allow such Lender to identify Parent, each Borrower and Guarantor in accordance with the PATRIOT Act.

17.13 Integration.

This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.

17.14 SWI as Agent for Parent and Borrowers.

Parent and each Borrower hereby irrevocably appoints SWI as the borrowing agent and attorney-in-fact for Parent and such Borrower (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by Parent each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Parent and each Borrower hereby irrevocably appoints and authorizes Administrative Borrower (a) to provide Agent with all notices with respect to Advances and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and each other Loan Document, and (b) to take such action as Administrative Borrower deems appropriate on its behalf to obtain Advances and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement and the other Loan Documents. It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of Borrowers as herein provided, or (b) the Lender Group’s relying on any instructions of Administrative Borrower, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.14 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

ABL Credit Agreement

ABL Credit Agreement

ABL Credit Agreement

Schedule A-1 Agent’s Account

AGENT’S ACCOUNT

USD

SWIFT CODE: CITIUS33

ABA: 021000089

BANK NAME: CITIBANK N.A.

CITY: NEW YORK

A/C #: 30627664

ENTITY NAME: GOLDMAN SACHS BANK USA

REFERENCE: SIRVA

Schedule A-2 Authorized Persons

AUTHORIZED PERSONS

Douglas V. Gathany

John Gibson

Thomas Rice

Alissa Knippen

Schedule B-1 Borrowing Base Companies

BORROWING BASE COMPANIES

A Five Star Forwarding, LLC
A Relocation Solutions Management, LLC
A Three Rivers Forwarding, LLC
A.V.L. Transportation, LLC
Alaska USA Van Lines, LLC
Alliance Relocation Services, LLC
Allied Alliance Forwarding, LLC
Allied Continental Forwarding, LLC
Allied Domestic Forwarding, LLC
Allied Freight Forwarding, LLC
Allied Intermodal Forwarding, LLC
Allied International N.A., Inc.
Allied Interstate Transportation, Inc.
Allied Transcontinental Forwarding, LLC
Allied Transportation Forwarding, LLC
Allied Van Lines Terminal Company
Allied Van Lines, Inc.
Allied Van Lines, Inc. of Indiana
Americas Quality Van Lines, LLC
Anaheim Moving Systems, LLC
Cartwright Moving & Storage, LLC
Cartwright Van Lines, LLC
City Storage & Transfer, Inc.
DJK Residential LLC
Federal Traffic Service, LLC
Fleet Insurance Management, Inc.
FrontRunner Worldwide, Inc.
Global Van Lines, LLC
Global Worldwide, LLC
J.D.C. International, Inc.
Lyon Van Lines, LLC
Lyon Worldwide Shipping, LLC
Meridian Mobility Resources, Inc.
Move Management Services, Inc.
NACAL, LLC
NorAm Forwarding, LLC
North American Forwarding, LLC
North American International N.A., Inc.
North American Van Lines of Texas, LLC
North American Van Lines, Inc.
Relocation Risk Solutions, LLC
SIRVA, Inc.
SIRVA Container Lines, Inc.

Schedule B-l Borrowing Base Companies

SIRVA Freight Forwarding, Inc.
SIRVA Global Relocation, Inc.
SIRVA Imaging Solutions, Inc.
SIRVA MLS, Inc.
SIRVA Move Management, Inc.
SIRVA Relocation LLC
SIRVA Relocation Properties, LLC
SIRVA Settlement of Alabama, LLC
SIRVA Settlement, Inc.
SIRVA Worldwide, Inc.
Trident Transport International, Inc.

Schedule C-1 Commitments

COMMITMENTS

Lender	Commitment
Goldman Sachs Bank USA	$25,000,000.00
Wells Fargo Bank, National Association	$25,000,000.00
TOTAL:	$50,000,000.00

Schedule D-1 Designated Account

DESIGNATED ACCOUNT

Name of Institution	Account Number	Account Name
Wells Fargo Bank, N.A.	****	SIRVA Worldwide, Inc.

Schedule E-1 Existing Letters of Credit

EXISTING LETTERS OF CREDIT

Beneficiary	Renewal Date	Expiration Date	Amount
JDI OAK TREE HOLDINGS, LLC	5/31/2013	5/31/2013	$83,333.37
INTERNATIONAL FIDELITY INSURANCE COMPANY	5/12/2013	Auto	$3,500,000.00
LEPERCQ CORPORATE INCOME FUND L.P.	1/14/2014	1/14/2014	$2,000,000.00
TRANSGUARD	5/12/2013	Auto	$65,264.00
OLD REPUBLIC INSURANCE COMPANY	5/12/2013	Auto	$12,000,000.00
THE HOME INSURANCE COMPANY	5/12/2013	Auto	$115,065.00

Total	$17,763,662.37

Schedule S-1 Specified Intellectual Property

SPECIFIED INTELLECTUAL PROPERTY

Trademark	Registration Number
NORTH AMERICAN	917,431
NORTH AMERICAN VAN LINES (and Design)	915,264
NORTH AMERICAN INTERNATIONAL (and Design)	1,310,419
ALLIED	1,903,048
ALLIED (and Design)	1,583,985
ALLIED VAN LINES	515,823

Schedule 1.1

As used in the Agreement, the following terms shall have the following definitions:

“ABL Priority Collateral” has the meaning specified therefor in the Intercreditor Agreement.

“Account” means an account (as that term is defined in the NY UCC) and Credit Card Receivables.

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible, including, without limitation, a Credit Card Issuer and a Credit Card Processor,.

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Acquired Indebtedness” means Indebtedness of a Person whose assets or Stock is acquired by a Loan Party or its Subsidiaries in a Permitted Acquisition; provided, that such Indebtedness (a) is either Purchase Money Indebtedness or a Financing Lease with respect to Equipment or mortgage financing with respect to Real Property, (b) was in existence prior to the date of such Permitted Acquisition, and (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.

“Adjusted LIBOR Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a LIBOR Rate Loan, the rate per annum obtained by dividing (i) (a) the rate per annum equal to the rate determined by Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) for deposits in Dollars, (for delivery on the first day of such period for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrowers in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error) determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum equal to the rate determined by Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by Agent for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Agent, in its capacity as a Lender, for which the Adjusted LIBOR Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement, which determination shall be conclusive in the absence of manifest error.

“Adjusted Letter of Credit Usage” means, (a) as of any date of determination that (i) each Sponsor Guaranty is in full force in effect and (ii) no draw on any standby Letter of Credit has occurred on or after the Closing Date at any time that Availability is less than $10,000,000 after giving effect to such draw on such date and on any day during the 60 day-period after such date, the sum of (x) Letter of

Schedule 1.1 - Page 1

Credit Usage minus (y) the Sponsor Guaranty Amount and (b) on any other date of determination, Letter of Credit Usage; provided, that, notwithstanding the provisions of clause (a)(ii)(y) above, and the definition of “Sponsor Guaranty Amount” set forth herein, upon the occurrence of a Sponsor Event of Default, the Sponsor Guaranty Amount shall be reduced to zero.

“Adjusted Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Advances, plus (b) Adjusted Letter of Credit Usage.

“Administrative Borrower” has the meaning specified therefor in Section 17.14 of the Agreement.

“Advances” has the meaning specified therefor in Section 2.1(a) of the Agreement.

“Affected Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.

“Affiliate” means, as applied to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract; provided, that, for purposes of the definition of Eligible Accounts, Eligible Unbilled Delivered Accounts, Eligible Unbilled In-Transit Accounts, Eligible US Government Accounts, Eligible Unbilled US Government Delivered Accounts, and Eligible Consumer Accounts, and Section 4.23 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Agent” has the meaning specified therefor in the preamble to the Agreement.

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1.

“Agent’s Liens” means the Liens granted by any Loan Party or its Subsidiaries to Agent under the Loan Documents.

“Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.

“Anti-Corruption Laws” has the meaning specified therefor in Section 4.19 of the Agreement.

“Applicable Margin” means, at any time, (a) from Closing Date to September 30, 2013, the rates set forth in Tier 2 below and (b) thereafter, the applicable percentage per annum set forth below determined by reference to the average daily Adjusted Excess Availability for the most recently ended three (3) month period:

Schedule 1.1 - Page 2

Tier	Quarterly Average Excess Availability	Applicable Margin for LIBOR Rate Loans and Letter of Credit Fees	Applicable Margin for Base Rate Loans
1	Greater than $33,000,000	1.75%	0.75%
2	Greater than or equal to $16,500,000 but less than or equal to $33,000,000	2.00%	1.00%
3	Less than $16,500,000	2.25%	1.25%

Any increase or decrease in the Applicable Rate shall become effective as of the first day of each three (3) month period; provided, that, Tier 3 shall apply in each case as of the first Business Day after the date on which a Borrowing Base Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Borrowing Base Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).

The term “Applicable Margin” as used in this Agreement (subject to the paragraph above), (a) as to Advances for which interest is calculated based on the Base Rate and Swing Loans, the Applicable Margin for Base Rate Loans set forth above, and (b) as to Advances for which interest is calculated based on the LIBOR Rate, the Applicable Margin for LIBOR Rate Loans set forth above, in each case determined if the Quarterly Average Excess Availability for the immediately preceding three month period is at or within the amounts indicated for such percentage as of the last day of the immediately preceding three month period. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.6(e).

“Applicable Reserve Requirement” means, at any time, for any LIBOR Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted LIBOR Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include LIBOR Rate Loans. A LIBOR Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on LIBOR Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Application Event” means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(ii) of the Agreement.

Schedule 1.1 - Page 3

“Asset Sale” means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, through a Sale and Leaseback Transaction) (a “Disposition”) by any Borrower or any of its Subsidiaries, in one or a series of related transactions, of any real or personal, tangible or intangible, property (including, without limitation, Stock) of any Borrower or such Subsidiary to any Person (other than to any Borrower or any of its Wholly Owned Subsidiaries) which yields gross proceeds to any Borrower or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at Fair Market Value in the case of other non-cash proceeds) (a) with respect to Collateral other than ABL Priority Collateral in excess of $1,000,000 and (b) with respect to ABL Priority Collateral in excess of $0.00.

“Assignee” has the meaning specified therefor in Section 13.1(a) of the Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

“Aurora” means Aurora Resurgence, L.P., a Delaware limited partnership, and its Affiliates.

“Authorized Person” means any one of the individuals identified on Schedule A-2, as such schedule is updated from time to time by written notice from Administrative Borrower to Agent.

“Availability” means, as of any date of determination, the amount that Borrowers are entitled to borrow as Advances under Section 2.1 of the Agreement (after giving effect to all then outstanding Obligations (other than Bank Product Obligations)).

“Available Amount” means the sum of the aggregate cumulative amount, not less than zero, of (a) Excess Cash Flow (as such term is defined in the Term Loan Agreement in effect on the date hereof), commencing with the fiscal year ending December 31, 2013, that is not required to be applied to the mandatory prepayment of the “Loan” (as such term is defined in the Term Loan Agreement in effect on the date hereof) pursuant to Section 3.4(c) of the Term Loan Agreement (as in effect on the date hereof), plus (b) the Net Cash Proceeds or Fair Market Value received after the Closing Date from the issuance and sale of Stock (other than Disqualified Stock) or other cash contributions from Persons that are not Loan Parties or Parent to the capital of the Borrowers or assets or property contributed to the Borrowers.

“Average Availability” means, for any fiscal quarter or any other period specified in this Agreement, the average daily Availability for such fiscal or other specified period. Average Availability shall be calculated by Agent and such calculations shall be presumed to be correct, absent manifest error.

“Bank Product” means any one or more of the following financial products or accommodations extended to any Loan Party or its Subsidiaries by a Bank Product Provider: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) purchase cards (including so-called “procurement cards” or “P-cards”), (f) Cash Management Services, or (g) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by a Loan Party or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount reasonably determined by Agent as sufficient to satisfy the estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).

Schedule 1.1 - Page 4

“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by a Loan Party or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to a Loan Party or its Subsidiaries; provided, that, in order for any item described in clauses (a) (b), or (c) above, as applicable, to constitute “Bank Product Obligations”, (i) if the applicable Bank Product Provider is Goldman Sachs or its Affiliates, then, if requested by Agent, Agent shall have received a Bank Product Provider Letter Agreement within 10 days after the date of such request, or (ii) if the applicable Bank Product Provider is any other Person, the applicable Bank Product must have been provided on or after the Closing Date and Agent shall have received a Bank Product Provider Letter Agreement within 10 days after the date of the provision of the applicable Bank Product to a Loan Party or its Subsidiaries.

“Bank Product Provider” means any Lender or any of its Affiliates; provided, that, no such Person (other than Goldman Sachs or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until Agent shall have received a Bank Product Provider Letter Agreement from such Person and with respect to the applicable Bank Product within 10 days after the provision of such Bank Product to a Loan Party or its Subsidiaries; provided, that, if, at any time, a Lender ceases to be a Lender under the Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Bank Product Obligations.

“Bank Product Provider Letter Agreement” means a letter agreement in substantially the form attached hereto as Exhibit B-2, in form and substance satisfactory to Agent, duly executed by the applicable Bank Product Provider, a Loan Party, and Agent.

“Bank Product Reserve Amount” means, as of any date of determination, the Dollar amount of reserves that Agent has determined it is necessary or appropriate to establish (based upon the Bank Product Providers’ reasonable determination of their credit exposure to Borrowers and their Subsidiaries in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (iii) the sum of (a) the Adjusted LIBOR Rate (after giving effect to any Adjusted LIBOR Rate “floor”) that would be payable on such day for a LIBOR Rate Loan with a one-month interest period plus (b) the difference between the Applicable Margin for LIBOR Rate Loans and the Applicable Margin for Base Rate Loans. Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

Schedule 1.1 - Page 5

“Base Rate Loan” means each portion of the Advances and each Swing Loan that bears interest at a rate determined by reference to the Base Rate.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which any Loan Party or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

**** means ****.

“Borrower” and “Borrowers” have the respective meanings specified therefor in the preamble to the Agreement.

“Borrowing” means a borrowing consisting of Advances made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of a Protective Advance.

“Borrowing Base” means, as of any date of determination, the result of:

(a) 85% of the amount of Eligible Accounts (other than Eligible Unbilled Delivered Accounts, Eligible Unbilled In-Transit Accounts, Eligible US Government Accounts, Eligible Unbilled US Government Delivered Accounts and Eligible Consumer Accounts), plus

(b) the lesser of (i) 75% of the amount of Eligible Unbilled Delivered Accounts and (ii) $10,000,000, plus

(c) the lesser of (i) 75% of the amount of Eligible Unbilled In-Transit Accounts and (ii) $8,000,000, plus

(d) the lesser of (i) the sum of (A) 85% of the amount of Eligible US Government Accounts and (B) 75% of the amount of Eligible Unbilled US Government Delivered Accounts and (ii) $8,000,000 (or such greater amount, provided, that, the federal Assignment of Claims Act has been complied with as determined by the Agent in its Permitted Discretion; plus

(e) the lesser of (i) 60% of the amount of Eligible Consumer Accounts and (ii) $2,000,000, plus

(f) Seasonal Availability, minus

(g) the aggregate amount of reserves, if any, established by Agent under Section 2.1(c) of the Agreement.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit B-1, of a Responsible Officer of Administrative Borrower delivered to the Agent pursuant to Section 3.1 and Section 5.2 of this Agreement.

“Borrowing Base Companies” means SWI, Allied, NAVL, SIRVA Relocation, and those certain Domestic Subsidiaries of Borrowers set forth on Schedule B-1.

“Borrowing Base Excess Amount” has the meaning set forth in Section 2.4(e)(i).

“Borrowing/Conversion Notice” means a written notice in substantially the form of Exhibit B-3.

Schedule 1.1 - Page 6

“Business Day” means (a) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (b) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBOR Rate or any LIBOR Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, the sum of the aggregate of all expenditures by such Person and its consolidated Subsidiaries during such period (exclusive of expenditures made for Investments permitted by Section 6.9 and for acquisitions permitted by Section 6.10) which, in accordance with GAAP, are or should be included in “capital expenditures” and are reflected in the consolidated statement of cash flows of such Person for such period plus expenditures by such Person and its consolidated Subsidiaries paid to Local Agents in connection with the entry into or renewal of contracts with such Local Agents.

“Cash Dominion Event” means any period (a) commencing on the date on which (i) an Event of Default has occurred and is continuing or (ii) Excess Availability is less than the greater of (A) 12.5% of the lesser of (1) the Borrowing Base and (2) the Maximum Revolver Amount and (B) $5,000,000 and (b) ending on the first date thereafter on which (i) the Event of Default has been cured or waived or otherwise does not exist and (ii) so long as the condition set forth in clause (a)(ii) was triggered, (A) Excess Availability has been greater than the greater of (a) 12.5% of the lesser of (i) the Borrowing Base and (ii) the Maximum Revolver Amount and (B) $5,000,000, on each day for a period of 30 or more consecutive days.

“Cash Equivalents” means (a) securities issued or fully guaranteed or insured by the United States Government or any agency or instrumentality thereof, (b) time deposits, certificates of deposit or bankers’ acceptances of (i) any Lender or (ii) any commercial bank having capital and surplus in excess of $500,000,000 and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by Standard & Poor’s Ratings Group (a division of The McGraw Hill Companies Inc.) or any successor rating agency (“S&P”) or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc. or any successor rating agency (“Moody’s”) (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by Agent in its reasonable judgment), (c) commercial paper rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by Agent in its reasonable judgment), (d) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act, and (e) investments held by Foreign Subsidiaries similar to any of the foregoing denominated in foreign currencies approved by the board of directors of any Borrower, in each case provided in clauses (b), (c) and (e) above only, maturing within twelve months after the date of acquisition.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“Certificate of Designation” means Certificate of Designations, Preferences, and Relative, Optional and other Special Rights of Series A Preferred Stock of Parent.

Schedule 1.1 - Page 7

“Change in Law” means the occurrence after the date of the Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything in the Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means (a) if prior to an IPO, the Sponsors shall collectively cease to own, directly or indirectly, beneficially or of record, shares representing greater than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Parent (exclusive of any capital stock of Parent issued to any current or former directors, officers or employees of Parent or its Subsidiaries), (b) if after an IPO, any “person” (within the meaning of the Exchange, as amended), other than any one or more of the Sponsors, is or becomes the “beneficial owner” (within the meaning of Rule 13(d)-3 and 13(d)-5 of the Exchange Act, as amended), directly or indirectly, of 35% or more of the outstanding voting securities having ordinary voting power for the election of directors of Parent, (c) the occupation of a majority of the seats (other than vacant seats) on the board of directors of Parent by Persons who were neither (i) nominated by the board of directors of Parent nor (ii) appointed by directors so nominated, (d) Parent shall cease to own, directly or indirectly, 100% of the Stock of SWI (or any successor permitted pursuant to Section 6.5), (e) SWI shall cease to own, directly or indirectly, 100% of the Stock of any of the other Borrowers or Borrowing Base Companies (unless permitted pursuant to Section 6.5 or Section 6.6), or (f) a Specified Change of Control shall occur.

“Closing Date” means the date of the making of the initial Advance (or other extension of credit) under the Agreement.

“Collateral” means all assets of Parent and its Subsidiaries now owned or hereafter acquired, upon which a Lien is purported to be created by an Loan Document.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in a Loan Party’s or its Subsidiaries’ books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds, and tax refunds).

“Commitment” means, with respect to each Lender, its Revolver Commitment and with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

Schedule 1.1 - Page 8

“Competitor” means those Persons listed on Appendix B; provided, that, Administrative Borrower, so long as no Event of Default shall have occurred and be continuing, shall be permitted to supplement Appendix B in writing and delivered to Agent to include any additional Person identified by the Administrative Borrower as a competitor of the Administrative Borrower or any of its Subsidiaries as determined by Administrative Borrower in its reasonable judgment in consultation with Agent. Agent shall make any supplement to Appendix B available to the Lenders not later than two (2) Business Days after the delivery of such supplement by the Administrative Borrower to Agent. Notwithstanding anything herein to the contrary, in no event shall a supplement to Appendix B apply retroactively to disqualify any Eligible Assignees that have previously acquired an assignment or participation interest in the Advances and Swing Loans, Letters of Credit or Commitments that was otherwise permitted hereunder at such time.

“Commitment Fee Percentage” means, as of any date of determination, the applicable commitment fee percentage set forth in the following table that correspond to the most recent Revolver Usage calculation set forth on the Borrowing Base Certificate delivered to Agent pursuant to Section 5.2 of the Agreement, i.e., the average Daily Balance of the Revolver Usage (other than Swing Loans) during the immediately preceding quarter (or portion thereof) (the “Revolver Usage Calculation”): provided, that, for the period from the Closing Date through the date Agent receives the Revolver Usage Calculation in respect of the period ending June 30, 2013, the Commitment Fee Percentage shall be at the percentage in the row styled “Tier 1:”

Tier	Revolver Usage	Commitment Fee Percentage
1	Less than 50% of the Maximum Revolver Amount	0.375%
2	Equal to or greater than 50% of the Maximum Revolver Amount	0.25%

Except as set forth in the foregoing proviso, the Commitment Fee Percentage shall be based upon the most recent Revolver Usage Calculation, which will be calculated as of the end of each fiscal quarter. Except as set forth in the foregoing proviso, the Commitment Fee Percentage shall be re-determined quarterly on the first day of the month following the date of delivery to Agent of the Borrowing Base Certificate pursuant to Section 5.2 of the Agreement; provided, that, if Administrative Borrower fails to provide such certification when such certification is due, the Commitment Fee Percentage shall be set at the percentage in the row styled “Tier 1” as of the first day of the month following the date on which the certification was required to be delivered until the date on which such certification is delivered (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the Commitment Fee Percentage shall be set at the percentage based upon the calculations disclosed by such certification.

“Commitment Fee Period” has the meaning specified therefor in the definition of Commitment Fee Percentage.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by a Responsible Officer of Administrative Borrower to Agent.

“Confidential Information” has the meaning specified therefor in Section 17.9(a) of the Agreement.

“Consolidated Indebtedness” means at the date of determination thereof, the sum (without duplication) of (a) Consolidated Long Term Debt, plus (b) Consolidated Short Term Debt minus the aggregate amount of cash and Cash Equivalents of such Person and its Subsidiaries as of such date not to exceed $20,000,000; provided, that, such cash and Cash Equivalents shall be Unrestricted Cash.

Schedule 1.1 - Page 9

“Consolidated Leverage Ratio” means as of the last day of any period, the ratio of (a) Consolidated Indebtedness on such day to (b) EBITDA for the period of four full fiscal quarters ending on such date.

“Consolidated Long Term Debt” means at the date of determination thereof, all long term debt of Administrative Borrower and its consolidated Subsidiaries as determined on a consolidated basis in accordance with GAAP and as disclosed on the Administrative Borrower’s consolidated balance sheet most recently delivered under Section 5.1; provided, that, the term “Consolidated Long Term Debt” shall not include (i) any debt of Administrative Borrower or any of its Subsidiaries to the extent such debt is owed to Parent or (ii) the Indiana Note.

“Consolidated Net Income” means for any period, net income of Administrative Borrower and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that, there shall be excluded (a) the undistributed earnings of any Subsidiary of Administrative Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary and (b) any income or loss accounted for by the equity method of accounting (except in the case of income to the extent of the amount of cash dividends or cash distributions paid to Administrative Borrower or any of its Subsidiaries by the entity accounted for by the equity method of accounting).

“Consolidated Short Term Debt” at the date of determination thereof, all short term debt of Administrative Borrower and its consolidated Subsidiaries as determined on a consolidated basis in accordance with GAAP and as disclosed on Administrative Borrower’s consolidated balance sheet most recently delivered under Section 5.1; provided, that, the term Consolidated Short Term Debt shall not include any Indebtedness of the type described in clause (m) of Section 6.2; provided, that, the term “Consolidated Short Term Debt” shall not include any debt of Administrative Borrower or any of its Subsidiaries to the extent such debt is owed to Parent.

“Consolidation Account” means that certain deposit account of SWI maintained with Wells Fargo referred to as “SIRVA Worldwide, Inc. – Consolidation Account” having account number ****.

“Contractual Obligation” means as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by a Loan Party or one of its Subsidiaries. Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Controlled Account Agreement” has the meaning specified therefor in the Guarantee and Collateral Agreement.

“Controlled Entity” means as to any Person, any other Person that is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

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“Copyright Security Agreement” has the meaning specified therefor in the Guarantee and Collateral Agreement.

“Covenant Testing Period” means any period (a) commencing on the date on which (i) an Event of Default has occurred and is continuing or (ii) Excess Availability is less than the greater of (A) 10% of the lesser of (1) the Borrowing Base and (2) the Maximum Revolver Amount and (B) $4,000,000 and (ii) so long as the condition set forth in clause (a)(ii) was triggered, and ending on the date that Excess Availability has been greater than or equal to the greater of (A) 10% of the lesser of (1) the Borrowing Base and (2) the Maximum Revolver Amount and (B) $4,000,000, a on each day for a period of thirty (30) or more consecutive days.

“Credit Card Agreements” has the meaning specified therefor in the Guarantee and Collateral Agreement.

“Credit Card Issuer” shall mean any person (other than a Loan Party) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through World Financial Network National Bank, MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., Novus Services, Inc., PayPal and other issuers approved by the Administrative Agent.

“Credit Card Notification” has the meaning specified therefor in the Guarantee and Collateral Agreement.

“Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Borrower’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Receivables” means amounts, together with all income, payments and proceeds thereof, owed by a Credit Card Issuer or Credit Card Processor to a Borrowing Base Company resulting from charges by a customer of a Borrowing Base Company on credit or debit cards issued by such Credit Card Issuer or processed by such Credit Card Processor (including, without limitation, electronic benefits transfers) in connection with the sale of goods by a Loan Party, or services performed by a Loan Party, in each case in the ordinary course of its business.

“Cure Amount” has the meaning specified therefor in Section 8.2.

“Cure Right” has the meaning specified therefor in Section 8.2.

“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under the Agreement on the date that it is required to do so under the Agreement (including the failure to make available to Agent amounts required pursuant to a Settlement or to make a required payment in connection with a Letter of Credit Disbursement), (b) notified Parent, any Borrower, Agent,

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or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under the Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as reasonably determined by Agent) under which it has committed to extend credit, (d) failed, within 1 Business Day after written request by Agent, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under the Agreement, (e) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under the Agreement on the date that it is required to do so under the Agreement, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or Insolvency Proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or Insolvency Proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

“Deposit Account” means any deposit account (as that term is defined in the NY UCC).

“Designated Account” means the Deposit Account of Administrative Borrower identified on Schedule D-l.

“Designated Account Bank” has the meaning specified therefor in Schedule D-1.

“****” means ****.

“**** Accounts” means Accounts owing by ****.

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 12 months, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to applicable Accounts of a Borrowing Base Company during such period, by (b) billing of the applicable Borrowing Base Company with respect to such Accounts during such period.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against applicable Accounts by 1 percentage point for each percentage point by which Dilution is in excess of five percent (5%).

“Disposition” has the meaning specified therefor in the definition “Asset Sale”.

“Disqualified Person” any bank, financial institution or other institutional lender identified by the Administrative Borrower to Agent in writing prior to the Closing Date; provided, that, the names of all Disqualified Persons shall be available to any Lender or prospective Lender that requests such names from Agent. Except for providing the names of Disqualified Persons upon request, Agent shall have no responsibility or liability to monitor or enforce such list of Disqualified Persons.

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“Disqualified Stock” means any Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) is mandatorily redeemable in whole or in part prior to the Maturity Date, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for Indebtedness or any Stock referred to in (a) above prior to the Maturity Date, or (c) contains any mandatory repurchase obligation which comes into effect prior to the Maturity Date, provided, that, any Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Stock upon the occurrence of a Change in Control shall not constitute Disqualified Stock.

“Documentation Agent” has the meaning set forth in the preamble to the Agreement.

“Dollars” or “$” means United States dollars.

“Domestic Subsidiary” means any Subsidiary of Administrative Borrower which is not a Foreign Subsidiary.

“**** Account” means an Account owing by an Account Debtor that is a foreign affiliate of ****, the payment of which is guaranteed by ****.

“EBITDA” means for any period, Consolidated Net Income for such period (i) adjusted to exclude the following items (without duplication) of income or expense to the extent that such items are included in the calculation of Consolidated Net Income: (a) net interest expense, (b) total income tax expense, (c) depreciation expenses, (d) the expense associated with amortization of intangible and other assets (including amortization or other expense recognition of any costs associated with asset write-ups in accordance with APB Nos. 16 and 17), (e) income and/or loss from discontinued operations, (f) any gain or loss associated with the sale or write-down of assets not in the normal course of business (it being understood that sales of operating assets to Local Agents or Owner/Operators and sales of home inventory are in the normal course of business), (g) gains/losses from the extinguishment of liabilities (including any prepayment penalty related to the termination and/or payoff of the Existing Term Loan Credit Agreement), (h) non-cash long-term asset impairment charges, (i) any nonrecurring or extraordinary expenses, gains or losses and (j) gains/losses arising in connection with foreign exchange transactions, (ii) plus, without duplication and to the extent deducted in determining Consolidated Net Income for such period, (a) cash and non-cash fees (including legal fees and other similar advisory and consulting fees, administrative fees and working fees), charges, payments and expenses taken or paid in connection with the consummation of the Transactions and, to the extent permitted hereunder, any permitted acquisition, Investment, disposition of property or assets, issuance of Capital Stock or Indebtedness issuance (in each case, whether or not consummated), plus (b) indemnification payments, fees and expense reimbursement paid to directors in the ordinary course of business, plus (c) all non-cash charges, expenses or losses, plus (d) proceeds from business interruption insurance, plus (e) expenses and charges which are actually reimbursed (pursuant to indemnity or otherwise), plus (f) net periodic benefit cost or income related to the SIRVA Employees’ Retirement Plan and the SIRVA Nonqualified Pension Plan and (iii) minus, to the extent not already deducted in determining Consolidated Net Income for such period, the amount of any loan, advance or cash dividend made by SWI or any of its Subsidiaries to Parent pursuant to Section 6.7(a)(iv); provided, that, for the avoidance of doubt, regardless of whether any Discounted Voluntary Prepayment pursuant to subsection 3.4(f) of the Term Loan Agreement or any other payment of Indebtedness is deemed to result in a non-cash gain, no such gain shall increase EBITDA. Notwithstanding the foregoing, EBITDA for the fiscal quarter periods ended June 30, 2012, September 30, 2012 and December 31, 2012 shall be deemed to be equal to $14,000,000, $30,000,000 and $14,000,000, respectively.

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For the purposes of calculating EBITDA for any period of 4 consecutive fiscal quarters (each, a “Reference Period”), (a) if at any time during such Reference Period (and after the Closing Date), a Loan Party or any of its Subsidiaries shall have made a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case to be mutually and reasonably agreed upon by Administrative Borrower.

“Eligible Accounts” means those Accounts created by any Borrowing Base Company in the ordinary course of its business, that arise out of such Borrowing Base Company’s sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any audit performed by Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash. Eligible Accounts shall not include the following:

(a) Accounts (other than Accounts owing by any **** Entity and Unbilled Accounts) that the Account Debtor has failed to pay within 90 days of original invoice date, or within 30 days after original due date or Accounts with selling terms of more than 60 days, (ii) Accounts owing by any **** Entity upon the earlier of (A) the date that such **** Entity has failed to pay within 120 days of original invoice date, or within 30 days after original due date or Accounts owing by **** with selling terms of more than 120 days (provided, that, this clause (ii) may be amended at any time at Agent’s sole discretion) or (B) the date that such Account has been sold to the **** Accounts Purchaser pursuant to the **** Account Purchase Program, or (iii) Unbilled Accounts that the Account Debtor has failed to pay within 90 days of date that the goods giving rise to such Account have been loaded for delivery,

(b) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c) Accounts with respect to which the Account Debtor is an Affiliate of a Loan Party or an employee or agent of a Loan Party or any Affiliate of a Borrower,

(d) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

(e) Accounts that are not payable in Dollars,

(f) Accounts with respect to which the Account Debtor (i) does not maintain its chief executive office in the United States, other than Accounts owing by **** (unless subject to clause (iv) below), **** Accounts and **** Accounts, (ii) is not organized under the laws of the United States or any state thereof, other than with respect to **** (unless subject to clause (iv) below) **** Accounts and **** Accounts (which are governed by the laws of the United States or any state thereof or by the laws of Switzerland), (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (y) the Account is supported by an irrevocable letter

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of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (z) the Account is subject to credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent or (iv) is a **** Entity and such Accounts have been purchased or assigned to the **** Accounts Purchaser pursuant to the **** Accounts Purchase Documents,

(g) Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (each a “US Government Account Debtor” or (ii) any state of the United States,

(h) Accounts with respect to which the Account Debtor is a creditor of the applicable Borrowing Base Company, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute,

(i) (A) Accounts with respect to an Account Debtor (other than **** and ****) whose total obligations owing to Borrowing Base Companies exceed 10% (such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts and (B) Accounts with respect to **** and **** whose total obligations owing to Borrowing Base Companies in each case exceed 25% of all Eligible Accounts, in each case to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(j) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which the applicable Borrowing Base Company has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(k) Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition,

(l) Accounts that are not subject to a valid and perfected first priority Lien in favor of Agent for the benefit of Secured Parties, or with respect to which a Borrowing Base Company does not have good, valid and marketable title thereto, free and clear of any Lien, other than Liens granted to Agent pursuant to the Loan Documents and Liens permitted under Section 6.3(q) and any other Liens with respect thereto permitted under this Agreement that are subject to an intercreditor agreement, in form and substance reasonably satisfactory to Agent, between the holder of such Lien and the Agent,

(m) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

(n) Accounts billed to the Account Debtor by a Local Agent,

(o) Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity,

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(p) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrowing Base Company of the subject contract for goods or services.

(q) Accounts with respect to consumer private moves;

(r) Accounts which are Relocation Accounts; or

(s) Credit Card Receivables.

“Eligible Consumer Accounts” means Accounts that are not Eligible Accounts solely due to the failure to comply with clause (r) of the exclusionary criteria in the definition thereof; provided, that, the services giving rise to such Account have been performed for the Account Debtor; in addition Eligible Consumer Accounts shall include Eligible Credit Card Receivables.

“Eligible Credit Card Receivables” means at the time of any determination thereof, each Credit Card Receivable owing to a Borrowing Base Company that at all times satisfies the criteria set forth below and which has been earned by performance and represents the bona fide amounts due to a Borrowing Base Company from a Credit Card Processor and/or Credit Card Issuer, and in each case originated in the ordinary course of business of such Borrowing Base Company with respect to consumer private moves. Without limiting the foregoing, in order to be an Eligible Credit Card Receivable, an Account shall indicate no Person other than a Borrowing Base Company as payee or remittance party. In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual fees, discounts, claims or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrowing Base Company may be obligated to rebate to a customer, a Credit Card Processor, or Credit Card Issuer pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Loan Parties to reduce the amount of such Credit Card Receivable. Except as otherwise determined by Agent in its Permitted Discretion, Eligible Credit Card Receivables shall not include any Credit Card Receivable:

(a) which does not constitute an “Account” of a “payment intangible” (as defined in the UCC);

(b) that has been outstanding for more than five (5) Business Days from the date of sale;

(c) (i) that are not subject to a perfected first-priority security interest in favor of Agent, or (ii) with respect to which a Borrowing Company does not have good, valid and marketable title thereto, free and clear of any Liens other than Liens permitted under Section 6.3(q) and any other Liens with respect thereto permitted under this Agreement that are subject to an intercreditor agreement, in form and substance reasonably satisfactory to Agent;

(d) which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback);

(e) as to which the processor has the right under certain circumstances to require a Loan Party to repurchase the Accounts from such credit card processor;

(f) due from an issuer or payment processor of the applicable credit card which is the subject of any bankruptcy or insolvency proceedings;

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(g) which are not a valid, legally enforceable obligation of the applicable issuer with respect thereto;

(h) which do not conform to all representations, warranties or other provisions in the Loan Documents relating to Credit Card Receivables;

(i) which are evidenced by “chattel paper” or an “instrument” of any kind unless such “chattel paper” or “instrument” is in the possession of Agent, and to the extent necessary or appropriate, endorsed to Agent;

(j) which Agent determines in its Permitted Discretion to be uncertain of collection or which do not meet such other reasonable eligibility criteria for Credit Card Receivables as Agent may determine;

(k) which is unpaid more than five (5) Business Days after the date of determination of eligibility thereof;

(l) where such Credit Card Receivable or the underlying contract contravenes any laws, rules or regulations applicable thereto, including, rules and regulations relating to truth-in-lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy or any party to the underlying contract is in violation of any such laws, rules or regulations;

(m) which is not a valid, legally enforceable obligation of the applicable Credit Card Issuer or Credit Card Processor with respect thereto;

(n) which is disputed, is with recourse due to the creditworthiness of the cardholder, or with respect to which a claim, chargeback, offset, deduction or counterclaim, dispute or other defense has been asserted (to the extent of such claim, chargeback, offset, deduction or counterclaim, dispute or other defense);

(o) which is a Relocation Account or Eligible Account;

(p) arise out of transactions that are not private consumer moves; or

(q) which is payable in any currency other than Dollars.

“Eligible Transferee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided, that, such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $250,000,000, (d) any Affiliate (other than individuals) of a pre-existing Lender, (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Agent and Administrative Borrower (such approval by Borrowers not to be unreasonably withheld, conditioned or delayed), and (f) during the continuation of an Event of Default, any other Person approved by Agent, provided, that, in no event shall an Eligible Transferee be a Disqualified Person, Competitor, Loan Party, Affiliate of a Loan Party, any Sponsor, Affiliate of any Sponsor or Parent.

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“Eligible Unbilled Delivered Accounts” means Unbilled Accounts that are not Eligible Accounts solely due to the failure to comply with clause (m) of the exclusionary criteria in the definition thereof; provided, that, (i) the goods giving rise to such Account have been shipped for the benefit of an Account Debtor or (ii) the services giving rise to such Account have been performed for the Account Debtor.

“Eligible Unbilled In-Transit Accounts” means Unbilled Accounts that are not Eligible Accounts solely due to the failure to comply with clause (m) of the exclusionary criteria in the definition thereof; provided, that, (a) the goods giving rise to such Account have been loaded for delivery for the benefit of an Account Debtor but have not yet been delivered or (b) the services giving rise to such Account have been commenced but not yet completed for the Account Debtor.

“Eligible Unbilled US Government Delivered Accounts” means Unbilled Accounts that are not Eligible Accounts solely due to the failure to comply with clauses (g)(i) and (m) of the exclusionary criteria in the definition thereof; provided, that, (a) the goods giving rise to such Account have been shipped for the benefit of an US Government Account Debtor or (b) the services giving rise to such Account have been performed for the US Government Account Debtor.

“Eligible US Government Accounts” means Accounts that are not Eligible Accounts solely due to the failure to comply with clause (g)(i) of the exclusionary criteria in the definition thereof; provided, that, the services giving rise to such Account have been performed for the US Government Account Debtor.

“Employee Relocation Business” means the business of providing relocation services including home sale and purchase assistance, management of tenant responsibilities and other services to corporations that assist employees in their relocation needs, and other business related thereto.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Materials of Environmental Concern (a) from any assets, properties, or businesses of any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Materials of Environmental Concern generated by any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest.

“Environmental Laws” means any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority properly promulgated and having the force and effect of law or other Requirements of Law (including, without limitation, common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or at any relevant time hereafter are or at any relevant time have been, in effect.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

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“Environmental Permits” means any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

“Equipment” means equipment (as that term is defined in the NY UCC).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation in effect from time to time); (b) the failure to meet the minimum funding standard of Section 412 of the Code or Section 302 or 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) a determination that any Pension Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan as described in Section 4041(b) or 4041(c) of ERISA; (f) the incurrence by any member of the ERISA Group of any liability pursuant to Section 4063 or 4064 of ERISA or a cessation of operations with respect to a Pension Plan within the meaning of Section 4062(e) of ERISA; (g) the withdrawal by any member of the ERISA Group from any Pension Plan with two or more non-related contributing sponsors or the termination of any such Pension Plan resulting in liability to any member of the ERISA Group pursuant to Section 4063 or 4064 of ERISA; (h) the institution by the PBGC of proceedings to terminate any Pension Plan or Multiemployer Plan, or the occurrence of any event or condition which could reasonably constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any such plan; (i) the imposition of any liability under Title IV of ERISA on any member of the ERISA Group, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; (j) the withdrawal of any member of the ERISA Group in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any member of the ERISA Group of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or is expected to be, in “critical” or “endangered” status, within the meaning of Section 432 of the Code or Section 305 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; or (k) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to ERISA with respect to any Pension Plan.

“ERISA Group” means Parent, Borrowers and Guarantors and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Parent or Administrative Borrower, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Event of Default” has the meaning specified therefor in Section 8 of the Agreement.

“Excess Availability” means, as of any date of determination, the amount equal to (a) the sum of (i) Availability, plus (ii) any amounts consisting of immediately available funds, if any, received into Agent’s Account on such date but not yet applied pursuant to Section 2.7 minus (b) the aggregate amount, if any, of all trade payables of Borrowers and their Subsidiaries aged in excess of historical levels with respect thereto and all book overdrafts of Borrowers and their Subsidiaries in excess of historical practices with respect thereto, in each case as determined by Agent in its Permitted Discretion.

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“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Domestic Subsidiary” has the meaning specified therefor in Section 5.10 of the Agreement.

“Existing ABL Credit Facility” means that certain Credit Agreement dated as of March 11, 2011, among Parent, SWI, the financial institutions party thereto as lenders and Wells Fargo Capital Finance, LLC, as administrative agent, and the documents, instruments and agreements related thereto, each as amended, restated or otherwise modified prior to the Closing Date.

“Existing Facilities” means (a) Existing ABL Credit Facility, (b) the Existing Second Lien Credit Agreement, and (c) the Existing Term Loan Agreement, in each case as amended, supplemented or otherwise modified from time to time.

“Existing Letters of Credit” means those letters of credit described on Schedule E-1 to the Agreement.

“Existing Second Lien Credit Agreement” means that certain Term Loan Agreement, dated as of May 12, 2008, by and among SWI, SIRVA, Inc., Wilmington Trust Company, as administrative agent and the lenders party thereto from time to time (as amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time).

“Existing Second Lien Obligations” means the “Obligations” under (and as defined in) the Existing Second Lien Credit Agreement.

“Existing Term Loan Agent” means the “Administrative Agent” under (and as defined in) the Existing Term Loan Agreement.

“Existing Term Loan Agreement” means the $160,000,000 Credit Agreement among SWI, the financial institutions from time to time party thereto as lenders, and Term Loan Agent, as amended, restated, refinanced, renewed, extended or otherwise modified from time to time in accordance with the terms of the Intercreditor Agreement.

“Existing Term Loan Obligations” means the “Obligations” under (and as defined in) the Existing Term Loan Agreement.

**** means ****.

“Fair Market Value” of any asset or items means the fair market value of such asset or items as determined in good faith by (a) a financial officer of the Administrative Borrower or a Subsidiary for transactions valued at or below $25,000,000 or (b) by the board of directors of Administrative Borrower or a Subsidiary, as applicable, for transactions in excess of $25,000,000.

“FATCA” means (a) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, (b) any treaty, law, regulation or other official guidance enacted in any non-U.S. jurisdiction, or relating to an intergovernmental agreement between the U.S. and any other jurisdiction which (in either case) directly relating to the implementation of (a) above, and (c) any agreement pursuant to the implementation of clauses (a) or (b) above with the U.S. Internal Revenue Service, the U.S. government or any governmental or taxation authority in any other jurisdiction.

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“Federal Funds Effective Rate” means for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Agent on such day on such transactions as determined by Agent.

“Fee Letter” means that certain Revolving Facility Fee Letter, dated of even date herewith, by and among SWI, Goldman Sachs, and Wells Fargo as amended through the date hereof, and as the same may be amended, modified, or otherwise restated from time to time.

“Financing Lease” means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“Fixed Charges” means, with respect to any fiscal period and with respect to Administrative Borrower determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) scheduled Interest Expense accrued (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense) during such period, (b) scheduled principal payments (excluding any optional and mandatory prepayments) in respect of Indebtedness that are required to be paid during such period, (c) all federal, state and local income taxes accrued during such period, (d) all management, consulting, monitoring, and advisory fees paid to Sponsors or their Affiliates during such period, (e) cash contributions to any Plan, and (f) all Restricted Junior Payments paid in cash during such period, excluding any payments made pursuant to Sections 6.7(a), (b), (d) and (e). Notwithstanding anything to the contrary contained herein, in no event shall Fixed Charges include any expenses already included as operating expenses in the calculation of EBITDA for such period.

“Fixed Charge Coverage Ratio” means, with respect to Administrative Borrower and its Subsidiaries for any period, the ratio of (i) EBITDA for such period minus (x) Capital Expenditures (other than those financed with Indebtedness) made (to the extent not already incurred in a prior period) or incurred during such period minus (y) in each case for such period, the sum of (A) all cash charges to the extent included in clauses (i)(e), (i)(f) and (i)(g) of the definition of EBITDA, (B) all non-recurring cash expenses, gains or losses to the extent included in clause (i)(i) of EBITDA, (C) all cash and non-cash fees (including legal fees and other similar advisory and consulting fees, administrative fees and working fees), charges, payments and expenses taken or paid in connection with the consummation of the Transactions to the extent not identified by Administrative Borrower in writing on the Closing Date to Agent and actually incurred to the extent included in clause (ii)(a) of EBITDA, (D) all cash and non-cash fees (including legal fees and other similar advisory and consulting fees, administrative fees and working fees), charges, payments and expenses taken or paid in connection any permitted acquisition, Investment, disposition of property or assets, issuance of Stock or Indebtedness issuance (in each case, whether or not consummated) that do not result in cash to the extent included in clause (ii)(a) of EBITDA, plus (z) any applicable Cure Amount for such period, to (ii) Fixed Charges for such period.

“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).

“Foreign Subsidiary” means any Subsidiary of the Borrower that is organized and existing under the laws of any jurisdiction outside of the United States of America.

“Funding Date” means the date on which a Borrowing occurs.

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“Funding Losses” has the meaning specified therefor in Section 2.12(b)(ii) of the Agreement.

“GAAP” means with respect to the covenant contained in Section 7 and all defined terms relating thereto, generally accepted accounting principles in the United States of America in effect on the Closing Date, and, for all other purposes under this Agreement, generally accepted accounting principles in the United States of America in effect from time to time.

“Goldman Sachs” means Goldman Sachs Bank USA, and its successors and assigns.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, the European Union.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Parent, Borrowers and Guarantors to Agent.

“Guarantee Obligation” means as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any such obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, that, the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (ii) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Administrative Borrower in good faith.

“Guarantees” means the collective reference to the Guarantee and Collateral Agreement and any other guarantee hereafter delivered to Agent guaranteeing the Obligations.

“Guarantors” means (a) each Subsidiary of Parent (other than any Subsidiary that is not required to become a Guarantor pursuant to Section 5.10 and 6.10), and (b) each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.10 and 6.10 of the Agreement, and “Guarantor” means any one of them.

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“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code, including without limitation any Interest Rate Protection Agreement.

“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of a Loan Party or its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Bank Product Providers.

“Hedge Provider” means any Lender or any of its Affiliates; provided, that, no such Person (other than Goldman Sachs or its Affiliates) shall constitute a Hedge Provider unless and until Agent shall have received a Bank Product Provider Letter Agreement from such Person and with respect to the applicable Hedge Agreement within 10 days after the execution and delivery of such Hedge Agreement with a Loan Party or its Subsidiaries; provided, that, if, at any time, a Lender ceases to be a Lender under the Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Hedge Providers and the obligations with respect to Hedge Agreements entered into with such former Lender or any of its Affiliates shall no longer constitute Hedge Obligations.

“Holdout Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Indebtedness” of any Person at any date, means (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person in respect of bankers’ acceptances issued or created for the account of such Person, (e) all obligations of such Person in respect of Hedge Agreements including without limitation interest rate protection agreements, interest rate futures, interest rate options, interest rate caps and any other interest rate hedge arrangements, (f) Disqualified Stock and (g) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (f) to the extent secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Person” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indiana Note” means the Promissory Note dated June 5, 2009 (as may be amended, restated, supplemented or otherwise modified from time to time) in the original principal amount of $2,400,000 issued by NAVL to the order of the Indiana Economic Development Corporation.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” has the meaning specified therefor in Section 4.9 of the Agreement.

“Intercompany Subordination Agreement” means an intercompany subordination agreement, dated as of even date with the Agreement, executed and delivered by Parent, each of its Subsidiaries, and Agent, the form and substance of which is reasonably satisfactory to Agent, as amended, restated, supplemented or otherwise modified pursuant to the terms thereof.

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“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof, between Agent and Term Loan Agent, as amended, restated, supplemented or otherwise modified pursuant to the terms thereof.

“Interest Expense” means, for any period, the aggregate of the interest expense of Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Interest Payment Date” means with respect to (i) any Loan that is a Base Rate Loan, the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan; and (ii) any Loan that is a LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, or 3 months thereafter; provided, that, (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months after the date on which the Interest Period began, as applicable, and (d) Borrowers may not elect an Interest Period which will end after the Maturity Date.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Interest Rate Protection Agreement” means any interest rate protection agreement, interest rate future, interest rate option, interest rate cap or collar or other interest rate hedge arrangement and with a Hedge Provider, to or under which Administrative Borrower or any of its Subsidiaries is or becomes a party or a beneficiary.

“Inventory” means inventory (as that term is defined in the NY UCC).

“Investment” has the meaning specified therefore in Section 6.9.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“Issuer Document” means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by a Borrower in favor of an Issuing Lender and relating to such Letter of Credit.

“Issuing Lender” means Goldman Sachs, and for so long as Wells Fargo is a Lender, Wells Fargo, or any other Lender party to this Agreement that, at the request of any Borrower and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing Letters of Credit pursuant to Section 2.11 of the Agreement.

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“Joint Lead Arrangers” has the meaning set forth in the preamble to the Agreement.

“Lender” has the meaning set forth in the preamble to the Agreement, shall include the Issuing Lender and the Swing Lender, and shall also include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement and “Lenders” means each of the Lenders or any one or more of them.

“Lender Group” means each of the Lenders (including the Issuing Lender and the Swing Lender) and Agent, or any one or more of them.

“Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Parent or any of its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) reasonable out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Parent or any of its Subsidiaries under any of the Loan Documents, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) reasonable out-of-pocket costs and expenses incurred by Agent in the disbursement of funds to Borrowers or other members of the Lender Group (by wire transfer or otherwise), (d) out-of-pocket charges paid or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (e) reasonable out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) reasonable out-of-pocket audit fees and expenses (including travel, meals, and lodging) of Agent related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter, (g) reasonable out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with Parent or any of its Subsidiaries, (h) Agent’s reasonable costs and expenses (including reasonable attorneys fees of one law firm in each appropriate jurisdiction and each applicable specialized field of law) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating or amending the Loan Documents, and (i) Agent’s and each Lender’s reasonable costs and expenses (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Parent or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

“Lender Group Representatives” has the meaning specified therefor in Section 17.9 of the Agreement.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Letter of Credit” means a letter of credit issued by an Issuing Lender.

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“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit fee and all usage charges set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then existing Letter of Credit Usage, (b) causing the Letters of Credit to be returned to the Issuing Lender, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to 105% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit fee and all usage charges set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

“Letter of Credit Disbursement” means a payment made by an Issuing Lender pursuant to a Letter of Credit.

“Letter of Credit Indemnified Costs” has the meaning specified therefor in Section 2.11(f) of the Agreement.

“Letter of Credit Related Person” has the meaning specified therefor in Section 2.11(f) of the Agreement.

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

“LIBOR Deadline” has the meaning specified therefor in Section 2.12(b)(i) of the Agreement.

“LIBOR Option” has the meaning specified therefor in Section 2.12(a) of the Agreement.

“LIBOR Rate Loan” means each portion of an Advance that bears interest at a rate determined by reference to the Adjusted LIBOR Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

“Loan Account” has the meaning specified therefor in Section 2.9 of the Agreement.

“Loan Documents” means the Agreement, any Borrowing Base Certificate, the Controlled Account Agreements, the Control Agreements, the Copyright Security Agreement, the Fee Letter, the Sponsor Guarantees, the Intercompany Subordination Agreement, the Letters of Credit, the Mortgages, the Intercreditor Agreement, the Patent Security Agreement, the Guarantee and Collateral Agreement and any other Guarantees, the Trademark Security Agreement, any note or notes executed by any Borrower in connection with the Agreement and payable to any member of the Lender Group, any letter of credit application entered into by any Borrower in connection with the Agreement, and any other agreement entered into, now or in the future, by Parent or any of its Subsidiaries and any member of the Lender Group in connection with the Agreement.

“Loan Party” means any Borrower or any Guarantor.

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“Local Agents” means those independently owned local moving and storage companies that have entered into certain contractual arrangements with any Borrower or any of its Subsidiaries to provide customers with local sales, packing or warehousing services and/or a portion of the hauling services required to support the operations of any Borrower and its Subsidiaries, or any combination of such services.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Change” a material adverse effect on (a) the business, operations, assets or financial condition of SWI and its Subsidiaries, taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents, taken as a whole, or (c) the rights and remedies of Agent and the Lenders under the Loan Documents, taken as a whole.

“Material Real Property” means any real property or fixtures owned by Administrative Borrower or any Subsidiary of Administrative Borrower that is a Loan Party (or owned by any Person required to become a Loan Party hereunder), in each case with a purchase price or a Fair Market Value of at least $1,000,000.

“Material Subsidiary” means any Subsidiary of Administrative Borrower that had (a) total revenues of more than $5,000,000 during the most recently completed period of four consecutive fiscal quarters of Administrative Borrower or (b) total assets of more than $1,000,000 as of the last day of such period.

“Materials of Environmental Concern” means any gasoline or petroleum (including, without limitation, crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances or materials or wastes defined or regulated as such in or under or which may give rise to liability under any applicable Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date” means March 27, 2018.

“Maximum Revolver Amount” means $50,000,000 on the date hereof, and as may be increased by the amount of increases in the amount of Revolver Commitments pursuant to Section 2.1(d) of the Agreement or decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) of the Agreement.

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

“Monthly Seasonal Information Report” means financial information to be provided to Agent no later than November 15th of each calendar year and during the Seasonal Availability Period no later than the 15th day of each month for the twelve months ended the immediately preceding month, which information shall include an EBITDA calculation and reconciliation in form and substance, and with such detail as is satisfactory to Agent, together with a certification of a Responsible Officer of Administrative Borrower as provided in Section 5.01(e).

“Mortgaged Properties” means the real properties listed on Schedule 4.8, Part I, as to which Agent for its benefit and for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages.

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“Mortgages” means each of the mortgages and deeds of trust on the real property listed on Schedule 4.8, Part I, if any, executed and delivered by Administrative Borrower or any other Loan Party to Agent, substantially in the form of as agreed to by Administrative Borrower and Term Loan Agent so long as real property is not ABL Priority Collateral, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has any liability (whether actual or contingent).

“Net Cash Proceeds” means with respect to any Asset Sale, any Recovery Event, an amount equal to the gross proceeds in cash and Cash Equivalents of such Asset Sale on Recovery Event net of (a) reasonable attorneys’ fees, accountants’ fees, brokerage, consultant and other customary fees and other reasonable fees and expenses actually incurred in connection with such Asset Sale, Recovery Event, (b) taxes paid or reasonably estimated to be payable (including amounts paid or reasonably estimated to be payable under the Tax Sharing Agreement) as a result thereof, (c) appropriate amounts provided or to be provided by any Borrower or any of its Subsidiaries as a reserve, in accordance with GAAP, with respect to any liabilities associated with such Asset Sale or Recovery Event and retained by any Borrower or any such Subsidiary after such Asset Sale or Recovery Event and other appropriate amounts to be used by any Borrower or any of its Subsidiaries to discharge or pay on a current basis any other liabilities associated with such Asset Sale or Recovery Event, and (d) in the case of a sale or Recovery Event of or involving an asset subject to a Lien securing any Indebtedness, payments made and installment payments required to be made to repay such Indebtedness, including, without limitation, payments in respect of principal, interest and prepayment premiums and penalties.

“**** Accounts” shall mean Accounts owing to any of the Borrowing Base Companies by **** Entities.

“**** Entities” means, collectively, ****, and any affiliate of the foregoing, and “**** Entity’” means any one of them as the context requires.

“**** Accounts Purchase Documents” means, collectively, the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) a receivables purchase agreement or other agreements to transfer, or create a security interest in, the **** Accounts entered into by Borrowers, and (b) each other instrument, agreement and other document entered into by Borrowers related to the transaction contemplated by the agreements referred to in clause (a) of this definition.

“**** Accounts Purchaser” means a financial institution, commercial finance company, factor or other Person acceptable to Agent, and any successor or replacement **** Accounts Purchaser acceptable to Agent.

“**** Receivables Debt” means Indebtedness owing by Borrowing Base Companies to a **** Accounts Purchaser arising in connection with a Permitted **** Accounts Purchase Program approved by Agent in accordance with the terms and conditions of this Agreement

“NY UCC” means the New York Uniform Commercial Code, as in effect from time to time.

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“Obligations” means (a) all loans (including the Advances (inclusive of Protective Advances and Swing Loans)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, covenants, and duties of any kind and description owing by any Loan Party pursuant to or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Loan Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, (b) all debts, liabilities, or obligations (including reimbursement obligations, irrespective of whether contingent) owing by any Loan Party to an Issuing Lender now or hereafter arising from or in respect of Letters of Credit, and (c) all Bank Product Obligations. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Originating Lender” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Overadvance” has the meaning specified therefor in Section 2.5 of the Agreement.

“Owner/Operators” means individuals who are retained by any Administrative Borrower or any of its Subsidiaries as independent contractors and who own and drive their own tractors on behalf of any Borrower or any of its Subsidiaries.

“Parent” has the meaning specified therefor in the preamble to the Agreement.

“Participant” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Participant Register” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Patent Security Agreement” has the meaning specified therefor in the Guarantee and Collateral Agreement.

“PATRIOT Act” has the meaning specified therefor in Section 4.19 of the Agreement.

“Payoff Date” means the first date on which all of the Obligations are paid in full and the Commitments of the Lenders are terminated.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Pension Plan” means any single employer “employee pension benefit plan” within the meaning of Section 3(2) of ERISA which is subject to Title IV of ERISA or Section 412 of the Code, which is maintained, contributed to or sponsored in whole or in part by any member of the ERISA Group, or with respect to which any of the foregoing have any liability (whether actual or contingent), but excluding any Multiemployer Plan.

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“Permitted Acquisition” means any acquisition permitted by Section 6.8.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured lender) business judgment.

“Permitted Dispositions” means a Disposition permitted by Section 6.5.

“Permitted Cure Securities” means the common equity securities of Parent or Administrative Borrower or other equity securities of the Parent or Administrative Borrower not constituting Disqualified Stock.

“Permitted Hedging Arrangement” means any Hedging Agreement to the extent and only to the extent that, such agreement or arrangement is entered into in the ordinary course of business of Administrative Borrower or any of its Subsidiaries with reputable financial institutions or vendors and not for purposes of speculation.

“Permitted Indebtedness” means Indebtedness permitted by Section 6.2.

“Permitted Investments” means Investments permitted by Section 6.9.

“Permitted Liens” means Liens permitted by Section 6.3.

“Permitted **** Accounts Purchase Program” shall mean a receivables financing pursuant to the **** Accounts Purchase Documents in which Borrowers sell an interest in substantially all of the **** Accounts to **** Accounts Purchaser which may be secured by a Lien or collateral assignment by Borrowers of all or substantially all of the **** Accounts; provided, that,

(a) Agent shall have received not less than thirty (30) days’ (or such lesser period of notice as Agent may otherwise agree) prior written notice of the intent of Borrowers to enter into a receivables financing with a **** Accounts Purchaser, together with such information describing the proposed transaction in reasonable detail,

(b) all of the terms, conditions and structure of any such Permitted **** Accounts Purchase Program shall be reasonably satisfactory to Agent, including the discount at which **** Accounts are sold and the term of the commitment of the **** Accounts Purchaser;

(c) the **** Accounts Purchase Documents for such transaction shall be in form and substance reasonably acceptable to Agent, including an intercreditor agreement between Agent and the **** Accounts Purchaser and Administrative Borrower to the extent that Agent or the **** Accounts Purchaser determines one may be applicable;

(e) on and after giving effect to the initial transactions contemplated by such Permitted **** Accounts Purchase Program, no Default or Event of Default shall exist or have occurred and be continuing;

(f) during the continuance of a Cash Dominion Event, all amounts payable to any Loan Party under such transaction shall be applied to the Obligations in the manner provided for herein; and

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(g) further sales of the **** Accounts will cease upon a written notice by Agent to the **** Accounts Purchaser and Administrative Borrower of an Event of Default.

“Permitted Protest” means the right of any Loan Party or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment; provided, that, (a) a reserve with respect to such obligation is established on such Loan Party’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Loan Party or its Subsidiary, as applicable, in good faith, and (c) Agent is satisfied in its Permitted Discretion, that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent’s Liens.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is maintained by Parent, Administrative Borrower or any of their Subsidiaries in whole or in part for current or former employees (or any beneficiary thereof) of Parent, Administrative Borrower or any of their Subsidiaries, as the case may be.

“Preferred Stock” means, as applied to the Stock of any Person, the Stock of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Stock of any other class of such Person, and with respect to Parent, the Preferred Stock issued by Parent pursuant to the terms of Parent’s Amended and Restated Certificate of Incorporation.

“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Pro Forma Balance Sheets” has the meaning specified therefor in Section 4.1(b).

“Pro Forma Basis” means on a basis such that (a)(i) pro forma effect will be given to any Indebtedness incurred during or after the reference period to the extent the Indebtedness is outstanding or is to be incurred on the date of determination as if the Indebtedness had been incurred on the first day of the reference period, (ii) pro forma calculations of interest on Indebtedness bearing a floating interest rate will be made as if the rate in effect on the date of determination (taking into account any Interest Rate Protection Agreement applicable to the Indebtedness if such Interest Rate Protection Agreement has a remaining term of at least 12 months) had been the applicable rate for the entire reference period; and (iii) items related to any Indebtedness no longer outstanding or to be repaid, redeemed or defeased on the date of determination (including, without limitation, for purposes of this calculation, interest, fees, debt discounts, charges and other items) will be excluded and such Indebtedness shall be deemed to have been repaid, redeemed or defeased as of the first day of the applicable period; and (b) unless otherwise specifically provided herein, otherwise in accordance with the application of GAAP and Article 11 of Regulation S-X promulgated under the Securities Act, or otherwise in express compliance with the definition of the financial metric being calculated.

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“Pro Rata Share” means, as of any date of determination:

(a) with respect to a Lender’s obligation to make Advances and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances by (z) the outstanding principal amount of all Advances,

(b) with respect to a Lender’s obligation to participate in the Letters of Credit, and with respect to such Lender’s obligation to reimburse an Issuing Lender, and with respect to such Lender’s right to receive payments of fees with respect to Letters of Credit, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances by (z) the outstanding principal amount of all Advances; provided, that, if all of the Advances have been repaid in full and Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Revolver Commitments had not been terminated or reduced to zero and based upon the Revolver Commitments as they existed immediately prior to their termination or reduction to zero.

(c) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate amount of Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances, by (z) the outstanding principal amount of all Advances; provided, that, if all of the Advances have been repaid in full and Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Revolver Commitments had not been terminated or reduced to zero and based upon the Revolver Commitments as they existed immediately prior to their termination or reduction to zero.

“Protective Advances” has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Financing Leases), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Quarterly Average Excess Availability” shall mean, at any time, the average of the aggregate amount of the Excess Availability for the immediately preceding three month period as calculated by Agent.

“Refreshing Reserve” means, as of any date of determination, the Dollar amount of reserves that Agent has determined it is necessary or appropriate to establish in respect of rebilled and refreshed invoices for Accounts of Borrowing Base Companies.

“Register” has the meaning specified therefor in Section 2.3 of the Agreement.

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“Reimbursement Undertaking” has the meaning specified therefor in Section 2.11(a) of the Agreement.

“Reinvested Amount” has the meaning specified therefor in the Term Loan Agreement.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Relocation Accounts” means Accounts of SIRVA Relocation or any other Borrowing Base Company that are related to the Employee Relocation Business.

“Relocation SPV” has the meaning specified therefor in the definition of “Relocation SPV Financing”.

“Relocation SPV Financing” means the financing of (a) purchases of residential properties, fixtures and related assets (including the funding of the full purchase price of such residential properties, fixtures and assets (including the pay-off of any existing mortgage thereon), (b) the funding of advances to employees of customers in respect of the equity value of residential properties, fixtures and assets of such employees), and (c) other ordinary course Employee Relocation Business activities of SWI, SIRVA Relocation, SRHL, SIRVA Global Relocation, Inc., a Delaware corporation, SIRVA Relocation Properties, LLC, a Delaware limited liability company or any of their respective Subsidiaries engaged in the Employee Relocation Business, in each case by a special-purpose Subsidiary of Parent that is not a Subsidiary of the Administrative Borrower or an unaffiliated third party (the “Relocation SPV”); provided, that, (i) the lender of any Indebtedness of any borrower or obligor with respect to such financing shall not have any recourse to any Loan Party for payment of such Indebtedness, (b) such Indebtedness shall not be secured by any property or assets of any Loan Party other than property or assets, the Disposition of which is permitted under clause (xi) of Section 6.6(a), and which have been Disposed of in accordance with such clause (xi), and (iii) such financing shall be upon terms and pursuant to documentation (as amended, supplemented, extended, renewed or replaced from time to time) in form and substance reasonably satisfactory to Agent, as evidenced by its written approval thereof (such approval not to be unreasonably withheld); IT BEING AGREED THAT NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE DOCUMENTATION GOVERNING THE SECURITIZATION AND THE RELOCATION SPV FINANCING EVIDENCED BY THAT CERTAIN PURCHASE AND SALE AGREEMENT, DATED AS OF SEPTEMBER 30, 2008, BY AND BETWEEN SIRVA RELOCATION FUNDING, LLC, AS BUYER, AND SIRVA RELOCATION LLC, AS SELLER AND SERVICER, IN EACH CASE, AS IN EFFECT ON THE DATE HEREOF ARE REASONABLY SATISFACTORY TO AGENT, ISSUING BANK AND LENDERS.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Material of Environmental Concern in the environment, (b) prevent or minimize a release or threatened release of Materials of Environmental Concern so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities.

“Reorganization” means with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replacement Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.

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“Report” has the meaning specified therefor in Section 15.16 of the Agreement.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived pursuant to the Regulations promulgated under Section 4043 of ERISA.

“Required Availability” means that Excess Availability exceeds $15,000,000.

“Required Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (c) of the definition of Pro Rata Shares) exceed 50%; provided, that, at any time there are 2 or more Lenders, “Required Lenders” must include at least 2 Lenders.

“Requirement of Law” means as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including, without limitation, laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties; provided, that, the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.

“Residential Properties” has the meaning specified therefor in Section 4.8.

“Responsible Officer” means as to any Person, any of the following officers of such Person: (a) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, the treasurer or the controller of such Person and, (b) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person, who has been designated in writing to Agent as a Responsible Officer by such chief executive officer or president of such Person or, with respect to financial matters, such chief financial officer, the treasurer or the controller of such Person.

“Restricted Junior Payment” means to (a) declare or pay any dividend or make any other payment or distribution on account of Stock issued by SWI (including any payment in connection with any merger or consolidation involving SWI) or to the direct or indirect holders of Stock issued by a Loan Party in their capacity as such (other than dividends or distributions payable in Stock (other than Disqualified Stock) issued by SWI), including without limitation dividends, payments or distributions permitted by Section 6.7, or (b) purchase, redeem, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving SWI) any Stock issued by SWI.

“Restricted Joint Venture” means any joint venture agreement between a Loan Party and another Person that is not an Affiliate existing on the Closing Date and prohibited by the terms of its organizational agreement from guarantying the Obligations.

“Revolver Commitment” means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be increased from time to time pursuant to Section 2.1(d) of the Agreement or reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

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“Revolver Usage’’ means, as of any date of determination, the sum of (a) the amount of outstanding Advances, plus (b) the amount of the Letter of Credit Usage.

“Revolver Usage Calculation” has the meaning specified therefore in the definition of Commitment Fee Percentage.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.shtml, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

“Seasonal Availability” means (a) $12,500,000 during the four months of the Seasonal Availability Period specified in the applicable Seasonal Availability Request, (b) $10,000,000 at all other times during the applicable Seasonal Availability Period, and (c) -0- at all other times of the year, provided, that, Seasonal Availability shall only be available during any Seasonal Availability Period if the following conditions are satisfied: (i) EBITDA for Administrative Borrower and its Subsidiaries for the immediately preceding twelve (12) consecutive month period ending on the last day of the fiscal month immediately prior to the commencement of the Seasonal Availability Period, shall be at least $50,000,000, as determined by Agent from the EBITDA calculation and reconciliation set forth in the Monthly Seasonal Information Report, (ii) as of the date of the commencement of the Seasonal Availability Period, and after giving effect thereto and at all times during such period, no Default or Event of Default shall exist or have occurred and be continuing, and (iii) Borrowers shall maintain minimum Excess Availability as set forth in the Section 7.1(b) at all times during the Seasonal Availability Period. If at any time during the Seasonal Availability Period any of the following occurs: (A) EBITDA for Administrative Borrower and its Subsidiaries for the immediately preceding twelve (12) consecutive month period ending on the last day of any fiscal month during the Seasonal Availability Period, is less than $50,000,000, (B) any Default or Event of Default shall exist or have occurred and be continuing, or (C) if Borrowers shall fail at any time to maintain minimum Excess Availability as set forth in the Section 7.1(b) hereof then, and in any such event, Seasonal Availability shall be immediately reduced to zero for the remainder of the applicable Seasonal Availability Period; provided, that, in the event that Seasonal Availability is reduced to zero as a result of a failure to comply with the minimum EBITDA requirement as set forth in clause (A), Seasonal Availability, may at the request of Administrative Borrower be reinstated so long as EBITDA for SWI and its Subsidiaries for the immediately preceding twelve (12) consecutive month period ending on the last day of the most recent fiscal month during the Seasonal Availability Period (whether or not Seasonal Availability is then in effect) as evidenced by the most recent Monthly Seasonal Information Report is at least $50,000,000 (inclusive of any applicable Cure Amount up to a maximum amount of $5,000,000).

“Seasonal Availability Period” means either the period commencing (a) December 15th of a calendar year and ending on the date of the effectiveness of the Borrowing Base Certificate for May of the immediately succeeding year but in any event not later than June 15th or (b) January 15th of a calendar year and ending on the date of the effectiveness of the Borrowing Base Certificate for June of the

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immediately succeeding year but in any event not later than July 15th, such Seasonal Availability Period to be requested in writing by Administrative Borrower to Agent no later than November 15th of each calendar year (each such request, being a “Seasonal Availability Request”); as part of such Seasonal Availability Request, Administrative Borrower shall identify the four (4) months of the requested Seasonal Availability Period that Seasonal Availability is requested to be $12,500,000. Once the Seasonal Availability Request is submitted to the Agent, the Seasonal Availability Request shall be irrevocable, and Seasonal Availability shall be available to Borrowers subject to the satisfaction and the maintenance of the conditions set forth in the definition of Seasonal Availability set forth in this Agreement.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Secured Parties” has the meaning specified therefor in the Guarantee and Collateral Agreement.

“Securities Account” means a securities account (as that term is defined in the NY UCC).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securitization” means the Relocation SPV Financing with Wells Fargo Bank, N.A. as agent for the receivables purchase program relating to the Employee Relocation Business maintained through SIRVA Relocation Credit, LLC.

“Settlement” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.

“Settlement Date” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.

“SIRVA Finance Limited” means SIRVA Finance Limited, a company organized under the laws of England and Wales.

“SIRVA Global Relocation” means SIRVA Global Relocation, Inc., a Delaware corporation.

“SIRVA Relocation” has the meaning specified therefor in the introductory paragraph to this Agreement.

“SIRVA Relocation Properties” means SIRVA Relocation Properties, LLC, a Delaware limited liability company.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, the condition that, on such date, (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small amount of capital.

“Specified Change of Control” means a “Change of Control” (or any other defined term having a similar purpose) with respect to Parent or any of its Subsidiaries as defined in either the Term Loan Agreement.

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“Specified Intellectual Property’’ means the Intellectual Property set forth on Schedule S-1.

“Sponsors” means Commercial Finance Services 1107, LLC, Equity Group Investments, LLC and each of their Affiliates.

“Sponsor Event of Default” shall have the meaning specified therefor in the Sponsor Guarantees.

“Sponsor Guarantees” means that certain general continuing guarantee, (a) dated as of even date herewith, executed and delivered by Aurora Resurgence Fund (C) L.P., Aurora Resurgence Fund L.P. and Aurora Resurgence Fund (NB) L.P. in favor of Agent, for the benefit of the Secured Parties, of the Obligations, (b) that certain general continuing guaranty, dated of even date herewith, executed and delivered by Equity Group Investments, LLC or an Affiliate thereof in favor of Agent, for the benefit of the Secured Parties, of the Obligations and (c) any other general and continuing guarantee of the Obligations executed and delivered by any Sponsor or other Person owning the Stock of the Parent in favor of the Agent for the benefit of the Secured Parties, on terms and conditions acceptable to Agent and the Required Lenders, as the same may be amended, modified, replaced or otherwise restated from time to time.

“Sponsor Guaranty Amount” means an amount on any date of determination equal to the lesser of (a) fifty percent (50%) of Letter of Credit Usage with respect to standby Letters of Credit as of such date and (b) $12,500,000; provided, that, upon the occurrence of a Sponsor Event of Default and at all times after the termination of the Sponsor Guarantees in accordance with Section 8, such Sponsor Guaranty Amount shall be zero.

“SRHL” means SIRVA Relocation Holdings Limited, a company organized under the laws of England and Wales.

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Subordinated Debt” means any unsecured Indebtedness of Administrative Borrower or any of its Subsidiaries (a) having no scheduled principal payments (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the date that is 90 days after Maturity Date and (b) the payment of the principal of and interest on which and other obligations of Administrative Borrower and its Subsidiaries in respect thereof are subordinated, on terms and conditions reasonably satisfactory to Agent, to the prior payment in full of the principal of and interest (including post-petition interest) on the Advances and all other payment obligations of Agent and the Lenders hereunder and under the other Loan Documents.

“Subordinated Intercompany Debt” means any Indebtedness of Administrative Borrower or any other Loan Party owed to Parent, the terms of which are expressly subordinated in right of payment in full to the Obligations by the execution and delivery of the Intercompany Subordination Agreement.

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“Swing Lender” means Goldman Sachs or any other Lender that, at the request of Borrowers and with the consent of Agent, agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.3(b) of the Agreement.

“Swing Loan” has the meaning specified therefor in Section 2.3(b) of the Agreement.

“Swing Loan Notice” means a written notice in substantially the form of Exhibit S-1.

“Syndication Agent” has the meaning set forth in the preamble to the Agreement.

“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to payments under the Loan Documents and all interest, penalties or similar liabilities with respect thereto; provided, that, Taxes shall exclude (i) any tax imposed on net income or net profits (however denominated) and franchise taxes, or any taxes imposed in lieu thereof, and branch profits taxes, in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which a Lender or Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s principal office is located, or as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document), or by the jurisdiction of organization of any of the Borrowers in the case of branch profits taxes; (ii) taxes resulting from an Agent’s, Lender’s or a Participant’s failure to comply with the requirements of Section 16(c), (d) or (e) of the Agreement, (iii) taxes imposed pursuant to FATCA; and (iv) any withholding taxes that would be imposed on amounts payable to a Lender based upon the applicable withholding rate in effect at the time such Lender becomes a party to the Agreement (or designates a new lending office), except this clause (iv) shall not exclude from Taxes (A) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16(a) of the Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority.

“Tax Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Tax Sharing Agreement” means the Tax Sharing Agreement, dated as of December 1, 2003, among Parent, Administrative Borrower and certain other Subsidiaries of Parent, in form and substance reasonably satisfactory to Agent, as amended through the date hereof and as the same may be further amended, supplemented or otherwise modified from time to time in accordance with Section 6.15.

“Term Loan Agent” means the “Administrative Agent” under (and as defined in) the Term Loan Credit Agreement.

“Term Loan Credit Agreement” means the $300,000,000 Credit Agreement among SWI, the financial institutions from time to time party thereto as lenders, and Term Loan Agent, as amended, restated, refinanced, renewed, extended or otherwise modified from time to time in accordance with the terms of the Intercreditor Agreement.

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“Term Loan Collateral Documents” means the security agreements, the mortgages and each of the other agreements, instruments or documents that create or purport to create a Lien in favor of the Term Loan Agent for the benefit of the Term Loan Lenders.

“Term Loan Documents” mean the Term Loan Credit Agreement, the related notes and guarantees, the Term Loan Collateral Documents and the other agreements and instruments entered into in connection with the Term Loan Credit Agreement.

“Term Loan Lenders” means the “Lenders” under (and as defined in) the Term Loan Agreement.

“Term Loan Obligations” means the “Obligations” under (and as defined in) the Term Loan Agreement.

“Trademark Security Agreement” has the meaning specified therefor in the Guarantee and Collateral Agreement.

“Transactions” means collectively, (a) the entering into by the Loan Parties of the Loan Documents and the borrowing of the Advances and the issuance of Letters of Credit on the Closing Date, (b) the entering into by the Loan Parties of the Term Loan Agreement, and the other Term Loan Documents and the borrowing of the loans thereunder, (c) the repayment of the Existing Facilities, (d) the redemption of Preferred Stock of Parent having an aggregate value of not less than $109,000,000 and not more than $115,000,000, and (e) the payment of fees and expenses incurred in connection therewith.

“Transguard Receivable” has the meaning specified therefor in the Intercreditor Agreement.

“Unbilled Accounts” means Accounts with respect to which (i) the goods giving rise to such Account have not been billed to the Account Debtor, or (ii) the services giving rise to such Account have not been billed to the Account Debtor.

“Underfunding” means the excess of the present value of all accrued benefits under a Plan (based on those assumptions used to fund such Plan), determined as of the most recent annual valuation date, over the value of the assets of such Plan allocable to such accrued benefits.

“United States” means the United States of America.

“Unrestricted Cash” means as of any date, unrestricted cash and Cash Equivalents owned by Administrative Borrower and its Subsidiaries that are not, and are not presently required under the terms of any agreement or other arrangement binding on Administrative Borrower or any Subsidiary on such date to be, (a) pledged to or held in one or more accounts under the control of one or more creditors of Administrative Borrower or any Subsidiary (other than to secure the Obligations or the Term Loan Obligations) or (b) otherwise segregated from the general assets of Administrative Borrower and its Subsidiaries, in one or more special accounts or otherwise, for the purpose of securing or providing a source of payment for Indebtedness or other obligations that are or from time to time may be owed to one or more creditors of Administrative Borrower or any Subsidiary (other than to secure the Obligations or the Term Loan Obligations). It is agreed that cash and Cash Equivalents held in ordinary deposit or security accounts and not subject to any existing or contingent restrictions on transfer by Administrative Borrower or a Subsidiary will not be excluded from Unrestricted Cash by reason of setoff rights or other Liens created by law’ or by applicable account agreements in favor of the depositary institutions or security intermediaries.

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“US Government Account Debtor” has the meaning specified therefor in the definition of clause (g) of the definition of Eligible Accounts.

“Voidable Transfer” has the meaning specified therefor in Section 17.8 of the Agreement.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association, and its successors and assigns.

“Wholly Owned Subsidiary” means as to any Person, any Subsidiary of such Person of which such Person owns, directly or indirectly through one or more Wholly Owned Subsidiaries, all of the Stock of such Subsidiary other than directors qualifying shares or shares held by nominees.

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Schedule 3.1

The obligation of each Lender to make its initial extension of credit provided for in the Agreement is subject to the fulfillment, to the satisfaction of each Lender (the making of such initial extension of credit by any Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the following conditions precedent:

(a) the Closing Date shall occur on or before March 31, 2013;

(b) Agent shall have received a letter duly executed by each Borrower and each Guarantor authorizing Agent to file appropriate financing statements in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the security interests to be created by the Loan Documents;

(c) Agent shall have received evidence that appropriate financing statements have been duly filed in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect Agent’s Liens in and to the Collateral, and Agent shall have received searches reflecting the filing of all such financing statements;

(d) Agent shall have received each of the following documents, in form and substance satisfactory to each Joint Lead Arranger, duly executed, and each such document shall be in full force and effect:

(i) Borrowing Base Certificate duly certified by the chief executive officer, chief financial officer, treasurer or controller of the Administrative Borrower,

(ii) [Intentionally Omitted],

(iii) the Control Agreements,

(iv) the Guarantee and Collateral Agreement,

(v) a disbursement letter executed and delivered by each Administrative Borrower to Agent regarding the extensions of credit to be made on the Closing Date, the form and substance of which is satisfactory to Agent,

(vi) the Fee Letter,

(vii) the Sponsor Guarantees,

(viii) the Intercompany Subordination Agreement,

(ix) payoff letters reasonably satisfactory in form and substance to Agent evidencing that the Existing Facilities have been or concurrently with the Closing Date are being paid and terminated, all obligations thereunder are being paid in full, and all Liens securing obligations under the Existing Facilities have been or concurrently with the Closing Date are being released;,

(x) the Intercreditor Agreement,

(xi) Trademark Security Agreements;

(xii) Copyright Security Agreements; and

(xiii) Patent Security Agreement.

Schedule 3.1 - Page 1

(e) Agent shall have received a certificate from the Secretary of Parent (i) attesting to the resolutions of Parent’s board of directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which Parent is a party, (ii) authorizing specific officers of Parent to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of Parent;

(f) Agent shall have received copies of Parent’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary or Assistant Secretary of Parent;

(g) Agent shall have received a certificate of status with respect to Parent, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of Parent, which certificate shall indicate that Parent is in good standing in such jurisdiction;

(h) Agent shall have received a certificate from the Secretary or Assistant Secretary of each Borrower (i) attesting to the resolutions of such Borrower’s board of directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Borrower is a party, (ii) authorizing specific officers of such Borrower to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of such Borrower;

(i) Agent shall have received copies of each Borrower’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary or Assistant Secretary of such Borrower;

(j) Agent shall have received a certificate of status with respect to each Borrower, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Borrower, which certificate shall indicate that such Borrower is in good standing or existence, as applicable, in such jurisdiction;

(k) Agent shall have received certificates of status with respect to each Borrower, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Borrower) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Borrower is in good standing in such jurisdictions;

(l) Agent shall have received a certificate from the Secretary or Assistant Secretary of each Guarantor (i) attesting to the resolutions of such Guarantor’s board of directors authorizing its execution, delivery, and performance of the Loan Documents to which such Guarantor is a party, (ii) authorizing specific officers of such Guarantor to execute the same and (iii) attesting to the incumbency and signatures of such specific officers of Guarantor;

(m) Agent shall have received copies of each Guarantor’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Guarantor;

(n) Agent shall have received a certificate of status with respect to each Guarantor, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Guarantor, which certificate shall indicate that such Guarantor is in good standing in such jurisdiction;

Schedule 3.1 - Page 2

(o) Agent shall have received certificates of status with respect to each Guarantor, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Guarantor) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Guarantor is in good standing in such jurisdictions;

(p) Agent shall have received certificates of insurance, together with the endorsements thereto, as are required by Section 5.5, the form and substance of which shall be satisfactory to Agent;

(q) Agent and Wells Fargo shall have received all fees payable on the date hereof, including without limitation, all fees payable on the Closing Date as set forth in the Fee Letter;

(r) Agent shall have received an opinion of counsel from Kirkland & Ellis LLP in form and substance reasonably satisfactory to each Joint Lead Arranger;

(s) Agent shall have received opinion of counsel from the in-house counsel of each Sponsor executing the Sponsor Guarantees, in form and substance reasonably satisfactory to Agent, together with all related documentation, including a certificate of the general partner of each partner of each Sponsor in form and substance satisfactory to each of the Joint Arrangers with respect to matters set forth in Section 5 of the Sponsor Guarantees;

(t) Borrowers shall have the Required Availability after giving effect to the initial extensions of credit hereunder and the payment of all fees and expenses required to be paid by Borrowers on the Closing Date under this Agreement or the other Loan Documents;

(u) Agent shall have completed its business, legal, and collateral due diligence, including (i) a collateral audit and review of each Borrower’s and its Subsidiaries’ books and records and verification of such Borrower’s representations and warranties to Lender Group, the results of which shall be reasonably satisfactory to Agent, and (ii) an inspection of each of the locations where each Borrower’s and its Subsidiaries’ Inventory is located, the results of which shall be satisfactory to Agent;

(v) Agent shall have completed (i) Patriot Act searches, OFAC/PEP searches and customary individual background checks for each Borrower, and (ii) OFAC/PEP searches and customary individual background searches for each Borrower senior management and key principals, and each Guarantor, including each Sponsor, in each case, the results of which shall be satisfactory to Agent;

(w) Each Joint Lead Arranger shall have received a set of financial projections of Parent and its Subsidiaries for the 2 year period following the Closing Date (on a year by year basis, and for the 1 year period following the Closing Date, on a month by month basis), in form and substance (including as to scope and underlying assumptions) satisfactory to Agent;

(x) Borrowers shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement;

(y) Agent shall have received agreements from each Loan Party necessary for such Loan Party to participate in Agent’s Electronic Reporting System for Collateral and other reporting.

(z) Agent shall have received (i) satisfactory evidence that not more than 99,407.834 shares of Preferred Stock shall remain outstanding as of the Closing Date;

Schedule 3.1 - Page 3

(aa) On or prior to the Closing Date, (i) Borrowers and each of their Subsidiaries shall have entered into the Term Loan Agreement, (ii) Agent shall have received true and correct copies, certified as such by an appropriate officer of SWI, of the Term Loan Agreement and each of the other Term Loan Collateral Documents as originally executed and delivered, which shall be in full force and effect, (iii) SWI shall have received gross cash proceeds of at least $300,000,000 from the incurrence of the term loans under the Term Loan Agreement, the proceeds of which shall be used for, among other things, the redemption of up to $115,000,000 and more than $109,000,000 of preferred stock of the Parent, and (iv) SWI shall have utilized the full amount of such cash proceeds to make payments owing in connection with the repayment of the Existing Facilities prior to or concurrently with the utilization of any proceeds of the Advances for such purpose;

(bb) Agent shall have received copies of (i) each of the Term Loan Agreement and all material documents, instruments and agreements executed in connection therewith, each as amended and in effect on the Closing Date, (ii) and each of material documents, instruments and agreements executed in connection with any Relocation SPV Financing outstanding on the Closing Date, and (iii) documents relating to the preferred stock redemption, together with a certificate of the Secretary or Assistant Secretary of Administrative Borrower certifying each such document as being a true, correct, and complete copy thereof;

(cc) Borrowers and each of their Subsidiaries shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Borrowers or their Subsidiaries of the Loan Documents or with the consummation of the transactions contemplated thereby;

(dd) Agent shall have received a solvency certificate from a Responsible Officer in form and substance reasonably satisfactory to Agent;

(ee) all conditions precedent to the closing of the amendment to the Certificate of Designation shall have been satisfied or waived prior to or contemporaneously with the closing hereunder and the terms and conditions of such amendment shall be reasonably satisfactory to Agent;

(ff) No Default or Event of Default has occurred and is continuing or would immediately result from the consummation of the transactions contemplated by this Agreement, any other Loan Document or any Term Loan Documents, and

(gg) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to each Joint Lead Arranger.

Schedule 3.1 - Page 4

Schedule 3.6 Conditions Subsequent

CONDITIONS SUBSEQUENT

1.	Within 90 days following the Closing Date (or such longer period as permitted by Agent in its sole discretion), with respect to each Mortgaged Property listed on Schedule 4.8, Part I to the Credit Agreement, (i) Borrowers shall deliver counterparts of a second Lien Mortgage (such lien position subject to delivery of the Mortgage Subordination Agreement described below) with respect to such Mortgaged Property, duly executed and delivered by the record owner of such Mortgaged Property, (ii) a currently dated loan policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of such Mortgage as a valid second Lien (such lien position subject to delivery of the Mortgage Subordination Agreement described below) on the Mortgaged Property described therein, free of any other Liens except for Permitted Liens, in form and substance satisfactory to Agent, with evidence that all premiums and mortgage and other similar taxes and fees in connection therewith have been fully paid, together with such endorsements, coinsurance and reinsurance as Agent may reasonably request, (iii) such surveys, in form and substance satisfactory to Agent, certified to Agent and the title company, abstracts, appraisals (to the extent required by law) and such other documents as Agent may reasonably request with respect to such Mortgage or Mortgaged Property; provided, however, that an existing survey for any Mortgaged Property shall be deemed acceptable if such survey shall be sufficient for the title company to delete any standard printed survey exception contained in the applicable loan policy or policies of title insurance and provide survey related endorsements, (iv) a completed Federal Emergency Management Agency Standard Flood Hazard Determination with respect to such Mortgaged Property, and if any improvement located on the Mortgaged Property is located in a Flood Zone, evidence of flood insurance in accordance with subsection 5.5 of the Credit Agreement, and (v) an opinion of counsel (which counsel shall be reasonably satisfactory to Agent) in the state in which such Mortgaged Property is located with respect to the enforceability of the Mortgage and such other matters as Agent may reasonably request, in each case in form and substance reasonably satisfactory to Agent.

2.	Within 90 days after the Closing Date, the Borrower shall use, or shall cause its Domestic Subsidiaries to use, commercially reasonable efforts to provide a mortgage subordination agreement (the “Mortgage Subordination Agreement”), subordinating the lien of the IEDC Mortgage (as defined in the Mortgage Subordination Agreement) to the liens and security interests granted to Agent under this Agreement and the ABL Credit Agreement, including, without limitation, the Mortgage, in recordable form and otherwise satisfactory to Agent and the title company.

3.	Within 90 days after the Closing Date, the Loan Parties shall execute and deliver, or shall cause to be executed and delivered, an authenticated Control Agreement (which may include a Controlled Account Agreement) from each bank maintaining a Deposit Account which is not an Excluded Account for such Loan Party, in each case in form and substance reasonably satisfactory to Agent, duly authorized, executed and delivered by each such bank and applicable Loan Party.

Schedule 3.6 Conditions Subsequent

4.	Within 30 days after the Closing Date, Agent shall have received a Lender’s Loss Payable Endorsement, in form and substance reasonably satisfactory to Agent, duly authorized, executed and delivered by the insurance company providing Borrowers’ hazard insurance policies.

5.	Within 30 days after the Closing Date, the Term Loan Agent shall have received executed, original signature pages to the Intercompany Note from each of SIRVA Relocation No. 1 Limited (UK), SIRVA Relocation Limited (HK), SIRVA Pty. Ltd. (AU), Concept Mobility Servicos De Mobilidade LTDA Brazil, SIRVA Relocation Credit, LLC, Allied Moving Services (S) Pte. Ltd. (SG), Allied Relocation Services LLC (UAE) and Allied Moving Services (HK) Limited.

6.	Within 30 days after the Closing Date, Agent shall have received executed, original signature pages to the Intercompany Subordination Agreement from each of SIRVA Relocation No. 1 Limited (UK), SIRVA Relocation Limited (HK), SIRVA Pty. Ltd. (AU), Concept Mobility Servicos De Mobilidade LTDA Brazil, SIRVA Relocation Credit, LLC, Allied Moving Services (S) Pte. Ltd. (SG), Allied Relocation Services LLC (UAE) and Allied Moving Services (HK) Limited.

7.	Within 30 days after the Closing Date, the Term Loan Agent shall have received executed, original Acknowledgement and Consent Forms from each of SIRVA Relocation Holdings Limited, North American International Holding Corporation, ALNAV Platinum Company, SIRVA Australia Holdings Pty. Ltd. and CMSR Reinsurance, Ltd.

8.	Within 90 days after the Closing Date, Borrowers shall use, or shall cause their Domestic Subsidiaries to use, commercially reasonable efforts to provide Agent, in form and substance reasonably satisfactory to Agent and Administrative Borrower, a Credit Card Notification from each Credit Card Issuer and each Credit Card Processor of the Loan Parties, duly authorized, executed and delivered by such Credit Card Issuer and Credit Card Processor, as applicable, and each applicable Loan Party.

9.	Within 7 days following the Closing Date, Agent shall have received the opinion of Kirkland & Ellis LLP with respect to the Guarantee executed by EGI-Fund (11-13) Investors L.L.C., in form and substance reasonably satisfactory to Agent.

Agent in its sole discretion may elect to extend any of the time periods referenced above.

Schedule 4.4 Necessary Consents

NECESSARY CONSENTS

None.

Schedule 4.6 Litigation

LITIGATION

None.

Schedule 4.8 Ownership of Properties

OWNERSHIP OF PROPERTIES

Part I - Owned Material Real Property:

LOAN PARTY	ADDRESS
North American Van Lines, Inc.	5001 US Highway 30 West Fort Wayne, IN 46818

Part II - Leased Material Real Property:

LOAN PARTY	ADDRESS
SIRVA Relocation LLC	33171 Paseo Cerveza, Suite 212 San Juan, CA 92675

North American Van Lines, Inc.	700 Oakmont Lane Westmont, IL 60559

North American Van Lines, Inc.	457 Crossen Avenue Elk Grove Village, IL 60007

North American Van Lines, Inc.	3300 Fernbrook Lane North Plymouth, MN 55447

SIRVA Relocation LLC	211 North Broadway St. Louis, MO 63102

Alliance Relocation Services, LLC	110 Limestone Plaza, Fayetteville, New York 13066

DJK Residential LLC	141 Franklin Ave. Nutley, NJ 07110

SIRVA Relocation LLC*	101 Fifth Ave., 7th Floor New York, NY 10003

SIRVA Relocation LLC*	295 W. Thames New York, NY 10280

SIRVA Worldwide, Inc.	6200 Oak Tree Boulevard, Suite 300 Independence, OH 44131

Allied Van Lines, Inc.	6945 E. 38th Street, Suite D Tulsa, OK 74145

North American Van Lines, Inc.	10403 172nd Street Edmonton, AB T5K 1S9 Canada

North American Van Lines, Inc.	Centre 170 5405 Eglington Avenue West Suite 114 Etobicoke, ONT M9C 5K6 Canada

*	Lease remains in the name of DJ Knight & Co., whose assets were purchased by SIRVA Relocation LLC.

Schedule 4.9 Intellectual Property

INTELLECTUAL PROPERTY

US Trademark Applications and Registrations

LOAN PARTY	TRADEMARK	APP./REG NUMBER	FILING/REG DATE
Alliance Relocation Services, Inc.	AAlliance & Design (Class 35)	3,243,594	5/22/2007
Allied Van Lines, Inc.	ALLIED & DESIGN	1,583,985	02/20/1990
Allied Van Lines, Inc.	1 and DESIGN	870,642	06/03/1969
Allied Van Lines, Inc.	ALLIED	1,903,048	07/04/1995
Allied Van Lines, Inc.	ALLIED VAN LINES	515,823	09/27/1949
Allied Van Lines, Inc.	1 & DESIGN (In Color)	1,957,420	02/20/1996
Allied Van Lines, Inc.	CAMIS (Stylized)	1,558,363	09/26/1989
Allied Van Lines, Inc.	EXPRESS 1	2,405,106	11/21/2000
Allied Van Lines, Inc.	EXPRESS 1 (Stylized)	2,405,105	11/21/2000
Allied Van Lines, Inc.	EXTRA CARE PROTECTION	1,209,044	09/14/1982
Allied Van Lines, Inc.	GLOBALCOM	3,250,687	06/12/2007
Allied Van Lines, Inc.	IMOVE.COM	3,585,186	03/10/2009
Allied Van Lines, Inc.	PRICED TO MOVE	3,345,484	11/27/2007
Allied Van Lines, Inc.	QUANTUM SALES	85/322515	10/28/2010
Allied Van Lines, Inc.	QLAB	85/254614
Allied Van Lines, Inc.	RELOCATE YOUR THINKING	3,839,199	08/24/2010
Allied Van Lines, Inc.	RELOGENIUS	4,182,782	07/31/2012
Allied Van Lines, Inc.	SCAN!	1,635,690	02/19/1991
Allied Van Lines, Inc.	SIRVA & Design	3,461,374	07/08/2008
Allied Van Lines, Inc.	SIRVA & Design (Solid Platinum) (Class 35, 36, 39)	3,301,871	10/02/2007
Allied Van Lines, Inc.	SIRVA & Design (Class 35, 36, 39)	2,870,120	08/03/2004
Allied Van Lines, Inc.	SIRVA (Class 35, 36, 39)	2,858,430	06/29/2004

Schedule 4.9 Intellectual Property

LOAN PARTY	TRADEMARK	APP./REG NUMBER	FILING/REG DATE
Allied Van Lines, Inc.	THE CAREFUL MOVERS	1,540,911	05/23/1989
Allied Van Lines, Inc.	TRIDENT	3,320,652	10/23/2007
Allied Van Lines, Inc.	WE’LL GET YOU FROM REAL ESTATE AGENT TO MORTGAGE TO MOVED IN	3,461,375	07/08/2008
Global Van Lines, Inc.	GLOBAL & DESIGN (CLASS 16)	1,167,207	09/01/1981
Global Van Lines, Inc.	GLOBAL & DESIGN (CLASS 39)	897,127	08/18/1970
Global Van Lines, Inc.	GLOBAL (CLASS 16)	1,119,228	05/29/1979
Global Van Lines, Inc.	GLOBAL (CLASS 39)	903,656	12/01/1970
Lyon Van Lines, Inc.	LYON	1,015,990	07/15/1975
North American Van Lines, Inc.	ARROW DESIGN W/TWO CIRCLES (CONTAINERS)	948,409	12/12/1972
North American Van Lines, Inc.	ARROW DESIGN W/TWO CIRCLES (TRANSPORTATION)	914,752	06/08/1971
North American Van Lines, Inc.	CDL PLUS (INDIANA REG. ONLY)	5010-2457	06/24/1994
North American Van Lines, Inc.	DRIVER ROAD SERVICES & Design	4,140,924	05/15/2012
North American Van Lines, Inc.	EPSILON LETTER & DESIGN	1,580,611	01/30/1990
North American Van Lines, Inc.	HOME-TO-HOME	2,230,958	03/09/1999
North American Van Lines, Inc.	HOME TOUCH! (Class 9)	2,270,122	08/17/1999
North American Van Lines, Inc.	HOME TOUCH! (Class 35)	3,533,666	11/18/2008
North American Van Lines, Inc.	IF IT’S IMPORTANT TO YOU, IT’S IMPORTANT TO US	2,976,122	07/26/2005
North American Van Lines, Inc.	MOVESYNC	85/020,230	04/22/2010
North American Van Lines, Inc.	NORTH AMERICAN	917,431	07/27/1971

Schedule 4.9 Intellectual Property

LOAN PARTY	TRADEMARK	APP./REG NUMBER	FILING/REG DATE
North American Van Lines, Inc.	NORTHAMERICAN INTERNATIONAL & DESIGN	1,310,419	12/18/1984
North American Van Lines, Inc.	NORTHAMERICAN VAN LINES & DESIGN	915,264	06/15/1971
North American Van Lines, Inc.	PRICELOCK	3,291,833	9/11/2007
North American Van Lines, Inc.	PRICELOCK & DESIGN	3,288,883	09/04/2007
North American Van Lines, Inc.	UPGRADE YOUR MOVE TO: BUSINESS CLASS	3,923,739	02/22/2011
North American Van Lines, Inc.	WORLDTRAC	1,714,226	09/08/1992
SIRVA Relocation LLC	COREGUARD AV	3,948,386	04/19/2011
SIRVA Relocation LLC	EXECUTIVE RELOCATION (Class 35)	2,763,726	09/16/2003
SIRVA Relocation LLC	FlexFee (Stylized) (Class 36)**	2,182,901	08/18/1998
SIRVA Relocation LLC	FLEXGUARD AV	3,948,385	04/19/2011
SIRVA Relocation LLC	MOVEOURHOME	3,431,302	05/20/2008
SIRVA Relocation LLC	OPTIMOVE (Class 35 & 36)**	2,539,670	02/19/2002
SIRVA Relocation LLC	PROSOURCE PROPERTIES (Class 35 & 36)**	2,691,966	03/04/2003
SIRVA Relocation LLC	RELOCATION REDEFINED (Class 35)	2,827,440	03/30/2004
SIRVA Relocation LLC	RISKGUARD (Class 35 & 36)	3,488,637	08/19/2008
SIRVA Relocation LLC	RISKGUARD AVX (Class 35 & 36)	3,488,634	08/19/2008
SIRVA Relocation LLC	RISKGUARD BVX (Class 35 & 36)	3,488,635	08/19/2008
SIRVA Relocation LLC	SECUREGUARD AV	3,948,387	04/19/2011
SIRVA Relocation LLC	SELECTGUARD AV	3,986,259	06/28/2011
SIRVA Relocation LLC	SIRVA LSX	3.938,586	03/29/2011
SIRVA Relocation LLC	THE UNBUYOUT (Class 35 & 36)**	2,142,300	03/10/1998
SIRVA Relocation LLC	TOTAL RELOCATION ASSESSMENT CALCULATOR (TRAC)	3,935,161	03/22/2011

Schedule 4.9 Intellectual Property

LOAN PARTY	TRADEMARK	APP./REG NUMBER	FILING/REG DATE
SIRVA Relocation LLC	TRAC	3,958,654	05/10/2011
SIRVA Relocation LLC	MYMOVECONNECTION	4,123,101	04/03/2012
SIRVA Relocation LLC	GLOBAL CONNECTIONS	4,103,173	02/21/2012
SIRVA Relocation LLC	BVO SUNSET	4,143,981	05/15/2012

**	The following trademarks are no longer used by the Company, and the Company will not renew its registrations for these trademarks: FLEXFEE (Reg. No. 2,182,901), OPTIMOVE (Reg. No. 2,539,670), PROSOURCE PROPERTIES (Reg. No. 2,691,966), THE UNBUYOUT (Reg. No. 2,142,300).

Foreign Trademark Applications and Registrations

LOAN PARTY	COUNTRY	TRADEMARK	APP./REG. NUMBER	FILING/REG. DATE
Allied Van Lines, Inc.	Africa (OAPI)	1 ALLIED & Design (Class 36)	29343	06/27/1990
Allied Van Lines, Inc.	Algeria	1 ALLIED & Design (Class 39)	56448	06/26/1989
Allied Van Lines, Inc.	Algeria	ALLIED (Class 39)	56449	06/26/1989
Allied Van Lines, Inc.	Argentina	1 ALLIED & Design (Class 39)	1756799	03/07/2000
Allied Van Lines, Inc.	Argentina	ALLIED (Class 39)	1756788	03/07/2000
Allied Van Lines, Inc.	Australia	1 ALLIED & Design (Class 39)	514215	02/18/1992
Allied Van Lines, Inc.	Australia	ALLIED (Class 39)	514214	02/18/1992
Allied Van Lines, Inc.	Australia	ALLIED PICKFORDS	971205	12/16/2004
Allied Van Lines, Inc.	Australia	SIRVA (Class 36 & 39)	903532	03/04/2003
Allied Van Lines, Inc.	Austria	1 ALLIED & Design (Class 39)	127483	10/04/1989
Allied Van Lines, Inc.	Austria	ALLIED (Class 09, 10, 14, 21, 24, 39)	65184	08/25/1969
Allied Van Lines, Inc.	Austria	ALLIED (Class 39)	127472	10/04/1989

Schedule 4.9 Intellectual Property

LOAN PARTY	COUNTRY	TRADEMARK	APP./REG. NUMBER	FILING/REG. DATE
Allied Van Lines, Inc.	Austria	ALLIED VAN LINES (Class 09, 10, 14, 21, 24, 39)	65183	08/25/1969
Allied Van Lines, Inc.	Austria	SIRVA (Class 36 & 39)	215219	01/28/2004
Allied Van Lines, Inc.	Austria	Slanted Highway Logo (Class 39)	115588	04/01/1987
Allied Van Lines, Inc.	Azerbaijan	ALLIED (Class 39)	950686	10/02/1995
Allied Van Lines, Inc.	Bahamas	1 ALLIED & Design (Class 39)	13576	07/02/1990
Allied Van Lines, Inc.	Bahamas	ALLIED (Class 39)	13575	07/02/1990
Allied Van Lines, Inc.	Bahrain	1 ALLIED & Design	734	04/15/1990
Allied Van Lines, Inc.	Bahrain	ALLIED (Class 39)	733	04/15/1990
Allied Van Lines, Inc.	Bahrain	THE CAREFUL MOVERS (Class 39)	-55723	05/06/2007
Allied Van Lines, Inc.	Barbados	1 ALLIED & Design (Class 39)	81/7016	09/05/1997
Allied Van Lines, Inc.	Barbados	ALLIED (Class 39)	81/5711	02/07/1997
Allied Van Lines, Inc.	Belarus	1 ALLIED & Design (Class 39)	3044	12/31/1993
Allied Van Lines, Inc.	Belarus	ALLIED (Class 39)	3246	02/24/1994
Allied Van Lines, Inc.	Benelux	1 ALLIED & Design (Class 39)	469132	06/01/1990
Allied Van Lines, Inc.	Benelux	ALLIED (Class 39)	477954	01/03/1991
Allied Van Lines, Inc.	Benelux	SIRVA (Class 36 & 39)	722021	005/06/2003
Allied Van Lines, Inc.	Benelux	THE CAREFUL MOVERS (Class 39)	564100	10/02/1995
Allied Van Lines, Inc.	Benelux	WORLD’S NO. 1 MOVER & Design (Class 06, 12, 16, 17, 20, 22)	72099	09/19/1973
Allied Van Lines, Inc.	Bermuda	1 ALLIED & Design (Class 39)	25014	06/21/1994
Allied Van Lines, Inc.	Bermuda	ALLIED (Class 39)	25013	06/21/1994
Allied Van Lines, Inc.	Bolivia	1 ALLIED & Design (Class 39)	C49708	02/06/1990
Allied Van Lines, Inc.	Bolivia	ALLIED (Class 39)	C49707	02/06/1990
Allied Van Lines, Inc.	Brazil	ALLIED VAN LINES AIR FREIGHT (Cl 38, 40)	810516640	10/31/2006

Schedule 4.9 Intellectual Property

LOAN PARTY	COUNTRY	TRADEMARK	APP./REG. NUMBER	FILING/REG. DATE
Allied Van Lines, Inc.	Brazil	ALLIED WORLDWIDE	Pending
Allied Van Lines, Inc.	Brazil	ALLIED (Class 38)	780274334	10/13/1991
Allied Van Lines, Inc.	Brazil	ALLIED (Class 39)	819162086	12/12/2000
Allied Van Lines, Inc.	Bulgaria	ALLIED (Class 39)	1915-S	12/23/1992
Allied Van Lines, Inc.	Bulgaria	THE CAREFUL MOVERS (Class 39)	45060	06/16/2003
Allied Van Lines, Inc.	Cambodia	ALLIED (Class 39)	4008	02/14/1994
Allied Van Lines, Inc.	Canada	SIRVA	TMA625695	11/17/2004
Allied Van Lines, Inc.	Canada	COMING HOME	407313	01/29/1993
Allied Van Lines, Inc.	Canada	EXTRA CARE PROTECTION	373773	09/28/1990
Allied Van Lines, Inc.	Canada	THE CAREFUL MOVERS	403707	10/23/1992
Allied Van Lines, Inc.	Chile	1 ALLIED & Design (Class 39)	631,585	04/14/1992
Allied Van Lines, Inc.	Chile	ALLIED PICKFORDS (Class 39)	518,281	07/30/1998
Allied Van Lines, Inc.	Chile	ALLIED VAN LINES (Class 39)	518,280	07/28/1988
Allied Van Lines, Inc.	China	ALLIED (Class 39)	775,345	01/07/1995
Allied Van Lines, Inc.	China	ALLIED (Class 39)	1,779,374	05/28/2002
Allied Van Lines, Inc.	China	SIRVA (Class 35)	3265982	04/14/2004
Allied Van Lines, Inc.	China	SIRVA (Class 36)	3265981	07/21/2004
Allied Van Lines, Inc.	China	SIRVA (Class 39)	3265980	03/21/2004
Allied Van Lines, Inc.	Colombia	1 ALLIED & Design (Class 39)	191086	09/17/1996
Allied Van Lines, Inc.	Colombia	ALLIED (Class 39)	138924	07/28/1992
Allied Van Lines, Inc.	Costa Rica	ALLIED (Class 39)	71967	05/02/1990
Allied Van Lines, Inc.	Croatia	ALLIED (Class 39)	Z922146	11/14/1990
Allied Van Lines, Inc.	Cyprus	1 ALLIED & Design (Class 39)	46564	11/08/1996
Allied Van Lines, Inc.	Cyrpus	ALLIED (Class 39)	46563	11/08/1996
Allied Van Lines, Inc.	Czech Republic	1 ALLIED & Design (Class 39)	189133	04/29/1996
Allied Van Lines, Inc.	Denmark	1 ALLIED & Design (Class 39)	VR19915989	09/20/1991

Schedule 4.9 Intellectual Property

LOAN PARTY	COUNTRY	TRADEMARK	APP./REG. NUMBER	FILING/REG. DATE
Allied Van Lines, Inc.	Denmark	ALLIED (Class 39)	VR19691981	07/18/1969
Allied Van Lines, Inc.	Denmark	ALLIED VAN LINES (Class 39)	VR19692426	08/29/1969
Allied Van Lines, Inc.	Denmark	SIRVA (Class 36 & 39)	VR200203087	09/06/2002
Allied Van Lines, Inc.	Denmark	SLANTED HIGHWAY (CLASS 39)	VR19882027	05/06/1988
Allied Van Lines, Inc.	Denmark	WORLD’S NO. 1 MOVER & Design	VR19691989	07/18/1969
Allied Van Lines, Inc.	Dominican Republic	ALLIED WORLDWIDE—(Cl 70)	112694	05/15/2000
Allied Van Lines, Inc.	Dominican Republic	1 ALLIED & Design (Class 70)	47837	11/14/1989
Allied Van Lines, Inc.	Dominican Republic	ALLIED (Class 70)	47836	11/14/1989
Allied Van Lines, Inc.	Ecuador	1 ALLIED & Design (Class 39)	1105	11/24/1993
Allied Van Lines, Inc.	Ecuador	ALLIED (Class 39)	5578	11/26/1991
Allied Van Lines, Inc.	Egypt	1 ALLIED & Design (Class 39)	76230	11/24/1992
Allied Van Lines, Inc.	Egypt	ALLIED (Class 39)	75117	09/11/1991
Allied Van Lines, Inc.	Egypt	ALLIED WORLDWIDE	Pending
Allied Van Lines, Inc.	Egypt	Slanted Highway (Class 39)	68806	01/20/1991
Allied Van Lines, Inc.	Egypt	THE CAREFUL MOVERS	200388	06/02/2009
Allied Van Lines, Inc.	Estonia	1 ALLIED & Design (Class 39)	13551	10/14/1994
Allied Van Lines, Inc.	Estonia	ALLIED (Class 39)	08781	03/03/1994
Allied Van Lines, Inc.	Ethiopia	1 ALLIED & Design (Class 39)	01434	07/07/1992
Allied Van Lines, Inc.	Ethiopia	ALLIED (Class 39)	01433	07/07/1992
Allied Van Lines, Inc.	European Community	1 ALLIED & Design (Class 39)	83089	10/19/1998
Allied Van Lines, Inc.	European Community	ALLIED (Class 39)	83006	10/15/1999
Allied Van Lines, Inc.	European Community	GLOBALCOM (Class 42)	5853403	06/03/2008
Allied Van Lines, Inc.	Finland	1 ALLIED & Design (Class 39)	115257	12/05/1991
Allied Van Lines, Inc.	Finland	SIRVA (Class 36 & 39)	229837	03/15/2004
Allied Van Lines, Inc.	Finland	Slanted Highway (Class 39)	103190	01/20/1989

Schedule 4.9 Intellectual Property

LOAN PARTY	COUNTRY	TRADEMARK	APP./REG. NUMBER	FILING/REG. DATE
Allied Van Lines, Inc.	France	1 ALLIED & Design (Class 39)	1549801	09/08/1989
Allied Van Lines, Inc.	France	ALLIED (Class 39)	1347958	03/25/1986
Allied Van Lines, Inc.	France	SIRVA (Class 36 & 39)	23174402	07/15/2002
Allied Van Lines, Inc.	France	Slanted Highway (Class 39)	1369033	08/29/1986
Allied Van Lines, Inc.	France	WORLD’S NO. 1 MOVER & Design (Cl 39)	1496771	11/02/1988
Allied Van Lines, Inc.	Georgia	ALLIED (Class 39)	312	11/07/1994
Allied Van Lines, Inc.	Germany	1 ALLIED & Design (Class 39)	1185895	10/05/1992
Allied Van Lines, Inc.	Germany	ALLIED (Class 39)	DD652292	02/25/1993
Allied Van Lines, Inc.	Germany	SIRVA (Class 36 & 39)	30238411	10/07/2002
Allied Van Lines, Inc.	Germany	Slanted Highway Logo (Class 39)	1129090	10/17/1988
Allied Van Lines, Inc.	Germany	WORLD’S NO. 1 MOVER & Design (Cl 6, 12, 20)	881702-122	01/28/1969
Allied Van Lines, Inc.	Greece	1 ALLIED & Design (Class 16)	99660	05/17/1994
Allied Van Lines, Inc.	Greece	ALLIED (Class 39)	114647	05/17/1996
Allied Van Lines, Inc.	Greece	Slanted Highway Logo (Class 39)	84687	10/17/1989
Allied Van Lines, Inc.	Haiti	ALLIED (Class 39)	254/87	07/09/1990
Allied Van Lines, Inc.	Honduras	1 ALLIED & Design (Class 39)	1049	01/30/1991
Allied Van Lines, Inc.	Honduras	ALLIED (Class 39)	1048	01/30/1991
Allied Van Lines, Inc.	Hong Kong	1 ALLIED & Design (Class 16)	2109/93	12/03/1990
Allied Van Lines, Inc.	Hong Kong	1 ALLIED & Design (Class 39)	B6841/97	06/26/1997
Allied Van Lines, Inc.	Hong Kong	ALLIED (Class 16)	2108/93	12/03/1990
Allied Van Lines, Inc.	Hong Kong	ALLIED (Class 39)	B6842/1997	06/26/1997
Allied Van Lines, Inc.	Hong Kong	SIRVA (Class 35)	300014093	05/05/2003
Allied Van Lines, Inc.	Hong Kong	SIRVA (Class 36)	B7196/2003	05/29/2003
Allied Van Lines, Inc.	Hong Kong	SIRVA (Class 39)	B10622/2003	08/27/2003
Allied Van Lines, Inc.	Hungary	ALLIED (Class 39)	131900	11/12/1990
Allied Van Lines, Inc.	Hungary	SIRVA (Class 36 & 39)	175127	04/24/2003

Schedule 4.9 Intellectual Property

LOAN PARTY	COUNTRY	TRADEMARK	APP./REG. NUMBER	FILING/REG. DATE
Allied Van Lines, Inc.	Iceland	1 ALLIED & Design (Class 39)	856/1989	11/07/1989
Allied Van Lines, Inc.	Iceland	ALLIED (Class 39)	855/1989	11/07/1989
Allied Van Lines, Inc.	India	1 ALLIED & Design	Pending
Allied Van Lines, Inc.	India	ALLIED (Class 16)	357958	04/23/2005
Allied Van Lines, Inc.	India	SIRVA	Pending
Allied Van Lines, Inc.	India	THE CAREFUL MOVERS	Pending
Allied Van Lines, Inc.	Indonesia	1 ALLIED & Design (Class 16)	506538	02/17/1992
Allied Van Lines, Inc.	Indonesia	ALLIED (Class 16)	506537	05/07/1992
Allied Van Lines, Inc.	Indonesia	ALLIED (Class 39)	327537	02/03/1995
Allied Van Lines, Inc.	Indonesia	THE CAREFUL MOVERS	318208	08/19/2011
Allied Van Lines, Inc.	Ireland	1 ALLIED & Design (Class 16)	138371	11/06/1989
Allied Van Lines, Inc.	Ireland	1 ALLIED & Design (Class 39)	201058	12/01/1998
Allied Van Lines, Inc.	Ireland	ALLIED (Class 16)	138370	11/06/1989
Allied Van Lines, Inc.	Ireland	ALLIED (Class 39)	201057	07/01/1996
Allied Van Lines, Inc.	Ireland	SIRVA (Class 35, 36 & 39)	226198	09/11/2003
Allied Van Lines, Inc.	Ireland	Slanted Highway (Class 16)	129207	10/17/1990
Allied Van Lines, Inc.	Israel	1 ALLIED & Design (Class 39)	79715	05/03/1994
Allied Van Lines, Inc.	Israel	ALLIED (Class 39)	79714	03/10/1994
Allied Van Lines, Inc.	Israel	Slanted Highway (Class 39)	65357	08/16/1990
Allied Van Lines, Inc.	Italy	1 ALLIED & Design (Class 39)	892532	05/18/1992
Allied Van Lines, Inc.	Italy	ALLIED (Class 39)	757779	05/06/1987
Allied Van Lines, Inc.	Italy	ALLIED WORLDWIDE – (Cl 39)	Pending
Allied Van Lines, Inc.	Italy	SIRVA (Class 36 & 39)	1018769	09/05/2006
Allied Van Lines, Inc.	Italy	Slanted Highway (Class 39)	1219710	03/09/1987
Allied Van Lines, Inc.	Japan	1 ALLIED & Design (Class 22)	2436687	07/31/1992
Allied Van Lines, Inc.	Japan	1 ALLIED & Design (Class 39)	3000226	07/29/1994
Allied Van Lines, Inc.	Japan	ALLIED (Class 22)	2460169	09/30/1992
Allied Van Lines, Inc.	Japan	ALLIED (Class 39)	3000225	07/29/1994

Schedule 4.9 Intellectual Property

LOAN PARTY	COUNTRY	TRADEMARK	APP./REG. NUMBER	FILING/REG. DATE
Allied Van Lines, Inc.	Japan	ALLIED IN KATAKANA (Class 39)	3288935	04/25/1997
Allied Van Lines, Inc.	Japan	SIRVA (Class 36 & 39)	4785118	07/09/2004
Allied Van Lines, Inc.	Japan	THE CAREFUL MOVERS (Class 39)	5115181	02/29/2008
Allied Van Lines, Inc.	Jordan	ALLIED (Class 39	73571	08/16/2004
Allied Van Lines, Inc.	Kazakhstan	ALLIED (Class 39)	329	05/10/1993
Allied Van Lines, Inc.	Kenya	ALLIED (Class 39)	SMA0461	12/04/1996
Allied Van Lines, Inc.	Kenya	ALLIED WORLDWIDE – (Cl 39)	Pending
Allied Van Lines, Inc.	Korea, Republic of	SIRVA (Class 36 & 39)	98145	03/05/2004
Allied Van Lines, Inc.	Kosovo	ALLIED	Pending
Allied Van Lines, Inc.	Kuwait	ALLIED (Class 39)	34042	10/01/2003
Allied Van Lines, Inc.	Kuwait	THE CAREFUL MOVERS	86792	06/06/2010
Allied Van Lines, Inc.	Kuwait	1 ALLIED & Design	102611	06/06/2010
Allied Van Lines, Inc.	Laos	ALLIED (Class 39)	2702	03/03/1994
Allied Van Lines, Inc.	Latvia	1 ALLIED & Design (Class 39)	M16596	08/10/1994
Allied Van Lines, Inc.	Latvia	ALLIED (Class 39)	M32052	02/20/1996
Allied Van Lines, Inc.	Liberia	1 ALLIED & Design (Class 39)	00093/2004	09/14/1989
Allied Van Lines, Inc.	Liberia	ALLIED WORLDWIDE – (Cl 39)	2000/00044	05/01/2000
Allied Van Lines, Inc.	Liberia	ALLIED (Class 39)	00094/2004	09/14/1989
Allied Van Lines, Inc.	Liechtenstein	1 ALLIED & Design (Class 39)	8078	05/23/1991
Allied Van Lines, Inc.	Liechtenstein	ALLIED (Class 06, 12, 20)	2794	02/18/1969
Allied Van Lines, Inc.	Liechtenstein	ALLIED (Class 39)	8077	05/23/1991
Allied Van Lines, Inc.	Liechtenstein	ALLIED VAN LINES (Class 06, 12, 20)	2793	02/18/1969
Allied Van Lines, Inc.	Liechtenstein	WORLD’S NO. 1 MOVER (Class 06, 12, 20)	2792	02/18/1969
Allied Van Lines, Inc.	Lithuania	1 ALLIED & Design (Class 39)	6522	02/23/1993

Schedule 4.9 Intellectual Property

LOAN PARTY	COUNTRY	TRADEMARK	APP./REG. NUMBER	FILING/REG. DATE
Allied Van Lines, Inc.	Lithuania	ALLIED (Class 39)	6046	09/15/1992
Allied Van Lines, Inc.	Macedonia	ALLIED (Class 39)	Pending – App. Z-2004/177
Allied Van Lines, Inc.	Malaysia	1 ALLIED & Design (Class 16)	90/02258	11/26/1994
Allied Van Lines, Inc.	Malaysia	1 ALLIED & Design (Class 39)	98/01577	05/14/2002
Allied Van Lines, Inc.	Malaysia	ALLIED (Class 16)	90/02257	02/22/1994
Allied Van Lines, Inc.	Malaysia	ALLIED (Class 39)	98/01578	04/17/2002
Allied Van Lines, Inc.	Malaysia	SIRVA (Class 36)	04003007	06/03/2006
Allied Van Lines, Inc.	Malaysia	SIRVA (Class 39)	04003008	06/07/2006
Allied Van Lines, Inc.	Mexico	1 ALLIED & Design (Class 39, 41)	444279	10/15/1993
Allied Van Lines, Inc.	Mexico	ALLIED (Class 39)	374167	03/19/1994
Allied Van Lines, Inc.	Mexico	SIRVA (Class 36)	760132	08/22/2002
Allied Van Lines, Inc.	Mexico	SIRVA (Class 39)	752036	06.26/2002
Allied Van Lines, Inc.	Monaco	1 ALLIED & Design (Class 39)	223171	07/29/2002
Allied Van Lines, Inc.	Monaco	ALLIED (Class 39)	R9314724	02/19/1969
Allied Van Lines, Inc.	Morocco	1 ALLIED & Design (Class 39)	43149	06/27/1989
Allied Van Lines, Inc.	Morocco	ALLIED (Stylized) (Class 39)	43148	06/27/1989
Allied Van Lines, Inc.	Morocco	ALLIED WORLDWIDE – (Cl 39)	17128	03/01/2000
Allied Van Lines, Inc.	Myanmar	ALLIED (Class 39)	3765/2006	06/12/2006
Allied Van Lines, Inc.	New Zealand	1 ALLIED & Design (Class 39)	195621	08/22/1989
Allied Van Lines, Inc.	New Zealand	ALLIED (Class 39)	195620	08/22/1989
Allied Van Lines, Inc.	New Zealand	SIRVA (Class 36)	652415	01/07/2003
Allied Van Lines, Inc.	New Zealand	SIRVA (Class 39)	652416	01/07/2003
Allied Van Lines, Inc.	New Zealand	ALLIED (Stylized) (Class 39)	197779	11/23/1989
Allied Van Lines, Inc.	Nigeria	1 ALLIED & Design (Class 16)	66262	10/05/2005
Allied Van Lines, Inc.	Nigeria	ALLIED (Class 16)	51343	10/17/1994
Allied Van Lines, Inc.	Norway	1 ALLIED & Design (Class 39)	144113	02/14/1991
Allied Van Lines, Inc.	Norway	ALLIED (Class 39	79030	04/16/1970

Schedule 4.9 Intellectual Property

LOAN PARTY	COUNTRY	TRADEMARK	APP./REG. NUMBER	FILING/REG. DATE
Allied Van Lines, Inc.	Norway	ALLIED VAN LINES (Class 39)	77050	07/31/1969
Allied Van Lines, Inc.	Norway	SIRVA (Class 36 & 39)	221614	10/30/2003
Allied Van Lines, Inc.	Norway	Slanted Highway (Class 39)	132946	08/04/1988
Allied Van Lines, Inc.	Norway	WORLD’S NO. 1 MOVER & Design (Cl 39)	77049	07/31/1969
Allied Van Lines, Inc.	Oman	ALLIED (Class 39)	34822	02/08/2006
Allied Van Lines, Inc.	Pakistan	ALLIED (Class 12)	Pending – App. 183079
Allied Van Lines, Inc.	Pakistan	ALLIED (Class 16)	Pending – App. 183080
Allied Van Lines, Inc.	Panama	1 ALLIED & Design (Class 39)	056067	04/14/1992
Allied Van Lines, Inc.	Panama	ALLIED (Stylized) (Class 39)	056068	04/14/1992
Allied Van Lines, Inc.	Paraguay	ALLIED (Class 39)	138538	02/20/1990
Allied Van Lines, Inc.	Philippines	1 ALLIED & Design (Class 39)	51405	08/21/1991
Allied Van Lines, Inc.	Philippines	ALLIED (Class 39)	51395	08/21/1991
Allied Van Lines, Inc.	Philippines	SIRVA (Class 39)	Pending
Allied Van Lines, Inc.	Poland	ALLIED (Class 39)	70575	04/26/1993
Allied Van Lines, Inc.	Poland	ALLIED WORLDWIDE – (Cl 39)	Pending
Allied Van Lines, Inc.	Poland	SIRVA (Class 35, 36 & 39)	189802	08/21/2007
Allied Van Lines, Inc.	Portugal	1 ALLIED & Design (Class 39)	258021	03/12/1993
Allied Van Lines, Inc.	Portugal	ALLIED (Stylized) (Class 39)	258020	03/10/1993
Allied Van Lines, Inc.	Portugal	SIRVA (Class 35, 36 & 39)	365967	07/18/2003
Allied Van Lines, Inc.	Portugal	Slanted Highway (Class 39)	239021	03/25/1991
Allied Van Lines, Inc.	Qatar	1 ALLIED & Design	44419	06/30/2008
Allied Van Lines, Inc.	Qatar	ALLIED (Class 39)	33455	09/10/2007
Allied Van Lines, Inc.	Qatar	THE CAREFUL MOVERS	44420	06/23/2008
Allied Van Lines, Inc.	Romania	ALLIED (Class 39)	17375	05/08/1991
Allied Van Lines, Inc.	Russia	1 ALLIED & Design (Class 39)	89078	05/14/1990
Allied Van Lines, Inc.	Russia	ALLIED (Class 39)	88091	02/26/1990

Schedule 4.9 Intellectual Property

LOAN PARTY	COUNTRY	TRADEMARK	APP./REG. NUMBER	FILING/REG. DATE
Allied Van Lines, Inc.	Saudi Arabia	1 ALLIED & Design (Class 39)	219/84	06/03/1992
Allied Van Lines, Inc.	Saudi Arabia	ALLIED (Class 39)	219/83	06/03/1992
Allied Van Lines, Inc.	Serbia/Montenegro	ALLIED (Class 39)	37065	06/30/1992
Allied Van Lines, Inc.	Singapore	1 ALLIED & Design (Class 39)	T91/01521C	03/01/1991
Allied Van Lines, Inc.	Singapore	ALLIED (Class 39)	T91/01520E	03/01/1991
Allied Van Lines, Inc.	Singapore	SIRVA (Class 35)	T02/01900E	02/06/2002
Allied Van Lines, Inc.	Singapore	SIRVA (Class 36)	T02/01901C	02/06/2002
Allied Van Lines, Inc.	Singapore	SIRVA (Class 39)	T02/01902A	02/06/2002
Allied Van Lines, Inc.	Slovak Republic	1 ALLIED & Design (Class 39)	177449	02/05/1997
Allied Van Lines, Inc.	Slovenia	ALLIED (Class 39)	9082240	11/14/1990
Allied Van Lines, Inc.	South Korea	1 ALLIED & Design	41-0165244	04/18/2008
Allied Van Lines, Inc.	South Korea	ALLIED (Class 108)	28045	07/27/1995
Allied Van Lines, Inc.	South Korea	ALLIED (Class 109)	28304	08/09/1995
Allied Van Lines, Inc.	Spain	1 ALLIED & Design (Class 39)	1517921	10/25/1993
Allied Van Lines, Inc.	Spain	ALLIED (Class 06)	580547	06/25/1973
Allied Van Lines, Inc.	Spain	ALLIED (Class 39)	1614273	06/23/1994
Allied Van Lines, Inc.	Spain	ALLIED INTERNATIONAL S.A.	257924/5
Allied Van Lines, Inc.	Spain	ALLIED INTERNATIONAL S.A.	256080/1
Allied Van Lines, Inc.	Spain	SIRVA (Class 35)	2458086	05/29/2003
Allied Van Lines, Inc.	Spain	SIRVA (Class 36)	2458087	05/29/2003
Allied Van Lines, Inc.	Spain	SIRVA (Class 39)	2458088	11/05/2002
Allied Van Lines, Inc.	Spain	Slanted Highway (Class 39)	1160698	07/02/1987
Allied Van Lines, Inc.	Spain	THE CAREFUL MOVERS	2879136	10/14/2009
Allied Van Lines, Inc.	Sri Lanka	1 ALLIED & Design (Class 39)	58764	08/24/1992
Allied Van Lines, Inc.	Sri Lanka	ALLIED (Class 39)	58778	08/24/1992
Allied Van Lines, Inc.	Sri Lanka	ALLIED WORLDWIDE – (Cl 39)	Pending
Allied Van Lines, Inc.	Sudan	1 ALLIED & Design (Class 39)	22545	03/10/1992
Allied Van Lines, Inc.	Sudan	ALLIED (Class 39)	22544	03/10/1992

Schedule 4.9 Intellectual Property

LOAN PARTY	COUNTRY	TRADEMARK	APP./REG. NUMBER	FILING/REG. DATE
Allied Van Lines, Inc.	Sweden	1 ALLIED & Design (Class 39)	237870	07/17/1992
Allied Van Lines, Inc.	Sweden	1 ALLIEDPICKFORDS & Design (Cl 39)	245697	01/15/1993
Allied Van Lines, Inc.	Sweden	SIRVA (Class 35, 36 & 39)	361369	06/06/2003
Allied Van Lines, Inc.	Sweden	Slanted Highway (Class 39)	208388	12/04/1987
Allied Van Lines, Inc.	Switzerland	1 ALLIED & Design (Class 16)	375013	04/05/1990
Allied Van Lines, Inc.	Switzerland	ALLIED (Class 39)	405266	11/24/1993
Allied Van Lines, Inc.	Switzerland	ALLIED 1 State Route Design (Cl 06, 20)	375028	01/27/1989
Allied Van Lines, Inc.	Switzerland	ALLIED VAN LINES (Class 06, 20)	374261	01/26/1989
Allied Van Lines, Inc.	Switzerland	SIRVA (Class 36, 39 & 42)	502746	08/30/2002
Allied Van Lines, Inc.	Switzerland	WORLD’S NO. 1 MOVER & DESIGN (Class 06, 20)	374416	01/26/1989
Allied Van Lines, Inc.	Taiwan	1 ALLIED & Design (Class 39)	1208457	05/01/2006
Allied Van Lines, Inc.	Taiwan	ALLIED (Class 39)	70902	07/16/1994
Allied Van Lines, Inc.	Taiwan	SIRVA (Class 36)	182658	06/16/2003
Allied Van Lines, Inc.	Taiwan	SIRVA (Class 39)	182818	06/16/2003
Allied Van Lines, Inc.	Tanganyika (Republic of Tanzania)	ALLIED (Class 39)	SM.171	08/02/1995
Allied Van Lines, Inc.	Tanganyika (Republic of Tanzania)	ALLIED WORLDWIDE – (Cl 39)	Pending
Allied Van Lines, Inc.	Thailand	1 ALLIED & Design (Class 39)	SM3072	06/26/1995
Allied Van Lines, Inc.	Thailand	ALLIED (Class 39)	SM839	03/15/1994
Allied Van Lines, Inc.	Thailand	SIRVA (Class 36)	Bor26720	06/17/2005
Allied Van Lines, Inc.	Thailand	SIRVA (Class 39)	Bor26893	07/12/2005
Allied Van Lines, Inc.	Thailand	THE CAREFUL MOVERS (Class 39)	Pending – App.	659432

Schedule 4.9 Intellectual Property

LOAN PARTY	COUNTRY	TRADEMARK	APP./REG. NUMBER	FILING/REG. DATE
Allied Van Lines, Inc.	Trinidad/Tobago	1 ALLIED & Design (Class 39)	18446	12/12/1989
Allied Van Lines, Inc.	Trinidad/Tobago	ALLIED (Class 39)	18445	01/03/1995
Allied Van Lines, Inc.	Turkey	1 ALLIED & Design (Class 16)	115621	07/31/1989
Allied Van Lines, Inc.	Turkey	ALLIED (Class 16)	115615	07/31/1989
Allied Van Lines, Inc.	Turkey	ALLIED (Class 39)	175941	09/20/1996
Allied Van Lines, Inc.	Uganda	ALLIED (Class 16)	22365	07/26/2000
Allied Van Lines, Inc.	Ukraine	1 ALLIED & Design (Class 39)	12174	06/07/1999
Allied Van Lines, Inc.	Ukraine	ALLIED (Class 39)	5919	06/30/1994
Allied Van Lines, Inc.	United Arab Emirates	1 ALLIED & Design (Class 39)	20376	03/22/1999
Allied Van Lines, Inc.	United Arab Emirates	ALLIED (Class 39)	24162	03/26/2000
Allied Van Lines, Inc.	United Arab Emirates	SIRVA (Class 39)	53528	06/01/2005
Allied Van Lines, Inc.	United Arab Emirates	SIRVA (Class 36)	53176	05/24/2005
Allied Van Lines, Inc.	United Kingdom	1 ALLIED & Design (Class 39)	1388715	01/22/1993
Allied Van Lines, Inc.	United Kingdom	ALLIED (Class 39)	1388351	06/19/1989
Allied Van Lines, Inc.	United Kingdom	SIRVA (Class 35, 36 & 39)	2292700	05/07/2004
Allied Van Lines, Inc.	United Kingdom	Slanted Highway (Class 39)	1278499	08/03/1990
Allied Van Lines, Inc.	Uruguay	1 ALLIED & Design (Class 39)	404883	12/12/1989
Allied Van Lines, Inc.	Uruguay	ALLIED (Class 39)	404882	12/12/1989
Allied Van Lines, Inc.	Venezuela	1 ALLIED & Design (Class 50)	D029.501	02/16/1994
Allied Van Lines, Inc.	Venezuela	ALLIED (Class 39)	D029.500	02/16/1994
Allied Van Lines, Inc.	Vietnam	1 ALLIED & Design	174961	11/07/2011
Allied Van Lines, Inc.	Vietnam	ALLIED (Class 39)	9785	11/30/1993
Allied Van Lines, Inc.	Zimbabwe	1 ALLIED & Design (Class 39)	1199/97	07/22/1997
Allied Van Lines, Inc.	Zimbabwe	ALLIED (Class 39)	1198/97	07/22/1997
Global Van Lines, Inc.	Canada	GLOBAL	171,407	09/18/1970
Global Van Lines, Inc.	Canada	GLOBAL & DESIGN	172,334	10/30/1970
Global Van Lines, Inc.	Mexico	MEXICO – GLOBAL & DESIGN	558246	09/11/1997

Schedule 4.9 Intellectual Property

LOAN PARTY	COUNTRY	TRADEMARK	APP./REG. NUMBER	FILING/REG. DATE
North American Van Lines, Inc.	Argentina	NORTHAMERICAN INTERNATIONAL AND DESIGN (CLASS 35)	1,457,019	07/30/1993
North American Van Lines, Inc.	Australia	NORTHAMERICAN INTERNATIONAL AND DESIGN (CLASS 35)	B377379	06/25/1982
North American Van Lines, Inc.	Australia	NORTHAMERICAN INTERNATIONAL AND DESIGN (CLASS 39)	B377380	06/25/1982
North American Van Lines, Inc.	Benelux	BALLS & ARROW DESIGN (CLASS 12, 16)	538312	09/21/1993
North American Van Lines, Inc.	Benelux	NORTHAMERICAN INTERNATIONAL (CLASS 6, 12, 16)	505496	10/01/1991
North American Van Lines, Inc.	Benelux	NORTHAMERICAN INTERNATIONAL & DESIGN (CLASS 6, 12, 16)	508152	10/01/1991
North American Van Lines, Inc.	Brazil	NORTHAMERICAN INTERNATIONAL AND DESIGN (CLASS 38)	811284719	11/21/1995
North American Van Lines, Inc.	Canada	BALLS & ARROW DESIGN	180,168	12/24/1971
North American Van Lines, Inc.	Canada	NORTHAMERICAN	184,196	07/07/1972
North American Van Lines, Inc.	Canada	NORTHAMERICAN AND DESIGN	189,097	03/09/1973
North American Van Lines, Inc.	Canada	NORTHAMERICAN W/MAPLE LEAF OVER “I”	466,692	11/29/1996
North American Van Lines, Inc.	Canada	YOU LOAD WE DRIVE	320,766	11/21/1986

Schedule 4.9 Intellectual Property

LOAN PARTY	COUNTRY	TRADEMARK	APP./REG. NUMBER	FILING/REG. DATE
North American Van Lines, Inc.	Chile	NORTH AMERICAN VAN LINES	519.623	08/18/1998
North American Van Lines, Inc.	Colombia	NORTHAMERICAN INTERNATIONAL (CLASS 39)	118247	08/24/1987
North American Van Lines, Inc.	Colombia	NORTHAMERICAN INTERNATIONAL AND DESIGN (CLASS 39)	203249	04/09/1997
North American Van Lines, Inc.	Egypt	NORTHAMERICAN INTERNATIONAL AND DESIGN (CLASS 35)	59314	03/26/1988
North American Van Lines, Inc.	Egypt	NORTHAMERICAN INTERNATIONAL AND DESIGN (CLASS 39)	59315	03/26/1988
North American Van Lines, Inc.	France	NORTHAMERICAN INTERNATIONAL (CLASS 35, 39)	1.701.421	07/29/1981
North American Van Lines, Inc.	France	NORTHAMERICAN INTERNATIONAL AND DESIGN (CLASS 35, 39)	1.701.420	07/29/1981
North American Van Lines, Inc.	Germany	BALLS & ARROW DESIGN	2072044	07/20/1994
North American Van Lines, Inc.	Germany	NORTHAMERICAN INTERNATIONAL & DESIGN (CLASS 39)	1044880	02/16/1983
North American Van Lines, Inc.	Indonesia	NORTHAMERICAN INTERNATIONAL AND DESIGN (CLASS 12)	366978	10/16/1985
North American Van Lines, Inc.	Indonesia	NORTHAMERICAN INTERNATIONAL AND DESIGN (CLASS 16)	366981	10/16/1985

Schedule 4.9 Intellectual Property

LOAN PARTY	COUNTRY	TRADEMARK	APP./REG. NUMBER	FILING/REG. DATE
North American Van Lines, Inc.	Indonesia	NORTHAMERICAN INTERNATIONAL AND DESIGN (CLASS 20)	366980	10/16/1985
North American Van Lines, Inc.	Indonesia	NORTHAMERICAN INTERNATIONAL AND DESIGN (CLASS 6)	366979	10/16/1985
North American Van Lines, Inc.	Mexico	BALLS & ARROW LOGO (CLASS 39)	493093	05/26/1995
North American Van Lines, Inc.	Mexico	NORTHAMERICAN (CLASS 39)	489075	04/25/1995
North American Van Lines, Inc.	Mexico	NORTHAMERICAN INTERNATIONAL (CLASS 39, 41)	303711	12/02/1983
North American Van Lines, Inc.	Mexico	NORTHAMERICAN INTERNATIONAL AND DESIGN (CLASS 39, 41)	308515	12/02/1983
North American Van Lines, Inc.	United Kingdom	BALLS & ARROW DESIGN (CLASS 12)	1545821	08/25/1993
North American Van Lines, Inc.	United Kingdom	BALLS & ARROW DESIGN (CLASS 16)	1545822	08/25/1993
North American Van Lines, Inc.	United Kingdom	BALLS & ARROW DESIGN (CLASS 20)	1545823	08/25/1993
North American Van Lines, Inc.	United Kingdom	BALLS & ARROW DESIGN (CLASS 6)	2007268	01/10/1995
North American Van Lines, Inc.	United Kingdom	NORTHAMERICAN INTERNATIONAL AND DESIGN (CLASS 12)	1177364	06/24/1982

Schedule 4.9 Intellectual Property

LOAN PARTY	COUNTRY	TRADEMARK	APP./REG. NUMBER	FILING/REG. DATE
North American Van Lines, Inc.	United Kingdom	NORTHAMERICAN INTERNATIONAL AND DESIGN (CLASS 16)	1177365	06/24/1982
North American Van Lines, Inc.	United Kingdom	NORTHAMERICAN INTERNATIONAL AND DESIGN (CLASS 20)	1177366	06/24/1982
North American Van Lines, Inc.	United Kingdom	NORTHAMERICAN INTERNATIONAL AND DESIGN (CLASS 6)	1177363	06/24/1982
North American Van Lines, Inc.	Uruguay	NORTHAMERICAN INTERNATIONAL AND DESIGN	277.087	04/29/1985
SIRVA Relocation LLC	Australia	RELOCATION REDEFINED	1020503	05/16/2005
SIRVA Relocation LLC	Canada	RELOCATION REDEFINED	TMA648,616	09/21/2005
SIRVA Relocation LLC	China	RELOCATION REDEFINED	4393848	08/07/2008
SIRVA Relocation LLC	France	RELOCATION REDEFINED	043312800	02/18/2005
SIRVA Relocation LLC	Germany	RELOCATION REDEFINED	30453212	03/07/2005
SIRVA Relocation LLC	Japan	RELOCATION REDEFINED	4852595	04/01/2005
SIRVA Relocation LLC	Singapore	RELOCATION REDEFINED	T04/15484H	09/15/2004

Schedule 4.9 Intellectual Property

Trademark License Agreements

Trademark License Agreement	Date
License Agreement among Allied Van Lines, Inc., North American Van Lines, Inc. and SIRVA International Freight Forwarding (Shanghai) Co Ltd	1/1/2010
License Agreement between SIRVA Relocation LLC and Five Star Relocation (Japan,)	1/1/2011
License Agreement among Allied Van Lines, Inc., North American Van Lines, Inc. and Allied Relocation Services LLC (UAE)	1/1/2010
License Agreement among Allied Van Lines, Inc., North American Van Lines, Inc. and Allied Moving Services (HK) Limited (Hong Kong)	1/1/2010
License Agreement among Allied Van Lines, Inc., North American Van Lines, Inc. and Allied Moving Services (S) Pte Ltd (Singapore)	1/1/2010
License Agreement among Allied Van Lines, Inc., North American Van Lines, Inc. and Allied Moving Services (M) Sdn Bhd (Malaysia)	1/1/2010
License Agreement among Allied Van Lines, Inc., North American Van Lines, Inc. and SIRVA Canada LP	1/1/2010
License Agreement among Allied Van Lines, Inc., North American Van Lines, Inc. and SIRVA Group (NZ) Ltd.	1/1/2010
License Agreement among Allied Van Lines, Inc., North American Van Lines, Inc. and SIRVA Pty Ltd. (Australia)	1/1/2010

North American Van Lines, Inc. (“NAVL”) has licensed to members of its network of local moving and storage companies (“Local Agents”) the right to use one or more of NAVL’s trademarks in their business. A number of Local Agents are also authorized/licensed to use NAVL’s name or trade name as part of a business name.

Allied Van Lines, Inc. has licensed to its Local Agents and authorized representative the right to use one more of its trademarks, software, trade names, service marks and registered copyrights in their business. A number of Local Agents and authorized representatives are also authorized/licensed to use the Allied name or trade name as part of a business name.

NAVL, Allied Van Lines, Inc. and SIRVA Relocation LLC have entered into a number of “affinity contracts” pursuant to which the applicable Grantor has granted limited trademark licenses to affinity organizations and marketing partners that promote its products. Such affinity contracts include contracts with existing clients as well as association, member-based and marketing organizations, including, but not limited to: American Legion; Disabled Veterans; National Rifle Association; Union Privilege; Next Jump; Perkspot; National Association of Retired Federal Employees.

Schedule 4.9 Intellectual Property

Exclusive Trademark License Agreements

1.	License Agreement between Allied Van Lines, Inc. and Adams Transport Co ApS – Denmark

2.	Franchise Agreement between SIRVA (Asia) Pte Ltd. and Ahjin – Korea

3.	License Agreement between Allied Van Lines and TEAM Relocations S.A. – Luxembourg

4.	License Agreement between Allied Van Lines, Inc. and TEAM Relocations Eastern Europe B.V. – Russia

5.	License Agreement between Allied Van Lines, Inc. and TEAM Relocations sro – Czech Republic

6.	Franchise Agreement between SIRVA (Asia) Pte Ltd. and Altus Logistics (Vietnam) Ltd

7.	Franchise Agreement between SIRVA (Asia) Pte. Ltd. and Circle Freight International (Bahrain) Co. WLL

8.	Franchise Agreement between SIRVA (Asia) Pte. Ltd. and Executive International Movers (EIM) Co. Ltd – Thailand

9.	Franchise Agreement between SIRVA (Asia) S Pte. Ltd. and Five Star International Inc. – Japan

10.	License Agreement between Allied Van Lines and Majortrans Flytte Service AS, – Norway

11.	Franchise Agreement between Allied International N.A., Inc. and Matrix Relocations EEOD – Bulgaria

12.	Franchise Agreement between Allied Van Lines, Inc. and Matrix Relocations EEOD – Croatia

13.	Franchise Agreement between Allied International N.A., Inc. and Matrix Relocations Ltd. – Greece

14.	Franchise Agreement between Allied Van Lines and Matrix Relocations EEOD – Kosovo

15.	Franchise Agreement between Allied Van Lines and Matrix Relocations EEOD – Montenegro

16.	Franchise Agreement between Allied Van Lines, Inc. and Matrix Relocations EEOD – Serbia

17.	Franchise Agreement between Allied International N.A. Inc and Pickfords Removals (South Africa) Proprietary Limited

18.	Franchise Agreement between Allied Pickfords Limited and PT Pacific Removindo – Indonesia

Schedule 4.9 Intellectual Property

19.	Franchise Agreement between SIRVA (Asia) Pte Ltd and Quick Cargo; Khayat & Partners – Egypt

20.	Franchise Agreement between SIRVA S.R.O.. and Societate Comerciale Rilvan-Serv S.R.L. – Romania

21.	Franchise Agreement between Allied International S.A. and Spedimpex Iberica, S.A. – Spain

22.	License Agreement between Allied Van Lines and TEAM Relocations B.V. – Netherlands

23.	Franchise Agreement between Allied Van Lines and TEAM Relocations GmbH – Germany

24.	Franchise agreement between Allied Van Lines, Inc. and TEAM Relocations N.V. – Belgium

25.	Representative Agreement between Allied Pickfords Ltd. and Trademark Services International S.A. – Italy

26.	License Agreement between Allied Van Lines and Transeuro Desbordes Worldwide Relocation SAS – France

27.	Franchise Agreement between SIRVA (Asia) Pte Ltd. and Transworld International Van Lines Ltd – Taiwan

28.	License Agreement between SIRVA (Asia) Pte Ltd. and Global Freight Systems Company – Kuwait

29.	License Agreement between Allied Van Lines, Inc. and TEAM Relocation Solutions SA (formerly known as SIRVA S.A. – Switzerland

30.	License Agreement between Allied Van Lines, Inc. and TEAM Relocations AB (formerly known as Kungsholms Express & Spedition AB) – Sweden

31.	License Agreement between Allied Van Lines, Inc. and Moving Services Group K Limited – UK

PATENTS AND PATENT LICENSES

US Patents and Patent Applications

Loan Party	Title	Issue Date	Patent Number	Application Number
North American Van Lines, Inc.	Knock-down Shipping & Storage Container (PROPAC)	8/14/1990	4,948,005	07/307,627
North American Van Lines, Inc.	Knock-down Shipping & Storage Container (PROPAC)	12/31/1991	5,076,454	07/475,788

Schedule 4.9 Intellectual Property

COPYRIGHTS AND COPYRIGHT LICENSES

US Copyright Registrations

Loan Party	Title	Registration No.	Registration Date
Allied International N. A., Inc.	Allied International insurance system user guide	TXu 714-999	10/23/1995
Allied International N. A., Inc.	Allied International Marine Insurance Application (computer program)	TXu 715-000	10/23/1995
Allied International N. A., Inc.	Allied International Marine Insurance Application: Marine Insurance Application turnover documents	TXu 715-001	10/23/1995
Allied Van Lines, Inc.	Allied Van Lines agents index to AVL policies and procedures	TX 32-288	5/4/1978
Allied Van Lines, Inc.	Allied Van Lines move to freedom 1984-1986	PAu 747-317	1/31/1985
Allied Van Lines, Inc.	How to book and service air freight	TX 104-453	4/10/1978
Allied Van Lines, Inc.	Introduction to air freight	TX 47-582	4/6/1978
Allied Van Lines, Inc.	Move with confidence: Your Guide to Moving to Canada	TX 5-079-453	10/20/1999
Allied Van Lines, Inc.	Moving forward	TXu 1-066-642	2/27/2003

Schedule 4.9 Intellectual Property

Loan Party	Title	Registration No.	Registration Date
Allied Van Lines, Inc.	Quality of service audit customer survey/Allied’s Customer Satisfaction Index	TX 5-085-209	10/27/1999
North American Van Lines, Inc.	“A Guide to Cargo Claims Adjustment”	A199268	1970
North American Van Lines, Inc.	“Glossary of Moving Terms”	A945990	10/2/1967
North American Van Lines, Inc.	“How North American Van Lines Solves Exhibit Display Problems”	Kk-127682	5/1957
North American Van Lines, Inc.	“I Went to Fort Wayne, Indiana to Cover the Thrilling Story of “People On The Go”	Kk-132402	1957
North American Van Lines, Inc.	“Man on the Go”. . tells the best route to a new home”	Kk-134277	4/1958
North American Van Lines, Inc.	“MOVING THE HUMAN ELEMENT”	TX 2-868-225	7/2/1990
North American Van Lines, Inc.	“Moving?”	Kk-134978	6/1958
North American Van Lines, Inc.	“North American Van Lines Carton Content/North American Van Lines P.O.B. Cartons”	A556204	3/29/1974
North American Van Lines, Inc.	“North American Van Lines Meets The Challenge Of 30,000,000 People on the Move”	Kk-123817	2/1957
North American Van Lines, Inc.	“The Show Goes On” with exhibits shipped like North American “Wife-Approved” Moves	Kk-120280	9/8/1956
North American Van Lines, Inc.	Direct-wire Dispatching assures on-time service in North American “Wife-Approved” Moves	Kk-119136	8/18/1956

Schedule 4.9 Intellectual Property

Loan Party	Title	Registration No.	Registration Date
North American Van Lines, Inc.	Exhibit displays handled as safely as North American “Wife- Approved” Moves	Kk-120281	9/1/1956
North American Van Lines, Inc.	High-Value Products gentled just like North American “Wife- Approved Moves”	Kk-119137	7/28/1956
North American Van Lines, Inc.	High-Value Products gentled just like North American “Wife- Approved” Moves	Kk-122305	9/17/1956
North American Van Lines, Inc.	Keep precious possessions safe with a “Wife-Approved” Household Move	Kk-120283	10/13/1956
North American Van Lines, Inc.	Moving? Guard fine furnishings with a “Wife-Approved” Household Move	Kk-122306	11/1956
North American Van Lines, Inc.	New Furnishings get the same gentle handling as North American “Wife-Approved” Moves	Kk-120282	8/1956
North American Van Lines, Inc.	North American Agents are famous for “Wife-Approved” Moving Service	Kk-119135	8/1956
North American Van Lines, Inc.	Pillow-Safe Packing protects every article in North American “Wife-Approved” Moves	Kk-120286	9/22/1956
North American Van Lines, Inc.	When you move – get the protection of a “Wife-Approved” Household Move	Kk-120277	9/15/1956
North American Van Lines, Inc.	Your North American Agent gives you “Wife-Approved” Moving Service	Kk-120279	10/1956

Schedule 4.9 Intellectual Property

Loan Party	Title	Registration No.	Registration Date
SIRVA Relocation LLC	Cybertunities	TX 4-723-524	1/20/1998
SIRVA Relocation LLC	Guide for Relocating Families	TX 2-972-967	12/6/1990
SIRVA Relocation LLC	Homefinding Correspondence Course	TX 2-968-328	12/6/1990
SIRVA Relocation LLC	Homepool Agent Training Course – Homefinding	TX 2-970-065	12/5/1990
SIRVA Relocation LLC	Homepool Agent Training Course – Valuation	TX 3-027-897	2/19/1991
SIRVA Relocation LLC	Homepool Training Agent	TX 2-973-134	12/5/1990
SIRVA Relocation LLC	Listing Correspondence Course	TX 2-968-321	12/6/1990
SIRVA Relocation LLC	Making Your Next Home A Smart Buy	TX 3-061-317	2/19/1991
SIRVA Relocation LLC	The Art of Relocation Pricing	TX 2-993-218	12/31/1990
SIRVA Relocation LLC	The Relocation Industry and Benefits	TX 2-972-312	12/5/1990
SIRVA Relocation LLC	The Relocation Industry and Benefits	TX 2-968-325	12/6/1990
SIRVA Relocation LLC	The Secret of Selling and Buying Your Home	TX 3-061-327	2/19/1991
SLRVA Relocation LLC	What If Your Home Does Not Sell	TX 3-065-934	12/27/1990
SIRVA Relocation LLC	What To Do If Your Home Does Not Sell	TX 2-968-326	12/6/1990
SIRVA Relocation LLC	When Its Time To Really Sell Your Home	TX 3-061-319	2/19/1991

Schedule 4.9 Intellectual Property

Loan Party	Title	Registration No.	Registration Date
SIRVA Relocation LLC	Wisebuys How to Negotiate for Your Next Home	TX 2-968-327	12/6/1990
SIRVA Relocation LLC	Wisebuys Negotiating Kit	TX 2-994-212	12/27/1990
SIRVA Relocation LLC	Your Relocation	TX 3-061-322	1/2/1991
SIRVA Relocation LLC	Your Relocation – Guaranteed Sales Price Counseling	TX 3-003-509	12/31/1990
SIRVA Relocation LLC	Your Relocation – Profit Plus Counseling	TX 3-061-321	1/2/1991
SIRVA Relocation LLC	How to choose a real-estate broker	TX 0001767776	1986
SIRVA Relocation LLC	I low to market your home	TX 0001789063	1986
SIRVA Relocation LLC	Managing your realtor	TX 0001767789	1986
SIRVA Relocation LLC	Relocation appraisals	TX 0001860921	1986
SIRVA Relocation LLC	Your relocation program	TX 0001860920	1986

Schedule 4.15 Subsidiaries

SUBSIDIARIES

Subsidiary Name	Subsidiary Jurisdiction of Organization	Direct and Indirect Ownership Interest of Holding in Subsidiary

A Five Star Forwarding, LLC	Delaware	100% owned by North American Van Lines, Inc.

A Relocation Solutions Management, LLC	Delaware	100% owned by Allied Van Lines, Inc.

A Three Rivers Forwarding, LLC	Indiana	100% owned by North American Van Lines, Inc.

A.V.L. Transportation, LLC	Delaware	100% owned by Allied Van Lines, Inc.

Alaska USA Van Lines, LLC	Indiana	100% owned by North American Van Lines, Inc.

Alliance Relocation Services, LLC	Delaware	100% owned by North American Van Lines, Inc.

Allied Alliance Forwarding, LLC	Delaware	100% owned by Allied Freight Forwarding, LLC

Allied Continental Forwarding, LLC	Delaware	100% owned by Allied Freight Forwarding, LLC

Allied Domestic Forwarding, LLC	Delaware	100% owned by Allied Freight Forwarding, LLC

Allied Freight Forwarding, LLC	Delaware	100% owned by Allied Van Lines Terminal Company

Allied Intermodal Forwarding, LLC	Delaware	100% owned by Allied Freight Forwarding, LLC

Allied International N.A., Inc.	Delaware	100% owned by Allied Van Lines, Inc.

Allied Interstate Transportation, Inc.	Delaware	100% owned by Allied Van Lines, Inc.

Allied Transcontinental Forwarding, LLC	Delaware	100% owned by Allied Freight Forwarding, LLC

Allied Transportation Forwarding, LLC	Delaware	100% owned by Allied Freight Forwarding, LLC

Allied Van Lines, Inc.	Delaware	100% owned by North American Van Lines, Inc.

Allied Van Lines, Inc. of Indiana	Indiana	100% owned by Allied Van Lines, Inc.

Allied Van Lines Terminal Company	Delaware	100% owned by Allied Van Lines, Inc.

ALNAV Platinum Company	Canada	100% owned by North American Van Lines, Inc.

Americas Quality Van Lines, LLC	Indiana	100% owned by North American Van Lines, Inc.

Anaheim Moving Systems, LLC	Delaware	100% owned by North American Van Lines, Inc.

Cartwright Moving & Storage, LLC	Delaware	100% owned by Allied Van Lines, Inc.

Schedule 4.15 Subsidiaries

Subsidiary Name	Subsidiary Jurisdiction of Organization	Direct and Indirect Ownership Interest of Holding in Subsidiary

Cartwright Van Lines, LLC	Delaware	100% owned by Allied Van Lines, Inc.

City Storage & Transfer, Inc.	Colorado	100% owned by North American Van Lines, Inc.

CMS Holding, LLC	Delaware	100% owned by SIRVA, Inc.

CMSR Reinsurance, Ltd.	Turks & Caicos	100% owned by SIRVA Relocation LLC

DJK Residential LLC	New York	100% owned by SIRVA Relocation LLC

Federal Traffic Service, LLC	Indiana	100% owned by North American Van Lines, Inc.

Fleet Insurance Management, Inc.	Indiana	100% owned by North American Van Lines, Inc.

FrontRunner Worldwide, Inc.	Delaware	100% owned by North American Van Lines, Inc.

Global Van Lines, LLC	Indiana	100% owned by North American Van Lines, Inc.

Global Worldwide, LLC	Indiana	100% owned by North American Van Lines, Inc.

J.D.C. International, Inc.	Illinois	100% owned by North American Van Lines, Inc.

Lyon Van Lines, LLC	Indiana	100% owned by North American Van Lines, Inc.

Lyon Worldwide Shipping, LLC	Indiana	100% owned by North American Van Lines, Inc.

Meridian Mobility Resources, Inc.	Delaware	100% owned by Allied Van Lines, Inc.

Move Management Services, Inc.	Indiana	100% owned by North American Van Lines, Inc.

NACAL, LLC	California	100% owned by North American Van Lines, Inc.

NorAm Forwarding, LLC	Indiana	100% owned by North American Van Lines, Inc.

North American Forwarding, LLC	Indiana	100% owned by North American Van Lines, Inc.

North American International Holding Corporation	Delaware	100% owned by North American Van Lines, Inc.

North American International N.A., Inc.	Delaware	100% owned by North American Van Lines, Inc.

North American Platinum Transportation Group Ltd.	Canada	100% owned by ALNAV Platinum Company

North American Van Lines of Texas, LLC	Texas	100% owned by North American Van Lines, Inc.

North American Van Lines, Inc.	Delaware	100% owned by SIRVA Worldwide, Inc.

29

Schedule 4.15 Subsidiaries

Subsidiary Name	Subsidiary Jurisdiction of Organization	Direct and Indirect Ownership Interest of Holding in Subsidiary

Relocation Risk Solutions, LLC	Delaware	100% owned by North American Van Lines, Inc.

RS Acquisition Holding, LLC	Delaware	100% owned by SIRVA, Inc.

RS Acquisition, LLC	Delaware	100% owned by RS Acquisition Holding, LLC

SIRVA Australian Holdings Pty. Ltd	Australia	100% owned by North American Van Lines, Inc.

SIRVA Canada LP	Canada	100% owned by North American Platinum Transportation Group Ltd. (general partner) and ALNAV Platinum Company (limited partner)

SIRVA Container Lines, Inc.	Florida	100% owned by North American Van Lines, Inc.

SIRVA Finance Limited	England & Wales	100% owned by RS Acquisition Holding, LLC

SIRVA Freight Forwarding, Inc.	Indiana	100% owned by North American Van Lines, Inc.

SIRVA Global Relocation, Inc.	Delaware	100% owned by SIRVA Relocation LLC

SIRVA Imaging Solutions, Inc.	Delaware	100% owned by North American Van Lines, Inc.

SIRVA MLS, Inc.	Indiana	100% owned by North American Van Lines, Inc.

SIRVA Mortgage, Inc.	Ohio	100% owned by CMS Holding, LLC

SIRVA Move Management, Inc.	Indiana	100% owned by North American Van Lines, Inc.

SIRVA Relocation Credit, LLC	Delaware	100% owned by RS Acquisition Holding, LLC

SIRVA Relocation Funding, LLC	Delaware	100% owned by RS Acquisition Holding, LLC

SIRVA Relocation LLC	Delaware	100% owned by North American Van Lines, Inc.

SIRVA Relocation Properties, LLC	Delaware	100% owned by SIRVA Relocation LLC

SIRVA Relocation Holdings Limited	England & Wales	97.5% owned by North American Van Lines, Inc.; 2.5% owned by SIRVA Relocation LLC

SIRVA Relocation (No. 1) Limited	England & Wales	100% owned by SIRVA Relocation Holdings Limited

SIRVA Relocation (No. 2) Limited	England & Wales	100% owned by SIRVA Relocation (No. 1) Limited

SIRVA Relocation (No. 3) Limited	England & Wales	100% owned by SIRVA Relocation Holdings Limited

30

Schedule 4.15 Subsidiaries

Subsidiary Name	Subsidiary Jurisdiction of Organization	Direct and Indirect Ownership Interest of Holding in Subsidiary

SIRVA Settlement of Alabama, LLC	Alabama	100% owned by SIRVA Settlement, Inc.

SIRVA Settlement, Inc.	Ohio	100% owned by SIRVA Relocation LLC

SIRVA Worldwide, Inc.	Delaware	100% owned by SIRVA, Inc.

Trident Transport International, Inc.	Delaware	100% owned by Allied Van Lines, Inc.

Direct and indirect subsidiaries of North American International Holding Corporation:

SIRVA Relocation Canada ULC (Canada)

Allied Moving Services (HK) Limited (Hong Kong)

SIRVA Relocation Limited (Hong Kong)

SIRVA Business Consulting (Shanghai) Co Ltd (China)

SIRVA International Freight Forwarding (Shanghai) Co Ltd (China)

SIRVA (Asia) Pte. Ltd. (Singapore)

Allied Moving Services (S) Pte. Ltd. (Singapore)

Allied Moving Services (M) Sdn Bhd (Malaysia)

SIRVA Relocation Malaysia Sdn Bhd. (Malaysia)

SIRVA (Asia Pacific) Pty. Ltd. (Australia)

Pickfords Australia Pty. Ltd. (Australia)

SIRVA Group (NZ) Ltd. (New Zealand)

Allied Pickfords Ltd. (New Zealand)

Nelson Removals Ltd. (New Zealand)

Pickfords Imaging Ltd. (New Zealand)

Pickfords New Zealand Ltd. (New Zealand)

SIRVA Relocations (NZ) Ltd.

Pickfords No. 2 Limited (New Zealand)

SIRVA Pty. Ltd. (Australia)

Allied Pickfords Pty. Ltd. (Australia)

Trans International Moving & Shipping Pty. Ltd. (Australia)

SIRVA Relocation Pty. Ltd. (Australia)

SIRVA Belgium NV (Belgium)

SIRVA, s.r.o. (Czech Republic)

SIRVA Real Estate (HK) Limited

Duta Allied Relocation Sdn. Bhd. (Mal)

A.L. Records Management Private Ltd. (India)

Concept Mobility Servicos de Mobilidade LTD (Brazil)

31

Schedule 4.15 Subsidiaries

Entities that are not Subsidiaries (indirect or direct ownership by SIRVA is 50% or less):

Subsidiary Name	Subsidiary Jurisdiction of Organization	Direct and Indirect Ownership Interest of Holding in Subsidiary

A.L. Movers Private Ltd.	India	45% owned by NAIHC

Allied Relocation Services LLC	United Arab Emirates	49% owned by NAIHC

National Settlement Management, LLC	Pennsylvania	50% owned by SIRVA Settlement, Inc.

32

Schedule 5.2

Provide Agent, with copies for each Lender, with each of the documents set forth below at the following times in form reasonably satisfactory to Agent:

Weekly (no later than the 10th day after the end of each week; provided, that, if a Cash Dominion Event is caused by an Event of Default, Agent may require daily reporting)

At all times a Cash Dominion Event exists:

(a) at Agent’s request, an Account roll-forward with supporting details supplied from sales journals, collection journals, credit registers and any other records,

(b) a Borrowing Base Certificate (including a Revolver Usage Calculation, and a calculation of Quarterly Average Availability),

(c) a report of the **** Accounts sold pursuant to the Permitted **** Accounts Purchase Program, and

(d) such other Collateral reports as requested by Agent in its Permitted Discretion.

Monthly (no later than the 15th day of each month)

At all times that a Cash Dominion Event does not exist:

(i) at Agent’s request, an Account roll-forward with supporting details supplied from sales journals, collection journals, credit registers and any other records,

(ii) a Borrowing Base Certificate (including a Revolver Usage Calculation, and a calculation of Quarterly Average Availability),

(iii) a report of the **** Accounts sold pursuant to the Permitted **** Accounts Purchase Program,

(iv) such other Collateral reports as requested by Agent in its Permitted Discretion,

(v) a detailed aging, by total, of each Borrowing Base Company’s Accounts, together with a reconciliation and supporting documentation for any reconciling items noted,

(vi) a detailed calculation of those Accounts that are not eligible for the Borrowing Base with respect to any Borrowing Base Company,

(vii) a summary aging, by vendor, of each Loan Party’s and its Subsidiaries’ accounts payable and any book overdraft and an aging, by vendor, of any held checks,

(viii) a monthly reconciliation of Accounts summary aging to the general ledger; and

(ix) at all times during a Seasonal Availability Period, the Monthly Seasonal Information Report

Quarterly

(1) a reconciliation of Accounts, and trade accounts payable, to its quarterly financial statements including any book reserves related to each category, and

(2) at Agent’s request, a report regarding each Loan Party’s and its Subsidiaries’ accrued, but unpaid, ad valorem taxes.

Schedule 5.2 - Page 1

Annually	(1) at Agent’s request, a detailed list of each Borrowing Base Company’s customers, with address and contact information.

Upon request by Agent

(1) copies of purchase orders and invoices for Equipment acquired by any Loan Party or its Subsidiaries, and

(2) such other reports as to the Collateral or the financial condition of each Loan Party and its Subsidiaries, as Agent may reasonably request.

Schedule 5.2 - Page 2

Schedule 5.14 Locations

LOCATIONS

Loan Party	Address of Chief Executive Office
A Five Star Forwarding, LLC	5001 U.S. Highway 30 West, Fort Wayne, IN 46818

A Relocation Solutions Management, LLC	700 Oakmont Lane Westmont, IL 60559

A Three Rivers Forwarding, LLC	5001 U.S. Highway 30 West, Fort Wayne, IN 46818

A.V.L. Transportation, LLC	700 Oakmont Lane Westmont, IL 60559

Alaska USA Van Lines, LLC	5001 U.S. Highway 30 West, Fort Wayne, IN 46818

Alliance Relocation Services, LLC	110 Limestone Plaza Fayetteville, NY 13066

Allied Alliance Forwarding, LLC	700 Oakmont Lane Westmont, IL 60559

Allied Continental Forwarding, LLC	700 Oakmont Lane Westmont, IL 60559

Allied Domestic Forwarding, LLC	700 Oakmont Lane Westmont, IL 60559

Allied Freight Forwarding, LLC	700 Oakmont Lane Westmont, IL 60559

Allied Intermodal Forwarding, LLC	700 Oakmont Lane Westmont, IL 60559

Allied International N.A., Inc.	700 Oakmont Lane Westmont, IL 60559

Allied Interstate Transportation, Inc.	700 Oakmont Lane Westmont, IL 60559

Allied Transcontinental Forwarding, LLC	700 Oakmont Lane Westmont, IL 60559

Allied Transportation Forwarding, LLC	700 Oakmont Lane Westmont, IL 60559

Allied Van Lines Terminal Company	700 Oakmont Lane Westmont, IL 60559

Allied Van Lines, Inc.	700 Oakmont Lane Westmont, IL 60559

Allied Van Lines, Inc. of Indiana	700 Oakmont Lane Westmont, IL 60559

Americas Quality Van Lines, LLC	5001 U.S. Highway 30 West Fort Wayne, IN 46818

Anaheim Moving Systems, LLC	5001 U.S. Highway 30 West, Fort Wayne, IN 46818

Schedule 5.14 Locations

Loan Party	Address of Chief Executive Office
Cartwright Moving & Storage, LLC	700 Oakmont Lane Westmont, IL 60559

Cartwright Van Lines, LLC	700 Oakmont Lane Westmont, IL 60559

City Storage & Transfer, Inc.	5001 U.S. Highway 30 West, Fort Wayne, IN 46818

DJK Residential LLC	101 Fifth Avenue New York, NY 10003

Federal Traffic Service, LLC	5001 U.S. Highway 30 West, Fort Wayne, IN 46818

Fleet Insurance Management, Inc.	5001 U.S. Highway 30 West, Fort Wayne, IN 46818

FrontRunner Worldwide, Inc.	5001 U.S. Highway 30 West, Fort Wayne, IN 46818

Global Van Lines, LLC	5001 U.S. Highway 30 West, Fort Wayne, IN 46818

Global Worldwide, LLC	5001 U.S. Highway 30 West, Fort Wayne, IN 46818

J.D.C. International, Inc.	457 Crossen Ave. Elk Grove Village, IL 60007

Lyon Van Lines, LLC	5001 U.S. Highway 30 West, Fort Wayne, IN 46818

Lyon Worldwide Shipping, LLC	5001 U.S. Highway 30 West, Fort Wayne, IN 46818

Meridian Mobility Resources, Inc.	700 Oakmont Lane Westmont, IL 60559

Move Management Services, Inc.	5001 U.S. Highway 30 West, Fort Wayne, IN 46818

NACAL, LLC	5001 U.S. Highway 30 West, Fort Wayne, IN 46818

NorAm Forwarding, LLC	5001 U.S. Highway 30 West, Fort Wayne, IN 46818

North American Forwarding, LLC	5001 U.S. Highway 30 West, Fort Wayne, IN 46818

North American International N.A., Inc.	5001 U.S. Highway 30 West, Fort Wayne, IN 46818

North American Van Lines of Texas, LLC	5001 U.S. Highway 30 West, Fort Wayne, IN 46818

North American Van Lines, Inc.	5001 U.S. Highway 30 West, Fort Wayne, IN 46818

Relocation Risk Solutions, LLC	700 Oakmont Lane Westmont, IL 60559

SIRVA, Inc.	700 Oakmont Lane Westmont, IL 60559

Schedule 5.14 Locations

Loan Party	Address of Chief Executive Office
SIRVA Container Lines, Inc.	5001 U.S. Highway 30 West, Fort Wayne, IN 46818

SIRVA Freight Forwarding, Inc.	5001 U.S. Highway 30 West, Fort Wayne, IN 46818

SIRVA Global Relocation, Inc.	6200 Oak Tree Blvd. Independence, OH 44131

SIRVA Imaging Solutions, Inc.	5001 U.S. Highway 30 West, Fort Wayne, IN 46818

SIRVA MLS, Inc.	6200 Oak Tree Blvd. Independence, OH 44131

SIRVA Move Management, Inc.	5001 U.S. Highway 30 West, Fort Wayne, IN 46818

SIRVA Relocation LLC	6200 Oak Tree Blvd. Independence, OH 44131

SIRVA Relocation Properties, LLC	6200 Oak Tree Blvd. Independence, OH 44131

SIRVA Settlement of Alabama, LLC	6200 Oak Tree Blvd. Independence, OH 44131

SIRVA Settlement, Inc.	6200 Oak Tree Blvd. Independence, OH 44131

SIRVA Worldwide, Inc.	700 Oakmont Lane Westmont, IL 60559

Trident Transport International, Inc.	700 Oakmont Lane Westmont, IL 60559

Schedule 6.2(f) Certain Indebtedness

CERTAIN INDEBTEDNESS

1.	Westpac Bank has provided group credit facilities, including a line for bank guarantees, in the amount of NZD $1,200,000 and AUD $5,600,000 for SIRVA Group (NZ) Ltd. and SIRVA Pty. Ltd. and its subsidiaries, respectively.

2.	Corporation Bank has provided an overdraft facility in the amount of INR 6,000,000 to A. L. Movers Private Ltd (India).

3.	HSBC has provided an overdraft facility in the amount of INR 14,700,000 to A. L. Movers Private Ltd (India) which is secured by funds in a separate secured account.

4.	Standard Charter Bank has provided bank guarantees in the amount of AED 500,000 to Allied Relocation Services LLC (UAE).

5.	Capital Leases are as follows:

a.	Issued through Somerset Leasing Corp. VXIII in the amount of $137,997.26

b.	Issued through Allen Systems Group in the amount of $53,097.36

c.	Issued through Microsoft Licensing, GP in the amount of $2,046,015.25

d.	Issued through ORTEC International USA, Inc in the amount of $399,779.15

e.	Issued through Oracle America, Inc in the amount of $283,882.64

6.	Miscellaneous financing is as follows:

a.	Issued through Indiana Economic Development Corporation in the amount of $1,800,000 (supported by mortgage on Fort Wayne, IN facility)

7.	North American Van Lines, Inc. promise to pay SIRVA Pty. Ltd. AUD7,000,000.

8.	North American Van Lines, Inc. promise to pay SIRVA Relocation (No. 1) Limited GBP 2,225,086.

9.	North American Van Lines, Inc. promise to pay SIRVA Canada, LP CAD2,785,000.

10.	SIRVA Worldwide, Inc promise to pay Alnav Platinum Company $2,329,238.

11.	North American Van Lines, Inc. promise to pay Allied Moving Services (S) Pte. Ltd. SGD2,170,000.

12.	North American Van Lines, Inc. promise to pay Allied Relocation Services LLC $650,000.

13.	North American Van Lines, Inc. promise to pay SIRVA (Asia) Pte Ltd (SG) SGD175,870.60.

Schedule 6.3(j) Liens on Certain Indebtedness

LIENS ON CERTAIN INDEBTEDNESS

North American Van Lines, Inc.

JURISDICTION	FILING TYPE/ SEARCHED THRU	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
Secretary of State, Delaware	UCC 02/13/2013	20091716403 06/01/2009	NORTH AMERICAN VAN LINES, INC. 5001 U.S. HIGHWAY 30, WEST FORT WAYNE, IN 46818	HEWLETT- PACKARD FINANCIAL SERVICES COMPANY 420 MOUNTAIN AVE MURRAY HILL, NJ 07974	Lease of specific equipment.

Secretary of State, Delaware	UCC 02/13/2013	20091975082 06/22/2009	NORTH AMERICAN VAN LINES, INC. 5001 U.S. HIGHWAY 30, WEST FORT WAYNE, IN 46818	INDIANA ECONOMIC DEVELOPMENT CORPORATION ONE NORTH CAPITOL AVENUE SUITE 700 INDIANAPOLIS, IN 46204	Fixture filing.

Secretary of State, Delaware	UCC 02/13/2013	20102402752 07/09/2010	NORTH AMERICAN VAN LINES, INC. 5001 U.S. HIGHWAY 30, WEST FORT WAYNE, IN 46818	DATA SALES CO., INC. 3450 W BURNSVILLE PARKWAY BURNSVILLE, MN 55337	Lease of specific equipment.

Schedule 6.3(j) Liens on Certain Indebtedness

JURISDICTION	FILING TYPE/ SEARCHED THRU	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
Recorder, Allen County, Indiana	FIXT 02/22/2013	U20090189 06/23/2009	North American Van Lines, Inc. 5001 U.S. Highway 30 West Fort Wayne, IN 46818	Indiana Economic Development Corporation One North Capitol Avenue, Suite 700 Indianapolis, IN 46204	All real estate, together with all improvements on, rights privileges, interest, easements, herditaments, appurtenances, fixtures.

Recorder, Allen County, Indiana	Mortgage	Instrument No. 2009032525 06/23/2009	North American Van Lines, Inc.	Indiana Economic Development Corporation	All real estate, together with all improvements on, rights privileges, interest, easements, herditaments, appurtenances, fixtures.

Clerk of the Circuit Court, Allen County, Indiana	JL 02/22/2013	BK2003 PG994 06/02/2003	Defendant: North American Vanlines Inc.	Plaintiff: State of Indiana	$387.24

Clerk of the Circuit Court, Allen County, Indiana	JL 02/22/2013	LIT: 02C0101402- MF-000210 filed 02/16/2004 JL: BK20 PG130 04/14/2004	Defendant: Williams Heidi M North American Van Lines Kiddie Prep School Lot 209 & E 20 FT Lot 201	Plaintiff: Mortgage Electronic	$62,066.39

2

Schedule 6.3(j) Liens on Certain Indebtedness

SIRVA Relocation LLC

JURISDICTION	FILING TYPE/ SEARCHED THRU	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
Secretary of State, Delaware	UCC 02/13/2013	51089854 04/08/2005	SIRVA RELOCATION LLC 505 NORTH HWY. SUITE 335 MINNEAPOLIS, MN 55411	RELATIONAL, LLC 3701 ALGONQUIN ROAD ROLLING MEADOWS, IL 60008	Lease of specific equipment.

Secretary of State, Delaware	UCC 02/13/2013	41829318 06/30/2004	SIRVA Relocation LLC 700 Oakmont Lane Westmont, IL 60559	LaSalle Bank National Association, as Agent for the Purchasers 135 S. LaSalle Street Chicago, IL 60674 Assignor: SIRVA Relocation Credit, LLC 700 Oakmont Lane Westmont, IL 60559	All Debtor’s right, title and interest to Receivables and Collections.

Secretary of State, Delaware	AMEND 02/13/2013	43645464 12/27/2004			Restatement of collateral. All Debtor’s right, title and interest to Receivables and Collections.

Secretary of State, Delaware	AMEND 02/13/2013	50998436 04/01/2005			Restatement of collateral. All Debtor’s right, title and interest to Receivables and Collections.

Secretary of State, Delaware	AMEND 02/13/2013	20073718805 10/02/2007			Restatement of collateral. All Debtor’s right, title and interest to Receivables and Collections.

3

Schedule 6.3(j) Liens on Certain Indebtedness

JURISDICTION	FILING TYPE/ SEARCHED THRU	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
Secretary of State, Delaware	ASSGN 02/13/2013	20083332507 10/01/2008		SIRVA Relocation Credit, LLC 700 Oakmont Lake Westmont, IL 60559	Secured Party assignment to: SIRVA Relocation Credit, LLC 700 Oakmont Lake Westmont, IL 60559

Secretary of State, Delaware	ASSGN 02/13/2013	20083334453 10/01/2008		Wells Fargo Bank, National Association, acting through its Wells Fargo Business Credit Division, as Agent 230 W. Monroe Street, Suite 2405 Chicago, IL 60606	Secured Party assignment to: Wells Fargo Bank, National Association, acting through its Wells Fargo Business Credit Division, as Agent 230 W. Monroe Street, Suite 2405 Chicago, IL 60606

Secretary of State, Delaware	AMEND 02/13/2013	20083334503 10/01/2008			Restatement of collateral. All Debtor’s right, title and interest to Employee Receivables and/or Employer Receivables under an Included Relocation Services Agreement and Collections thereto.

Secretary of State, Delaware	CONT 02/13/2013	20091372710 04/30/2009			Continuation.

4

Schedule 6.3(j) Liens on Certain Indebtedness

SIRVA Worldwide. Inc.

JURISDICTION	FILING TYPE/ SEARCHED THRU	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
Secretary of State, Delaware	UCC 02/13/2013	20081400702 04/16/2008	SIRVA Worldwide, Inc. 700 Oakmont Lane Westmont, IL 60559	Harbor Capital, LLC 1364 Estate Lane East Lake Forest, IL 60045 Assignor: Sysix Financial, L.L.C. 3025 Highland Parkway Suite 825 Downers Grove, IL 60515	Lease of specific equipment.

Secretary of State, Delaware	UCC 02/13/2013	20082032967 06/11/2008	SIRVA Worldwide, Inc. 700 Oakmont Lane Westmont, IL 60559	Sysix Financial, L.L.C. 3025 Highland Parkway Suite 825 Downers Grove, IL 60515	Lease of specific equipment.

Secretary of State, Delaware	UCC 02/13/2013	20082171211 06/19/2008	SIRVA Worldwide, Inc. 700 Oakmont Lane Westmont, IL 60559	Sysix Financial, L.L.C. 3025 Highland Parkway Suite 825 Downers Grove, IL 60515	Lease of specific equipment.

5

Schedule 6.3(j) Liens on Certain Indebtedness

JURISDICTION	FILING TYPE/ SEARCHED THRU	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
Secretary of State, Delaware	ASSGN 02/13/2013	20090260478 01/14/2009		Harbor Capital LLC 1364 Estate Lane East Lake Forest, IL 60045	Secured Party assignment to: Harbor Capital LLC 1364 Estate Lane East Lake Forest, IL 60045

Secretary of State, Delaware	UCC 02/13/2013	20090863529 03/12/2009	SIRVA Worldwide, Inc. 700 Oakmont Lane Westmont, IL 60559	Sysix Financial, L.L.C. 3025 Highland Parkway Suite 825 Downers Grove, IL 60515	Lease of specific equipment.

Secretary of State, Delaware	UCC 02/13/2013	200908631719 03/12/2009	SIRVA Worldwide, Inc. 700 Oakmont Lane Westmont, IL 60559	Sysix Financial, L.L.C. 3025 Highland Parkway Suite 825 Downers Grove, IL 60515	Lease of specific equipment.

Secretary of State, Delaware	UCC 02/13/2013	20100500771 02/16/2010	SIRVA WORLDWIDE, INC 700 OAKMONT LANE WESTMONT, IL 60559	SOMERSET LEASING CORP. XVIII 612 WHEELERS FARMS ROAD MILFORD, CT 06461	Lease of specific equipment.

6

Schedule 6.3(j) Liens on Certain Indebtedness

JURISDICTION	FILING TYPE/ SEARCHED THRU	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
Secretary of State, Delaware	UCC 02/13/2013	20112452723 06/27/2011	SIRVA WORLDWIDE, INC. 700 OAKMONT LANE WESTMONT, IL 60559	MACQUARIE EQUIPMENT FINANCE, LLC 2285 FRANKLIN ROAD SUITE 100 BLOOMFIELD HILLS, MI 48302	Lease of specific equipment.

Secretary of State, Delaware	ASSGN 02/13/2013	20113698936 09/27/2011		CCA FINANCIAL, LLC 7275 GLEN FOREST DRIVE SUITE 100 RICHMOND, VA 23226	Secured Party assignment to: CCA FINANCIAL, LLC 7275 GLEN FOREST DRIVE SUITE 100 RICHMOND, VA 23226

Secretary of State, Delaware	AMEND 02/13/2013	20114032986 10/19/2011			Addition of collateral. Specific equipment.

Secretary of State, Delaware	UCC 02/13/2013	20112494055 06/29/2011	SIRVA WORLDWIDE, INC.	MACQUARIE EQUIPMENT FINANCE, LLC	Lease of specific equipment.

			700 OAKMONT LANE WESTMONT, IL 60559	2285 FRANKLIN ROAD SUITE 100 BLOOMFIELD HILLS, MI 48302

7

Schedule 6.3(j) Liens on Certain Indebtedness

JURISDICTION	FILING TYPE/ SEARCHED THRU	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
Secretary of State, Delaware	UCC 02/13/2013	20113732750 09/29/2011	SIRVA WORLDWIDE, INC. 700 OAKMONT LANE WESTMONT, IL 60559	CCA FINANCIAL, LLC 7275 GLEN FOREST DRIVE SUITE 100 RICHMOND, VA 23226	Lease of specific equipment.

Secretary of State, Delaware	ASSGN 02/13/2013	20113868794 10/07/2011		FIRST TENNESSEE BANK OF NATIONAL ASSOCIATION 7301 FOREST AVE. SUITE 102 RICHMOND, VA 23226	Assignment of equipment and software subject to Schedule No. 1 of Master Lease Agreement dated 5/25/11.

Secretary of State, Delaware	ASSGN 02/13/2013	20120362923 01/30/2012		WELLS FARGO BANK 1021 E. CARY ST., 7TH FL TWO JAMES CENTER RICHMOND, VA 23219	Assignment of equipment and software subject to Schedule No. 2 of Master Lease Agreement dated 5/25/11.

8

Schedule 6.3(j) Liens on Certain Indebtedness

JURISDICTION	FILING TYPE/ SEARCHED THRU	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
Secretary of State, Delaware	UCC 02/13/2013	20114032796 10/19/2011	SIRVA WORLDWIDE, INC. 700 OAKMONT LANE WESTMONT, IL 60559	MACQUARIE EQUIPMENT FINANCE, LLC 2285 FRANKLIN ROAD SUITE 100 BLOOMFIELD HILLS, MI 48302	Lease of specific equipment.

Secretary of State, Delaware	ASSGN 02/13/2013	20114856319 12/19/2011		CCA FINANCIAL, LLC 7275 GLEN FOREST DRIVE SUITE 100 RICHMOND, VA 23226	Secured Party assigns equipment under Schedule No. 2 to the Assignee.

9

Schedule 6.4(a) Certain Guarantee Obligations

CERTAIN GUARANTEE OBLIGATIONS

1.	Letter of comfort provided to Westpac Bank by North American International Holding Company in support of Allied Pickfords Pty Ltd (now SIRVA Pty. Ltd.) and its subsidiaries in the amount of AUD$7,500,000.

2.	Indemnity Agreement: General Indemnity Agreement between International Fidelity Insurance Company and SIRVA, Inc., Allied Worldwide, Inc., North American Van Lines, Inc., dated as of April 8, 2003, entered into in connection with the execution of bonds in the approximate amount of USD $9,000,000 for SIRVA, Inc. and its subsidiaries, as supplemented. Outstanding balance in March 2013 is ~$11,000,000

3.	Place in funds letter provided to International Fidelity Insurance Company by SIRVA Worldwide, Inc., dated as of June 10, 2005, entered into in connection with the execution of bonds in the approximate amount of USD $9,000,000 for SIRVA Worldwide, Inc. and its subsidiaries, as supplemented. Outstanding balance in March 2013 is ~$11,000,000.

4.	The following foreign letters of credit:

a.	Westpac Banking Corporation Banker’s Undertaking in the amount of AUD $86,625 in favor of McDonald Bros Holdings Pty Limited dated as of 12/13/07 with an expiration date of 03/12/2013.

b.	Westpac Banking Corporation Banker’s Undertaking in the amount of AUD $16,500 in favor of Melissa Jane Gillespie Pty Ltd dated as of 11/01/09 with an expiration date of 4/30/13.

c.	Westpac Banking Corporation Banker’s Undertaking in the amount of AUD $6,196.66 in favor of Rdub Pty Ltd dated as of 07/22/09 with an expiration date of 12/30/14.

d.	Westpac Banking Corporation Banker’s Undertaking in the amount of AUD $35,000 in favor of Toll Transport Pty Ltd dated as of 08/22/07.

e.	Westpac Banking Corporation Banker’s Undertaking in the amount of AUD $91,300 in favor of N & C nominees Pty Ltd dated as of 09/17/09 with an expiration date of 8/19/13.

f.	Westpac Banking Corporation Banker’s Undertaking in the amount of AUD $380,431.44 in favor of Walker Corp dated as of 9/10/10 with an expiration date of 9/30/16.

g.	Westpac Banking Corporation Banker’s Undertaking in the amount of AUD $270,000 in favor of Toll Transport Pty Ltd dated as of 10/20/05.

h.	Westpac Banking Corporation Banker’s Undertaking in the amount of AUD $540,625 in favor of Perpetual Trustee Company Limited dated as of 12/19/05.

i.	Westpac Banking Corporation Banker’s Undertaking in the amount of AUD $376,238.36 in favor of Walker Corp Pty Ltd dated as of 9/10/10 with an expiration date of 9/30/26.

j.	Westpac Banking Corporation Banker’s Undertaking in the amount of AUD $14,000 in favor of Australian Furniture Removers Association Inc. dated as of 11/23/05.

Schedule 6.4(a) Certain Guarantee Obligations

k.	Westpac Banking Corporation Banker’s Undertaking in the amount of AUD $379,500 in favor of Mario De Palma dated as of 09/20/2011.

l.	Westpac Banking Corporation Banker’s Undertaking in the amount of AUD $25,000 in favor of Petre & Ellen Everett dated as of 10/05/2012.

m.	Westpac Banking Corporation Banker’s Undertaking in the amount of AUD $21,480.32 in favor of Glentham Pty Ltd. dated as of 02/01/2013.

5.	Letter of comfort provided to SIRVA Relocation (No. 1) Limited by SIRVA Worldwide, Inc. in respect of financial year ended 31 December 2006.

6.	Letter of comfort provided to SIRVA Relocation Holdings Limited by SIRVA Worldwide, Inc. in respect of financial year ended 31 December 2006.

7.	Letter of comfort provided to SIRVA Conveyancing Limited by SIRVA Worldwide, Inc. in respect of financial year ended 31 December 2006.

8.	Guarantee provided to Allied Pickfords Limited (now Allied Moving Services (HK) Limited) by North American International Holding Corporation guaranteeing the HK$8,314,583 liability that SIRVA Relocation Limited owes to Allied Pickfords Limited.

9.	Letter of comfort provided to Allied Pickfords Limited (now Allied Moving Services (HK) Limited) by North American International Holding Corporation regarding financial support.

10.	Letter of comfort and guarantee provided to Ernest & Young by SIRVA Worldwide, Inc. regarding non trade intercompany balance between SIRVA Relocation (Dubai) Branch and Allied Pickfords LLC (now Allied Relocation Services LLC).

11.	Letter of support provided by SIRVA Worldwide, Inc. regarding financial support of SIRVA Conveyancing Limited.

12.	Letter of comfort provided by SIRVA Worldwide, Inc. regarding financial support of Rowan Corporate Relocation Limited (now SIRVA Relocation (No. 1) Limited).

13.	Letter of comfort provided by SIRVA Worldwide, Inc. regarding financial support of Simmons Corporate Relocation Limited (now SIRVA Relocation (No. 3) Limited.

14.	Letter of comfort provided by SIRVA Worldwide, Inc. regarding financial support of SIRVA Relocation Holdings Limited.

15.	Letter of comfort provided to SIRVA Holdings Limited (in liquidation) by SIRVA Worldwide, Inc. regarding financial support of SIRVA Holdings Limited.

2

Schedule 6.4(a) Certain Guarantee Obligations

16.	Guarantee provided to Government of Canada by SIRVA Worldwide, Inc. in connection with guarantee of up to CAD 15.0 million of SIRVA Canada LP’s obligations under its household goods relocation contract.

17.	Letter of comfort provided to The Manager Westpac Banking Corporation by North American International Holding Corporation and its subsidiaries in the amount of $A 8,200,000.

18.	Guarantee provided to Lloyds TSB Bank PLC (the “Bank”) by SIRVA Relocation Holdings Limited, Rowan Corporate Relocation Limited, Rowan Attorney Limited, Rowan International Relocation Limited, Rowan Property Services Limited, Rowan Outsourcing Limited, Rowan Simmons Relocation Limited (formerly Orbus Limited), SIRVA Conveyancing Limited, Simmons Corporate Relocation Limited in connection with liabilities to the Bank.

19.	Guarantee provided by SIRVA Worldwide, Inc. and North American Van Lines, Inc. to SIRVA Relocation Credit, LLC in connection with Receivables Sale Agreement.

20.	Guarantee provided by SIRVA Worldwide, Inc. to IM Australia Holdings Pty. Ltd., IM New Zealand Holdings ULC and Iron Mountain Incorporated in connection with sale of Australian records management business by SIRVA Asia Pacific Pty. Ltd.

21.	Guarantee provided by SIRVA Worldwide, Inc. to IM New Zealand Holdings ULC and Iron Mountain Incorporated in connection with sale of New Zealand records management business by SIRVA Asia Pacific Pty. Ltd.

22.	Guarantee provided by SIRVA Worldwide, Inc. to Transeuro Amertrans International Holdings BV, Smit Matrix BV, and Zenic International Holdings Limited in connection with the sale of the continental European moving businesses by North American International Holding Corporation, SIRVA Holdings Limited, Pierre Finance Nederland Renting BV and Allied Arthur Pierre NV.

23.	Guarantee provided by SIRVA Worldwide, Inc. in connection with the sale of the European specialized transportation business by SIRVA UK Limited, midiData Spedition GmbH and Allied Arthur Pierre SA to Wincanton Trans European Holdings GmbH, Wincanton Trans European Holdings BV and Wincanton Holdings Limited.

24.	Letter of comfort provided by SIRVA Worldwide, Inc. regarding financial support of SIRVA Conveyancing, Inc. in respect of financial year ended 31 December 2007

25.	Guarantee provided by North American International Holding Corporation in connection with SIRVA Relocation Limited’s outstanding liability to Allied Pickfords Limited (now Allied Moving Services (HK) Limited).

3

Schedule 6.4(a) Certain Guarantee Obligations

26.	Letter of comfort provided by North American International Holding Corporation regarding financial support of Allied Pickfords Limited (now Allied Moving Services (HK) Limited.

27.	Letter of comfort provided by North American International Holding Corporation regarding financial support of SIRVA Relocation Limited (HK).

28.	Letters of comfort provided by SIRVA Worldwide, Inc. regarding financial support of SIRVA Relocation Holdings Limited, SIRVA Relocation (No. 1) Limited, SIRVA Relocation (No. 3) Limited and SIRVA Conveyancing Limited in respect of financial year ended 31 December 2007.

29.	Letter of comfort provided by RS Acquisition Holding, LLC regarding financial support of SIRVA Finance Limited in respect of financial year ended 31 December 2007.

30.	Guarantee provided by SIRVA Worldwide, Inc. in connection with North American Van Lines, Inc.’s subordinated promissory note payable to SIRVA Australian Holdings Pty. Ltd and letter of comfort regarding financial support of North American Van Lines, Inc.

31.	Letter of comfort provided by RS Acquisition Holding, LLC regarding financial support of SIRVA Finance Limited in respect of financial year ended 31 December 2008.

32.	Letter of comfort provided by SIRVA Worldwide, Inc. regarding financial support of SIRVA Relocation Holdings Limited, SIRVA Relocation (No. 1) Limited, SIRVA Relocation (No. 3) Limited and SIRVA Conveyancing Limited in respect of financial year ended 31 December 2008.

33.	Letter of comfort provided by SIRVA Worldwide, Inc. to The Secretary of State for Defence regarding financial support of SIRVA Relocation Holdings Limited.

34.	Letter of comfort provided by SIRVA Worldwide, Inc. regarding financial support of SIRVA Relocation Holdings Limited, SIRVA Relocation (No. 1) Limited, SIRVA Relocation (No. 3) Limited and SIRVA Conveyancing Limited in respect of financial year ended 31 December 2009.

35.	Letter of comfort provided by RS Acquisition Holding, LLC regarding financial support of SIRVA Finance Limited in respect of financial year ended 31 December 2009.

36.	Letter of comfort provided by SIRVA Worldwide, Inc. regarding financial support of SIRVA Relocation Holdings Limited, SIRVA Relocation (No. 1) Limited, and SIRVA Relocation (No. 3) Limited in respect of financial year ended 31 December 2010.

37.	Letter of comfort provided by RS Acquisition Holding, LLC regarding financial support of SIRVA Finance Limited in respect of financial year ended 31 December 2010.

4

Schedule 6.4(a) Certain Guarantee Obligations

38.	Letter of comfort provided by North American International Holding Corporation in connection with Allied Moving Services (HK) Limited to SIRVA Relocation Limited and SIRVA Business Consulting (Shanghai) Co Limited.

39.	Letter of comfort provided by North American International Holding Corporation in connection with SIRVA s.r.o. outstanding liability to ECOVIS blf s.r.o.

40.	Letter of comfort provided by North American International Holding Corporation in connection with Allied Moving Services (HK) Limited) to SIRVA Relocation Limited, SIRVA Real Estate (HK) Limited and SIRVA Business Consulting (Shanghai) Co Limited.

5

Schedule 6.9(c) Certain Investments

CERTAIN INVESTMENTS

1.	North American International Holding Corporation holds a 76% interest in A.L. Movers Private Ltd. (India). Allied Moving Services (S) Pte. Ltd. has also lent funds to this entity. As of December 31, 2012, this Investment’s monetary value is $492,464.

2.	North American International Holding Corporation holds a 49% interest in Allied Relocation Services LLC (UAE). The monetary value of this Investment is $0.

3.	SIRVA Settlement, Inc. f/k/a SIRVA Title Agency, Inc. (Ohio) holds a 50% interest in National Settlement Management, LLC (Pennsylvania), which is in the process of being dissolved. The monetary value of this Investment is $0.

4.	North American Intl Holding Corp holds a 76% interest in A.L. Records Management Private Ltd (India). The monetary value as of Dec 31, 2012 is $4,588

5.	Receivables under the Transguard Purchase Agreement. The monetary value of this Investment’s monetary value as of December 31, 2012 is $3,978,349.

6.	North American Van Lines, Inc. is the holder of a note to be paid GBP 3,490,860.54 from SIRVA Relocation (No. 1) Limited.

7.	North American Van Lines, Inc. is the holder of a note to be paid $572,587.7 from SIRVA, s.r.o.

8.	North American Van Lines, Inc. is the holder of a note to be paid AUD 500,000 from SIRVA Pty. Ltd.

9.	SIRVA Worldwide, Inc. is the holder of notes to be paid $364,500 in aggregate from Concept Mobility Servicos De Mobilidade LTDA.

10.	North American Van Lines, Inc. is the holder of a note to be paid HKD 440,597 Allied Moving Services (HK) Limited.

11.	Funds lent from SIRVA Worldwide, Inc. to SIRVA, Inc. pertaining to transaction fees and expenses as described below:

(a)	$6.546 million for transaction fees related to North American Van Lines acquisition.

(b)	$3.862 million for transaction fees related to Allied Van Lines acquisition.

(c)	$2.967 million for SIRVA related expenses incurred per section 8.7(a) of the Prepetition Credit Facility prior to 2003.

(d)	$0.812 million for SIRVA related expenses incurred per section 8.7(a) of the Prepetition Credit Facility in 2003.

(e)	$5.911 million LTD to pay taxes of SIRVA preferred stock owned by (Excel) NFC.

(f)	$1.356 million for expenses related to IPO occurring prior to 12/1/03.

Schedule 6.9(c) Certain Investments

(g)	$11.404 million to repurchase SIRVA stock and options from management investors since 11/19/1999.

(h)	$0.850 million to repurchase SIRVA stock and options from management investors prior to 11/19/1999.

(i)	$82.861 million for fees associated with public investigation incurred per section 8.7(a)(iv) of the Prepetition Credit Facility thru 9/30/07.

(j)	$10.419 million for Sarbanes-Oxley related costs incurred per section 8.7(a)(iv) of the Prepetition Credit Facility thru 9/30/07.

(k)	$5.035 million for interest on SIRVA Inc. convertible preferred notes incurred per section 8.7(g) of the Prepetition Credit Facility.

(l)	$35.440 million for other costs incurred per section 8.9(c) of the Exit Credit Facility thru 9/30/07.

(m)	$(107.908 million) write-down and adjustments of intercompany balance with SIRVA, Inc. on May 12, 2008 opening balance sheet.

(n)	$16.662 million for fees relating to the board of directors and corporate management between May 12, 2008 and December 31, 2010.

(o)	$3.645 million for other costs incurred per section 7.7 and section 7.9 of the March 17, 2011 Credit Facility thru 12/31/2012.

(p)	All other costs incurred per section 7.7 of the March 17, 2011 Credit Facility from December 31, 2012 thru effective date of this facility.

12.	Other Equity Interest (Various stocks and bonds obtained as settlement for unpaid trade receivables due from bankrupt entities):

North American Van Lines

CUSTOMER NAME	SHARES	CUSIP NUMBER
Camex Energy Corp	4	133657106
Continental Information Systems Corp	76	211497 10 2
Continental Information Systems Corp	6	211497 10 2
Continental Information Systems Corp	1	211497 10 2
Federated Department Stores/Macy’s	399	556616 P 10 4
Federated Department Stores/Macy’s	21.783	556616 P 10 4
Tetrahedron Associates Inc.	173	881622 10 4
XO Holdings Inc.	21	98417K 10 6

2

Schedule 6.11 (iv) Affiliate Agreements

AFFILIATE AGREEMENTS

1.	Tax Sharing Agreement.

2.	Settlement Agreement, dated as of April 27, 2007, among SIRVA, Inc., Allied Van Lines, Inc., North American Van Lines, Inc., Global Van Lines, LLC., TFC, Inc., and Owner-Operator Independent Drivers Association, Inc., et al.

3.	Amended and Restated Agreement, dated April 20, 2007, by and among North American International Holding Corporation, SIRVA Holdings Limited, Pierre Finance Nederland Renting BV, Allied Arthur Pierre NV, SIRVA Worldwide, Inc., Transeuro Amertrans International Holdings BV, Smit Matrix BV and Zenic International Holdings Limited.

4.	Purchase Agreement, dated as of September 21, 2005 by and among SIRVA, Inc., SIRVA Worldwide, Inc., North American Van Lines, Inc., Allied Van Lines, Inc. and IAT Reinsurance Company Ltd.

5.	Subsidiaries of SIRVA Worldwide, Inc. have a receivables sale agreement with SIRVA Relocation Credit, LLC (“SRC”), which is an indirect wholly-owned subsidiary of SIRVA. SIRVA has a program to sell certain receivables generated by SIRVA Relocation LLC (“SIRVA Relocation”), a relocation services subsidiary of SIRVA Worldwide, Inc., to an independent third-party financial institution.

6.	A subsidiary of SIRVA Worldwide, Inc. has an agreement with SIRVA Relocation Funding, LLC (“SRF”), which is an indirect wholly-owned subsidiary of SIRVA. Pursuant to the agreement, SIRVA Worldwide, Inc. assigns the contract of sale for certain qualifying properties to SRF at the lesser of the current sales price as provided in the Multiple Listing Service or SIRVA Worldwide, Inc.’s actual cost to acquire the property.

7.	A subsidiary of SIRVA Worldwide, Inc. has an agreement with SIRVA Mortgage whereby SIRVA Worldwide, Inc. collects a monthly management fee for expenses such as corporate office space rent, equipment rental, sales and marketing, depreciation, amortization and management information systems costs

8.	SIRVA Worldwide, Inc. reimburses SIRVA Mortgage for estimated direct loan origination costs incurred as part of a loan program sponsored by SIRVA Relocation.

Appendix B Competitors

APPENDIX B

Competitors

None.